      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 17, 2002



                                                      REGISTRATION NO. 333-86596

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM F-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                          SCHERING AKTIENGESELLSCHAFT
             (Exact name of registrant as specified in its charter)

      FEDERAL REPUBLIC OF GERMANY                         2834                                      NONE
    (State or Other Jurisdiction of           (Primary Standard Industrial                    (I.R.S. Employer
    Incorporation or Organization)             Classification Code Number)                   Identification No.)

                               MUELLERSTRASSE 178
                                  13353 BERLIN
                          FEDERAL REPUBLIC OF GERMANY
                         TELEPHONE: ((49-30) 468-1111)
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------

                                 HORST KRUEGER
                                GENERAL COUNSEL
                          SCHERING AKTIENGESELLSCHAFT
                               MUELLERSTRASSE 178
                                  13353 BERLIN
                          FEDERAL REPUBLIC OF GERMANY
                          TELEPHONE ((49-30) 468-1111)
      (Name, address, including zip code, and telephone number, including area code, of agent of service)
                             ---------------------

                                   COPIES TO:

         MARK I. GREENE, ESQ.                  RICHARD S. CHERNICOFF, ESQ.                 JEFFREY E. COHEN, ESQ.
        CRAVATH, SWAINE & MOORE             BROBECK, PHLEGER & HARRISON, LLP                COUDERT BROTHERS LLP
            WORLDWIDE PLAZA                       550 SOUTH HOPE STREET                  1114 AVENUE OF THE AMERICAS
           825 EIGHTH AVENUE                      LOS ANGELES, CA 90071                      NEW YORK, NY 10036
          NEW YORK, NY 10019                    TELEPHONE: (213) 489-4060                 TELEPHONE: (212) 626-4936
       TELEPHONE: (212) 474-1000

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC:  Upon consummation of the merger referred to herein.
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM       PROPOSED MAXIMUM          AMOUNT OF
       TITLE OF EACH CLASS OF              AMOUNT TO BE             OFFERING              AGGREGATE             REGISTRATION
   SECURITIES TO BE REGISTERED(1)         REGISTERED(2)          PRICE PER UNIT       OFFERING PRICE(3)            FEE(4)
---------------------------------------------------------------------------------------------------------------------------------
Ordinary shares, no par value........       2,479,775                 N/A                $140,166,991             $12,896
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------


(1) This registration statement relates to ordinary shares of the registrant, no par value, to be issued to holders of common stock, par value $0.001 per share ("Collateral common stock"), of Collateral Therapeutics, Inc., a Delaware corporation ("Collateral"), in the proposed merger of European Acquisition Company, a Delaware corporation and a wholly owned subsidiary of the registrant ("Sub"), with and into Collateral. A separate registration statement on Form F-6 has been filed in connection with the registrant's American Depositary Shares, or ADSs, each representing one ordinary share of the registrant, to be issued in connection with the transaction described herein.
(2) Based on the maximum number of shares to be issued in connection with the merger, calculated as the product of (a) 13,425,957, the sum of (i) 11,810,571, the aggregate number of shares of Collateral common stock outstanding on April 15, 2002 (other than shares owned by Collateral, Sub, the registrant or Schering Berlin Inc. ("SBI"), a wholly owned subsidiary of the registrant) and (ii) 1,615,386, the aggregate number of shares issuable upon the exercise of in-the-money options (based on the presumption that a share of Collateral common stock will have a fair market value of at least $10.70 immediately prior to the consummation of the merger) and (b) the exchange ratio of 0.1847 shares of the registrant's ordinary shares, represented by ADSs, for each share of Collateral common stock.
(3) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(1) under the Securities Act, the proposed maximum aggregate offering price of the registrant's common stock was calculated based upon the market value of shares of Collateral common stock (the securities to be canceled in the merger) in accordance with Rule 457(c) under the Securities Act as follows:
    (a) $10.44, the average of the high and low prices per share of Collateral common stock on April 15, 2002, as quoted on the Nasdaq National Market, multiplied by (b) 13,425,957, the sum of (i) the aggregate number of shares of Collateral common stock outstanding on April 15, 2002 (other than shares owned by Collateral, Sub, the registrant or SBI) and (ii) the aggregate number of shares issuable upon the exercise of in-the-money options (based on the presumption that a share of Collateral common stock will have a fair market value of at least $10.70 immediately prior to the consummation of the merger).

(4) Previously paid.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   [COLLATERAL THERAPEUTICS, INC. LETTERHEAD]


                                  MAY 17, 2002


Dear Fellow Stockholder:

     I am pleased to ask you to vote at a special meeting of Collateral's stockholders to consider the merger agreement that Collateral signed with Schering AG. Upon completion of the merger, Collateral will become a wholly owned subsidiary of Schering AG.


     In the proposed merger, each share of Collateral's common stock will be converted into the right to receive 0.1847 American Depositary Shares, or ADSs, of Schering AG. Each Schering AG ADS represents the right to receive one ordinary share of Schering AG. Schering AG has registered approximately 2,479,775 ADSs in connection with the merger. The Schering AG ADSs are traded on the New York Stock Exchange under the symbol "SHR" and the closing price on May 16, 2002 on the New York Stock Exchange was $61.15.


     Your board of directors has carefully considered the proposed merger and unanimously recommends that you vote to adopt the merger agreement.


     We have scheduled a special meeting of our stockholders to be held on July 2, 2002 to consider and vote upon a proposal to adopt the merger agreement. Your vote is very important regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please vote as soon as possible to ensure that your shares will be represented at the special meeting. You may vote by completing, signing, dating and returning the enclosed proxy card in the enclosed prepaid envelope. If you do not vote, it will have the same effect as voting against the merger.


     We look forward to the successful combination of Collateral and Schering
AG.

                                          Very truly yours,


                                          /s/ JACK W. REICH

                                          --------------------------------------
                                          Jack W. Reich, Ph.D.
                                          Chief Executive Officer and
                                          Chairman of the Board

     SEE "RISK FACTORS" BEGINNING AT PAGE 15.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THE MERGER DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER, OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


This proxy statement/prospectus is dated May 17, 2002 and is first being mailed to stockholders of Collateral on or about May 29, 2002.

                         COLLATERAL THERAPEUTICS, INC.


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                           TO BE HELD ON JULY 2, 2002



     Notice is hereby given that a special meeting of the stockholders of Collateral Therapeutics, Inc., a Delaware corporation, will be held on July 2, 2002, beginning at 9:00 a.m. pacific time, at the Doubletree Hotel located at 11915 El Camino Real, San Diego, California, for the following purpose, as more fully described in this proxy statement/prospectus:


          Adoption of the Agreement and Plan of Merger, dated as of March 19, 2002, by and among Schering AG, a stock corporation organized under the laws of the Federal Republic of Germany, European Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Schering AG, and Collateral Therapeutics, Inc.


     Only stockholders of record at the close of business on May 16, 2002 are entitled to notice of and to vote at the special meeting. Our stock transfer books will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the special meeting will be available for inspection at our executive offices and at the special meeting.


     All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. If you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the special meeting by filing a notice of revocation or another signed proxy with a later date. If you attend the special meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the special meeting will be counted.


                                          By order of the board of directors,



                                          /s/ TYLER M. DYLAN

                                          --------------------------------------
                                          Tyler M. Dylan, Ph.D., J.D.
                                          Vice President, General Counsel &
                                          Secretary

San Diego, California

May 17, 2002


    Please carefully read this proxy statement/prospectus and the documents incorporated into this proxy
      statement/prospectus by reference in their entirety. To assure your representation at the meeting,
 please complete, sign and date the enclosed proxy card as promptly as possible and return it in the enclosed envelope.

      THIS PROXY STATEMENT/PROSPECTUS INCORPORATES ADDITIONAL INFORMATION


     This document incorporates important business and financial information about Schering Aktiengesellschaft and Collateral Therapeutics, Inc. from documents filed with or furnished to the Securities and Exchange Commission that are not included in or delivered with this document. Schering Aktiengesellschaft, which in this document we refer to as "Schering AG", will provide you with copies of this information relating to Schering AG, without charge, upon written or oral request to:


                          Schering Aktiengesellschaft
                               Muellerstrasse 178
                                  13353 Berlin
                          Federal Republic of Germany
                         Attention: Investor Relations
                       Telephone Number: (49-30) 468-1111
                 Email address: investor.relations@schering.de

     Collateral Therapeutics, Inc., which in this document we refer to as "Collateral", will provide you with copies of this information relating to Collateral, without charge, upon written or oral request to:

                         Collateral Therapeutics, Inc.
                              11622 El Camino Real
                              San Diego, CA 92130
                         Attention: Investor Relations
                        Telephone Number: (858) 794-3400
                     Email address: info@collateralthx.com


        IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE
              OF THE SPECIAL MEETING, YOU SHOULD MAKE YOUR REQUEST
                          NO LATER THAN JUNE 24, 2002.

                      WHERE YOU CAN FIND MORE INFORMATION

     Schering AG files annual and furnishes special reports and other information, and Collateral files annual, quarterly and special reports, proxy statements and other information, with the Securities and Exchange Commission, which in this document we refer to as the "SEC." You may read and copy any reports, statements or other information on file for each of Schering AG and Collateral at the SEC's public reference room located at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These SEC filings, and the registration statement filed by Schering AG of which this proxy statement/prospectus forms a part, are available at the internet worldwide website maintained by the SEC at www.sec.gov.


     Schering AG filed a registration statement on Form F-4 to register with the SEC the Schering AG ordinary shares that underlie the Schering AG ADSs that Collateral stockholders will receive in connection with the merger. This proxy statement/prospectus is a part of that registration statement on Form F-4 and is a prospectus of Schering AG as well as a proxy statement of Collateral.


     The SEC permits Schering AG and Collateral to "incorporate by reference" information into this proxy statement/prospectus. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or by information contained in documents filed with or furnished to the SEC after the date of this proxy statement/prospectus that is incorporated by reference in this proxy statement/prospectus.

     This proxy statement/prospectus incorporates by reference the documents set forth below that have been previously filed with or furnished to the SEC by Schering AG or Collateral. These documents contain important information about Schering AG and Collateral and their respective financial conditions that are not included in or delivered with this proxy statement/prospectus.


 SCHERING AG SEC FILINGS (FILE NO. 1-16143 )               PERIOD OR FILING DATE
 -------------------------------------------               ---------------------
     Registration Statement on Form 20-F                Filed on September 27, 2000
          Annual Report on Form 20-F                    Year ended December 31, 2001
    Reports of Foreign Issuer on Form 6-K        Furnished on January 9, 2002, January 24,
                                                2002, February 5, 2002, March 4, 2002, March
                                                 14, 2002, March 21, 2002, March 28, 2002,
                                               April 5, 2002, April 16, 2002, April 23, 2002,
                                                April 26, 2002, April 30, 2002, May 3, 2002,
                                                                May 16, 2002



  COLLATERAL SEC FILINGS (FILE NO. 0-24505 )               PERIOD OR FILING DATE
  ------------------------------------------               ---------------------
          Annual Report on Form 10-K                    Year ended December 31, 2001
          Current Report on Form 8-K                      Filed on March 21, 2002
        Quarterly Report on Form 10-Q                   Quarter ended March 31, 2002


     Schering AG and Collateral also incorporate by reference into this proxy statement/prospectus additional documents that either of them may file with or furnish to the SEC under Sections 13(a), 13(c), 14(a) and 15(d) of the Securities Exchange Act of 1934, as amended, from and including the date of this proxy statement/prospectus to the date of the Collateral special meeting. These include reports such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed by Collateral, as well as any Reports on Form 6-K furnished by Schering AG and designated by Schering AG as being incorporated by reference into this proxy statement/prospectus.

     The Schering AG ADSs are listed on the New York Stock Exchange, which in this document we refer to as the "NYSE." The principal trading market for Schering AG ordinary shares is the Frankfurt Stock Exchange. The Schering AG ordinary shares are also listed on other German stock exchanges. In addition, Schering AG ordinary shares are listed on the London and Zurich stock exchanges. You may inspect any periodic reports and other information filed with or furnished to the SEC by Schering AG at the offices of the

NYSE, 20 Broad Street, New York, New York 10005 (17th Floor). Collateral common stock is quoted on the Nasdaq National Market. You may inspect any periodic reports, proxy statements and other information filed with the SEC by Collateral at the offices of the National Association of Securities Dealers, Inc., 9801 Washingtonian Boulevard, Gaithersburg, Maryland 20878 (5th Floor).

     As a Collateral stockholder, you may not have been sent some of the documents incorporated by reference, but you can obtain any of them through Schering AG or Collateral as described below or through the SEC or the SEC's internet worldwide website as described above. Documents incorporated by reference are available without charge, excluding all exhibits, unless an exhibit has been specifically incorporated by reference into this proxy statement/prospectus. Stockholders may obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following address:

         Schering Aktiengesellschaft                   Collateral Therapeutics, Inc.
              Muellerstrasse 178                            11622 El Camino Real
                 13353 Berlin                               San Diego, CA 92130
         Federal Republic of Germany                   Attention: Investor Relations
        Attention: Investor Relations                    Telephone: (858) 794-3400
         Telephone: (49-30) 468-1111


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN, OR INCORPORATED BY REFERENCED INTO, THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED MAY 17, 2002. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE. NEITHER OUR MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO COLLATERAL STOCKHOLDERS NOR THE ISSUANCE BY SCHERING AG OF ADSS IN CONNECTION WITH THE MERGER WILL CREATE ANY IMPLICATION TO THE CONTRARY.


     THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS REGARDING SCHERING AG HAS BEEN PROVIDED BY SCHERING AG, INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS REGARDING COLLATERAL HAS BEEN PROVIDED BY COLLATERAL.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ADDITIONAL INFORMATION......................................   ii
WHERE YOU CAN FIND MORE INFORMATION.........................  iii
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY.....................................................    4
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SCHERING
  AG........................................................   12
SELECTED HISTORICAL FINANCIAL DATA OF COLLATERAL............   14
RISK FACTORS................................................   15
     Risks Related to the Merger............................   15
     Risks Related to an Investment in Schering AG ADSs.....   16
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS................................................   21
ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN
  PERSONS...................................................   22
THE COMPANIES...............................................   23
THE COLLATERAL SPECIAL MEETING..............................   25
     General Information; Purpose of the Special Meeting....   25
     Record Date; Stock Entitled to Vote; Quorum............   25
     Required Vote..........................................   25
     Voting and Revocation of Proxies.......................   25
     Solicitation of Proxies................................   26
THE MERGER..................................................   27
     Background of the Merger...............................   27
     Collateral's Reasons for the Merger....................   29
     Recommendation of the Collateral Board of Directors....   31
     Opinion of Collateral's Financial Advisor..............   31
     Interests of Collateral's Directors and Executive
      Officers in the Merger................................   36
     Indemnification; Directors' and Officers' Insurance....   36
     Form of Merger.........................................   37
     Effective Time of the Merger...........................   37
     Consideration to be Received in the Merger.............   37
     Exchange Procedures....................................   37
     Appraisal Rights.......................................   37
     Stock Exchange Matters.................................   37
     Resale of Schering AG ADSs.............................   38
     Accounting Treatment...................................   38
     Regulatory Approvals Required for the Merger...........   38
TAX CONSEQUENCES............................................   39
THE MERGER AGREEMENT........................................   44
     Conditions to the Completion of the Merger.............   44
     No Solicitation........................................   45
     Termination of the Merger Agreement....................   47
     Fees and Expenses......................................   48
     Conduct of Business Pending the Merger.................   48
     Representations and Warranties.........................   50
     Employee Stock Options.................................   51

                                                              PAGE
                                                              ----
     Additional Covenants...................................   52
     Certificate of Incorporation and Bylaws of the
      Surviving Company.....................................   52
     Amendment; Extension and Waiver........................   52
THE STOCKHOLDERS AGREEMENT..................................   53
     Agreement to Vote for the Merger.......................   53
     Irrevocable Proxy......................................   53
     Other Agreements.......................................   54
EXCHANGE RATES..............................................   55
COMPARATIVE STOCK PRICES AND DIVIDENDS......................   56
     Market Prices..........................................   56
     Dividends..............................................   57
DESCRIPTION OF SCHERING AG ORDINARY SHARES..................   58
     General................................................   58
     Share Capital..........................................   58
     Authorized Capital.....................................   58
     Conditional Capital....................................   58
     Disclosure Requirement.................................   59
     Shareholders' Meetings.................................   59
     Voting Rights..........................................   60
     Dividends and other Distributions......................   60
     Subscription Rights....................................   60
     Liquidation Rights.....................................   61
     Share Repurchases by Schering AG.......................   61
DESCRIPTION OF SCHERING AG AMERICAN DEPOSITARY SHARES.......   62
COMPARISON OF SHAREHOLDER RIGHTS............................   69
     Duties of Directors....................................   69
     Size and Classification of the Board of Directors......   70
     Removal of Directors; Filling Vacancies on the Board of
      Directors.............................................   71
     Information Available to Shareholders..................   72
     Shareholder Meetings...................................   72
     Shareholders' Proposals................................   73
     Required Vote for Authorization of Certain Actions.....   73
     Shareholder Action by Written Consent..................   74
     Amendment of Corporate Charter and Bylaws..............   74
     Appraisal Rights.......................................   74
     Subscription Rights....................................   75
     Limitation of Directors' Liability.....................   75
     Indemnification of Officers and Directors..............   76
     Conflict-of-Interest Transactions......................   76
     Dividends..............................................   77
     Loans to Directors and Officers........................   77
     Shareholder Suits......................................   77
     Rights of Inspection...................................   78
     Stock Repurchases......................................   78

                                                              PAGE
                                                              ----
     Anti-Takeover Statutes.................................   78
     Disclosure of Interests................................   80
DIRECTORS AND SENIOR MANAGEMENT OF SCHERING AG..............   81
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
     DIRECTORS OF SCHERING AG...............................   87
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
     MANAGEMENT OF COLLATERAL...............................   88
LEGAL AND TAX MATTERS.......................................   89
EXPERTS.....................................................   89
STOCKHOLDER PROPOSALS.......................................   89
OTHER MATTERS...............................................   89
ANNEXES
     Annex 1 -- Agreement and Plan of Merger
     Annex 2 -- Stockholders Agreement
     Annex 3 -- Opinion of Bear, Stearns & Co. Inc.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

     The following are some questions that you, as a stockholder of Collateral, may have and the answers to those questions. These questions and answers may not address all the questions that may be important to you as a holder of Collateral common stock. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that may be important to you with respect to the merger. Additional important information is contained in the remainder of this proxy statement/prospectus, the annexes to this proxy statement/prospectus and the documents referred to in, or incorporated by reference into, this proxy statement/prospectus.

Q:  WHY AM I RECEIVING THIS DOCUMENT AND PROXY CARD?

A: You are receiving this document and proxy card because you own shares of Collateral common stock. Collateral has entered into a merger agreement with Schering AG pursuant to which Schering AG will acquire Collateral. This document describes a proposal to adopt the merger agreement. This document also gives you information about Collateral and Schering AG and other background information so that you can make an informed investment decision, as Schering AG is offering its ordinary shares in the form of Schering AG American Depositary Shares, or ADSs, as the merger consideration.

Q:  WHAT WILL HAPPEN TO COLLATERAL AS A RESULT OF THE MERGER?


A: If the merger is completed, European Acquisition Company, a wholly owned subsidiary of Schering AG, which we refer to in this document as "Sub," will merge with and into Collateral and Collateral will become a wholly owned subsidiary of Schering AG.


Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: You will receive 0.1847 ordinary shares of Schering AG represented by Schering AG ADSs for each share of Collateral common stock you own. You will receive cash for any fractional shares of Schering AG ordinary shares that you would be entitled to receive in the merger.

Q:  WHAT IS AN AMERICAN DEPOSITARY SHARE?

A: An American Depositary Share is an ownership interest in the securities of a non-US. company deposited at a custodian bank. Each Schering AG ADS will represent the right to receive one Schering AG ordinary share. ADSs are represented by American Depositary Receipts, or ADRs. ADRs are issued in book-entry form or in the form of physical certificates. It is expected that you will receive Schering AG ADSs evidenced by ADRs held in book-entry form. For a description of the Schering AG ADSs, see "Description of Schering AG American Depositary Shares" beginning on page 62.

Q:  WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A: We expect to complete the merger in the third quarter of 2002. Because the merger is subject to stockholder and governmental approvals, as well as other conditions, we cannot predict the exact timing of its completion.

Q:  HOW CAN I VOTE?

A: After you have carefully read this document, indicate on your proxy card how you want to vote. Sign, date and mail the proxy card in the enclosed prepaid return envelope as soon as possible, so that your shares may be represented and voted at the special meeting.

    When you cast your vote using the proxy card, you also appoint Tyler M. Dylan and Christopher J. Reinhard, or either of them, as your representatives, or proxies, at the special meeting. They will vote your shares at the meeting as you have instructed them on the proxy card. Accordingly, if you send in your proxy card, your shares will be voted whether or not you attend the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of the adoption of the merger agreement. Because the required vote of Collateral stockholders is based upon the number of outstanding shares of Collateral common stock, rather than upon the shares actually voted, the failure by the holder of any shares to submit a proxy or to vote in person at the special meeting, including abstentions and broker non-votes, will have the same effect as a vote against the adoption of the merger agreement.


    The special meeting will take place on July 2, 2002, beginning at 9:00 a.m., pacific time, at the Doubletree Hotel located at 11915 El Camino Real, San Diego, California 92130. You may attend the special meeting and vote your shares in person, rather than completing, signing, dating and returning your proxy.


    If any matters other than the adoption of the merger agreement are properly presented for consideration at the special meeting, your proxies will vote, or otherwise act, on your behalf in accordance with their judgment on those matters. If you do not wish to grant the proxies that authority, you must check the "WITHHOLD" box on the proxy card that you return to Collateral.

Q:  WHO CAN VOTE?


A: Holders of record of Collateral common stock as of the close of business on the record date, which is May 16, 2002, are entitled to vote at the special meeting. Beneficial owners as of the record date whose shares are held in an account at a brokerage firm or bank will receive instructions from their broker or bank describing how to vote their shares.


Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY?

A: Yes, you can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy bearing a later date. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to Collateral at 11622 El Camino Real, San Diego, CA 92130,
    Attention: Corporate Secretary. Third, you can attend the special meeting and vote in person. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

Q: IF MY COLLATERAL SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares of Collateral common stock only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares of Collateral common stock will not be voted, which will have the effect of a vote against the adoption of the merger agreement.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, you will receive a transmittal form with instructions for the surrender of your Collateral common stock certificates. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY.

Q:  WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy, you should contact:

           Collateral Therapeutics, Inc.
           11622 El Camino Real
           San Diego, CA 92130
           Attention: Investor Relations
           Telephone: (858) 794-3400

Q:  IF THE MERGER IS COMPLETED, WILL MY SCHERING AG ADSS BE "LISTED" FOR
    TRADING?

A: Yes. We expect that your Schering AG ADSs will be listed on the New York Stock Exchange under the trading symbol "SHR."

                                    SUMMARY

     This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement/prospectus and the other documents to which we refer you, including in particular the copies of the merger agreement, the stockholders agreement and the opinion of Bear Stearns that are attached to this proxy statement/ prospectus and incorporated by reference herein. See also "Where You Can Find More Information" on page iii. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

                          THE COMPANIES (SEE PAGE 23)

        Schering Aktiengesellschaft
        Muellerstrasse 178
        13353 Berlin
        Federal Republic of Germany
        Telephone: (49-30) 468-1111

     Schering AG is a global research-based company engaged in the discovery, development, manufacture, marketing and sale of pharmaceutical products. Schering AG presently operates nine research and development centers in Europe, the United States and Japan, produces products in over 20 facilities located in Europe, the United States, Latin America and Asia, and markets and sells its products in over 100 countries worldwide.

        Collateral Therapeutics, Inc.

        11622 El Camino Real

        San Diego, California
        Telephone: (858) 794-3400

     Collateral is focused on the discovery and development of non-surgical gene therapy products for the treatment of cardiovascular diseases, including coronary artery disease, peripheral vascular disease, congestive heart failure and heart attacks.

                  THE COLLATERAL SPECIAL MEETING (SEE PAGE 25)

GENERAL INFORMATION; PURPOSE OF THE SPECIAL MEETING (SEE PAGE 25)


     Collateral will hold a special meeting of stockholders on July 2, 2002, beginning at 9:00 a.m. pacific time, at the Doubletree Hotel located at 11915 El Camino Real, San Diego, California at which you will be asked to adopt the merger agreement.


RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM (SEE PAGE 25)


     Only Collateral stockholders of record at the close of business on May 16, 2002, the "record date" for the special meeting, will be entitled to notice of, and to vote at, the special meeting. On the record date, there were 13,553,187 shares of Collateral common stock outstanding and entitled to vote at the special meeting. Each holder of shares of Collateral common stock outstanding on the record date is entitled to one vote for each share held by such stockholder, exercisable in person or by properly executed and delivered proxy, at the special meeting. The presence of the holders of at least a majority of Collateral common stock outstanding on the record date, whether present in person or by properly executed and delivered proxy, will constitute a quorum for the transaction of business at the special meeting.

REQUIRED VOTE (SEE PAGE 25)


     The affirmative vote of the holders of record of at least a majority of the outstanding Collateral common stock entitled to vote at the special meeting is necessary to approve the merger agreement and the merger. Pursuant to the stockholders agreement, some of Collateral's principal stockholders agreed to vote shares representing approximately 26.7% of the outstanding Collateral common stock, as of March 19, 2002, in favor of the merger and against any action that could impede the merger. A copy of the stockholders agreement is attached to this proxy statement/prospectus as Annex 2. Please see "The Stockholders Agreement" beginning on page 53.


VOTING AND REVOCATION OF PROXIES; SOLICITATION (SEE PAGE 25)

     You are requested to complete and sign the accompanying form of proxy and return it promptly to Collateral in the enclosed postage-paid envelope. When the accompanying form of proxy is returned properly executed, the shares of Collateral common stock represented by it will be voted at the special meeting in accordance with the instructions contained in the proxy.

     If a proxy is executed and returned without an indication as to how the shares of Collateral common stock represented are to be voted, the Collateral common stock represented by the proxy will be voted for adoption of the merger agreement. Unless you check the box on your proxy withholding discretionary authority, the proxy holders may use their discretion to vote on other matters relating to the special meeting, like adjourning for the purpose of soliciting additional proxies. If you vote against the proposal to adopt the merger agreement but do not check the box withholding discretionary authority, the proxies could vote your shares for an adjournment or postponement, which is intended to allow additional votes to be solicited for adoption of the merger agreement.

     You have the power to revoke any proxy you have given at any time before it is voted at the special meeting. A later dated proxy or written notice of revocation sent to Collateral's corporate secretary before the vote at the special meeting will serve to revoke a proxy. Also, a stockholder who attends the special meeting in person may vote by ballot at the special meeting, thereby canceling any proxy previously given. Mere presence at the special meeting will not serve to revoke any proxy previously given. In addition to the use of the mails, persons regularly employed by Collateral may solicit proxies by personal interview, telephone and other telecommunications devices.

                            THE MERGER (SEE PAGE 27)

     A copy of the merger agreement is attached as Annex 1 to this proxy statement/prospectus. We encourage you to read the entire merger agreement carefully because it is the principal legal document governing the merger.

CONSIDERATION TO BE RECEIVED IN THE MERGER (SEE PAGE 37)

     At the effective time of the merger, each outstanding share of Collateral common stock will be converted into the right to receive 0.1847 Schering AG ADSs, except that treasury stock and stock held by Schering AG and Sub will be canceled. Each share of Collateral common stock that is owned by Schering Berlin Inc. will not be canceled and will remain outstanding. Collateral stockholders will receive cash for any fractional shares which they would otherwise receive in the merger. The amount of cash for fractional shares you will receive will be calculated by multiplying the fractional share interest to which you are entitled by the closing price of a Schering AG ordinary share on the closing date of the merger as reported on the Xetra system of the Frankfurt Stock Exchange.

APPRAISAL RIGHTS (SEE PAGE 37)

     Under Delaware law, holders of Collateral common stock are not entitled to appraisal rights in connection with the merger.

RECOMMENDATION OF COLLATERAL BOARD OF DIRECTORS (SEE PAGE 31)

     After careful consideration, the Collateral board of directors, on March 19, 2002, unanimously determined that the terms of the merger agreement and the merger were advisable and fair to Collateral and its stockholders and approved the merger agreement and the merger. In reaching its decision, the Collateral board of directors consulted with its management team and advisors and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement. The board of directors of Collateral unanimously recommends that you vote "FOR" the adoption of the merger agreement.

CONDITIONS TO THE COMPLETION OF THE MERGER (SEE PAGE 44)

     Schering AG and Collateral are obligated to complete the merger only if several conditions are satisfied or, with respect to some of these conditions, waived. These conditions are:

     - the adoption of the merger agreement by holders of a majority of all outstanding shares of Collateral common stock;

     - the approval for listing on the New York Stock Exchange, subject to official notice of issuance, of the Schering AG ADSs issuable to Collateral stockholders pursuant to the merger agreement;

     - the expiration or termination of any waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any required approvals under similar non-U.S. antitrust or competition laws having been obtained;

     - the absence of any restraining order, injunction or other court order or decree or other legal restraint or prohibition in effect preventing completion of the merger;

     - the effectiveness of, and the absence of any stop order or proceeding seeking a stop order with respect to, the registration statement on Form F-4 of which this proxy statement/prospectus forms a part;

     - (a) the approval of the repurchase of Schering AG ordinary shares and the exclusion of subscription rights of existing holders of Schering AG ordinary shares by holders of a majority of outstanding Schering AG ordinary shares (which approval was obtained on April 12, 2002), (b) the absence of a pending lawsuit filed by a holder of Schering AG ordinary shares relating to an objection of such shareholder to the foregoing and
       (c) the completion of Schering AG's repurchase of its ordinary shares;

     - the representations and warranties of Collateral, Schering AG and Sub set forth in the merger agreement that are qualified as to materiality being true and correct, and the representations and warranties of Collateral, Schering AG and Sub in the merger agreement that are not so qualified being true and correct in all material respects, in each case, as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, except to the extent such representations and warranties relate to an earlier date, then as of such earlier date;

     - Collateral, Schering AG and Sub having performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing date;

     - outstanding loans in the aggregate principal amount of $1.2 million issued by Collateral to certain of its executive officers and principal stockholders having been repaid in full to Collateral through the delivery to Collateral by such executive officers of shares of Collateral common stock on or prior to the closing date; and

     - Collateral having received from Coudert Brothers LLP, counsel to Collateral, on the date the registration statement on Form F-4 of which this proxy statement/prospectus forms a part is filed and on the closing date of the merger, an opinion dated as of the applicable date stating that the merger will be treated for United States Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The issuance of such opinion is conditioned upon the receipt by such counsel of representation letters from each of Collateral and Schering AG.

TERMINATION (SEE PAGE 47)

     The merger agreement may be terminated and the merger may be abandoned at any time before the effective time of the merger:

     - by mutual written consent of Schering AG and Collateral;

     - by either Schering AG or Collateral, if the merger has not been completed by September 1, 2002, except that this right to terminate the merger agreement will not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to be completed on or before that date;

     - by either Schering AG or Collateral, if there exists a restraining order, injunction or other court order or statute, law, rule, legal restraint or prohibition, in each case, that has become final and cannot be appealed and which prevents the completion of the merger, except that the party seeking to terminate must have used commercially reasonable efforts to prevent the entry of and to remove such restraint;

     - by either Schering AG or Collateral, if the Collateral stockholders do not adopt the merger agreement at the special meeting;

     - by either Schering AG or Collateral, if Schering AG's shareholders did not approve the repurchase of ordinary shares by Schering AG and the exclusion of subscription rights of existing holders of Schering AG ordinary shares at the Schering AG annual shareholders' meeting held on April 12, 2002 (such approval was obtained);

     - by either Schering AG or Collateral, if the other party has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform would give rise to the failure of a condition to the merger and has not been or cannot be cured within 30 calendar days following receipt of written notice from the other party of such breach or failure to perform;


     - by Schering AG, if the Collateral board of directors or any committee of the Collateral board of directors (a) withdraws, or modifies in a manner adverse to Schering AG, or proposes publicly to withdraw, or modify in a manner adverse to Schering AG, the recommendation or declaration of advisability by the Collateral board of directors or such committee of the Collateral board of directors of the merger agreement or the merger or (b) recommends, or proposes publicly to recommend, the approval or adoption of any takeover proposal (other than a takeover proposal made by Schering AG); and


     - by Collateral if, in addition to other things, Collateral (a) has provided written notice to Schering AG of its intent to enter into an acquisition agreement with respect to a superior proposal (as defined on page 46) and five business days have elapsed from the date of such notice without a counterproposal from Schering AG, (b) has paid to Schering AG a termination fee of $7.0 million and (c) has not violated the "no solicitation" provisions of the merger agreement.

INTERESTS OF COLLATERAL'S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (SEE PAGE 36)

     In considering the recommendation of Collateral's board of directors that you vote for the adoption of the merger agreement, you should be aware that members of Collateral's board of directors and Collateral's executive officers have agreements and arrangements that provide them with interests in the merger that may differ from, or be in addition to, the interests of Collateral's other stockholders. Collateral's board of directors was aware of these agreements and arrangements during its deliberations of the merits of the merger and in determining to recommend that you vote to adopt the merger agreement.

REGULATORY MATTERS (SEE PAGE 38)

     The merger is subject to review by the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related rules and regulations, the merger may not be completed until applicable waiting period requirements have been satisfied. Schering AG and Collateral filed notification reports with the Department of Justice and Federal Trade Commission under the Hart-Scott-Rodino Act on May 6, 2002.


TAXATION (SEE PAGE 39)

     The merger has been structured to qualify as a tax-free reorganization for U.S. federal income tax purposes. Accordingly, U.S. Holders (as defined on page
39) will not recognize gain or loss on the exchange of their shares of Collateral common stock for Schering AG ADSs, except with respect to any cash received in lieu of fractional Schering AG ADSs.

ACCOUNTING TREATMENT (SEE PAGE 38)

     Schering AG prepares its financial statements using the International Accounting Standards, or IAS, of the International Accounting Standards Board. In accordance with the rules and regulations of the Securities and Exchange Commission, Schering AG intends to account for the merger using the "purchase" method of accounting for business combinations under IAS. When it reconciles its financial statements to U.S. GAAP, it also will account for the arrangement using the "purchase" method of accounting for business combinations. This means that Schering AG will record the excess of the purchase price of Collateral over the fair value of Collateral's identifiable assets, including intangible assets and liabilities, as "goodwill."

EXPENSES (SEE PAGE 48)

     The merger agreement provides that each party will pay its own fees and expenses in connection with the merger agreement and the transactions contemplated by the merger agreement, whether or not the merger is completed, except that Schering AG and Collateral will each pay one-half of (a) the expenses incurred in connection with filing, printing and mailing of the registration statement on Form F-4 of which this proxy statement/prospectus forms a part and (b) the filing fees for the premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act and any similar non-U.S. antitrust or competition laws.

OPINION OF COLLATERAL'S FINANCIAL ADVISOR (SEE PAGE 31)

     Collateral's financial advisor, Bear, Stearns & Co. Inc., has delivered a written opinion to the Collateral board of directors as to the fairness, from a financial point of view, to the stockholders of Collateral (excluding Schering AG and its affiliates), of the consideration provided for in the merger. A copy of the full text of Bear Stearns' written opinion, dated March 19, 2002, is attached to this document as Annex 3. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Bear Stearns' opinion is addressed to the Collateral board of directors for their use in evaluating the merger and does not constitute a recommendation to the directors or any stockholder as to any matter relating to the merger.

COMPARISON OF SHAREHOLDER RIGHTS (SEE PAGE 69)

     As a result of the merger, your shares of Collateral common stock will be converted into the right to receive Schering AG ADSs, each Schering AG ADS representing one Schering AG ordinary share. Because Schering AG is a corporation organized under the laws of the Federal Republic of Germany, there are differences between the rights of Collateral stockholders and the rights of holders of Schering AG ADSs and Schering AG ordinary shares. For a discussion of these differences, see "Comparison of Shareholder Rights," "Description of Schering AG Ordinary Shares" and "Description of Schering AG American Depositary Shares."

                COMPARATIVE STOCK PRICES AND DIVIDENDS (PAGE 56)

The table below presents the New York Stock Exchange closing market price for Schering AG ADSs, as reported on the New York Stock Exchange Composite Transaction Tape under the symbol "SHR," the closing market price for Schering AG ordinary shares on the Frankfurt Stock Exchange, as reported by the Frankfurt Stock Exchange Xetra System, the last quoted sale price of Collateral common stock as quoted on the Nasdaq National Market under the symbol "CLTX" and the market value of a share of Collateral common stock on an equivalent per share basis. These prices are presented on two dates:

     - March 19, 2002, the last trading day before the public announcement of the signing of the merger agreement; and


     - May 16, 2002, the latest practicable date before the date of this proxy statement/prospectus.



                                                                      COLLATERAL
                                          SCHERING AG   SCHERING AG     COMMON      EQUIVALENT
                                              ADS        ORDINARY        STOCK      PER SHARE
                                          SHARE PRICE   SHARE PRICE   SHARE PRICE    DATA(1)
                                          -----------   -----------   -----------   ----------
March 19, 2002..........................    $60.90        E69.31        $ 5.09        $11.25
May 16, 2002............................    $61.15        E67.25        $11.05        $11.29


---------------

(1) The equivalent price per share data for Collateral common stock has been determined by multiplying the last reported sale price of a Schering AG ADS on each of these dates by the exchange ratio of 0.1847.

SCHERING AG

     Schering AG has paid the following cash dividends in respect of its ordinary shares for the periods indicated. Dollar amounts are translated at the noon buying rate for the Deutsche Mark (restated into euro) or the euro, as the case may be, on the date of payment as follows: April 30, 1998 ($1.090 per E1.0); April 28, 1999 ($1.0616 per E1.00); April 28, 2000 ($0.9089 per E1.00);
and April 27, 2001 ($0.8895 per E1.00; exchange-rate set by the ADR depositary). The translation of the 2001 dividend amount into dollars was performed using the noon buying rate for the euro at December 31, 2001 ($0.8901 per E1.00). Dividend amounts are rounded to the nearest cent.

                                                         DIVIDEND PER
                                                       ORDINARY SHARE(1)   DIVIDEND PER ADS
                                                       -----------------   ----------------
1997.................................................        E0.43              $0.47
1998.................................................         0.45               0.48
1999(2)..............................................         0.83               0.75
2000(3)..............................................         1.00               0.89
2001.................................................         0.83               0.74

---------------

(1) Adjusted to give effect, retroactively, to (i) the conversion during 1998 of Schering AG's ordinary shares with par values of DM1,000, DM100 and DM50 into ordinary shares with no par value and (ii) Schering AG's three-for-one share split effective on June 1, 2000.

(2) The dividend in respect of 1999 consisted of a regular dividend of E0.50 per share and a bonus dividend of E0.33 per share.

(3) The dividend in respect of 2000 consisted of a regular dividend of E0.67 per share and a bonus dividend of E0.33 per share.

COLLATERAL

     Collateral has not paid dividends on its common stock and does not anticipate paying any dividends in the foreseeable future.

                       COMPARATIVE PER SHARE INFORMATION

The following tables show per share data regarding earnings and book value for Schering AG on a consolidated basis, for Schering AG and Collateral on a pro forma combined basis and for Collateral on a historical basis. The information presented below assumes that the merger is accounted for as a purchase. The unaudited "Pro forma-equivalent -- Collateral" information was calculated by multiplying the corresponding pro forma combined data by the exchange ratio of
0.1847. This information shows how each share of Collateral common stock would have participated in earnings, cash dividends and book value of Schering AG if the merger had been completed at the beginning of the earliest period presented. These amounts do not necessarily reflect future per share levels of earnings, cash dividends or book value of Schering AG.

     The following comparative per share data are derived from the historical consolidated financial statements of Schering AG and the historical financial statements of Collateral. You should read the information in this section in conjunction with the financial statements and accompanying notes of each of Schering AG and Collateral that are incorporated by reference in this proxy statement/prospectus.

                                                                AS OF OR FOR THE
                                                                   YEAR ENDED
                                                              DECEMBER 31, 2001(1)
                                                              ---------------------
SCHERING AG -- HISTORICAL
Amounts in accordance with IAS
  Basic earnings............................................   E 2.11       $ 1.88
  Diluted earnings..........................................     2.10         1.87
  Book value................................................    12.91        11.49
  Cash dividends............................................     0.83         0.74
Amounts in accordance with U.S. GAAP
  Basic earnings............................................     2.04         1.81
  Diluted earnings..........................................     2.03         1.80
  Book value................................................    12.41        11.05
  Cash dividends............................................     0.83         0.74

---------------

(1) The euro figures have been translated solely for the convenience of the reader at an exchange rate of 0.8901 to E1.00, the noon buying rate at December 31, 2001.


                                                                             THREE MONTHS
                                                                                ENDED
                                                        AS OF OR FOR THE      MARCH 31,
                                                           YEAR ENDED       --------------
                                                        DECEMBER 31, 2001   2002     2001
                                                        -----------------   -----   ------
COLLATERAL -- HISTORICAL
  Basic net income (loss).............................       $(1.10)        $0.42   $(0.28)
  Diluted net income (loss)...........................        (1.10)         0.41    (0.28)
  Book value..........................................         0.96          1.38     0.96
  Cash dividends......................................      --               --         --

                                                              AS OF OR FOR THE
                                                                 YEAR ENDED
                                                              DECEMBER 31, 2001
                                                              -----------------
PRO FORMA -- COMBINED
Amounts in accordance with IAS
  Basic earnings............................................       $ 1.77
  Diluted earnings..........................................         1.76
  Book value................................................        12.02
  Cash dividends............................................         0.74
Amounts in accordance with U.S. GAAP
  Basic earnings............................................       $ 1.72
  Diluted earnings..........................................         1.71
  Book value................................................        11.33
  Cash dividends............................................         0.74

                                                              AS OF OR FOR THE
                                                                 YEAR ENDED
                                                              DECEMBER 31, 2001
                                                              -----------------
PRO FORMA -- EQUIVALENT -- COLLATERAL
Amounts in accordance with U.S. GAAP
  Basic earnings............................................       $ 0.32
  Diluted earnings..........................................         0.32
  Book value................................................         2.09
  Cash dividends............................................         0.14

CURRENCIES & EXCHANGE RATES

     References in this document to "dollars," "$" or "cents" are to the currency of the U.S., references to "euro" and "E" are to the currency of the European Union and references to "DM" or "Deutsche Mark" are to the former currency of the Federal Republic of Germany.


     In this document, unless otherwise stated, euros have been translated, solely for convenience, into U.S. dollars using the noon buying rate in New York City for cable transfers in euros as certified for customs purposes by the Federal Reserve Bank of New York. On May 16, 2002, the latest practicable date for which exchange rate information was available before the date of this document, the reference exchange rate for the euro as published by the ECB was one euro per 0.9124 of a U.S. dollar, which, if expressed in Deutsche Mark, would have been equivalent to a rate of one DM per 0.4665 of a U.S. dollar, translated from euros at the official fixed conversion rate. These translations should not be construed as a representation that the U.S. dollar amounts actually represent, or could be converted into, euros at the rates indicated.


     For a five-year history of relevant exchange rates, see "Exchange Rates" on page 55.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SCHERING AG

     The following selected financial data for each of the five years in the period ended December 31, 2001 have been derived from Schering AG's consolidated financial statements, which have been audited by BDO Deutsche Warentreuhand Aktiengesellschaft, Wirtschaftsprufungesellschaft and BDO International GmbH, Wirtschaftsprufungesellschaft. This data should be read in conjunction with the audited financial statements of Schering AG including the notes thereto, included in Schering AG's Annual Report and Registration Statement on Form 20-F filed with the SEC and incorporated by reference into this proxy statement/ prospectus. See "Additional Information -- Where You Can Find More Information."

     Schering AG's consolidated financial statements have been prepared in accordance with the International Accounting Standards, or IAS, of the International Accounting Standards Board, which differs in some significant respects from U.S. GAAP. The principal differences are described in Note 35 to Schering AG's consolidated financial statements and incorporated herein by reference. Note 35 to Schering AG's consolidated financial statements also provides a reconciliation of its consolidated financial statements to U.S. GAAP. Schering AG's consolidated financial statements and the selected financial data presented below are reported in euros. For periods presented on or prior to December 31, 1998, Schering AG's financial statements have been prepared in Deutsche Marks and translated into euros using the official fixed exchange rate of E1.00 = DM1.95583, applicable since January 1, 1999. Amounts shown in U.S. dollars have been translated from euro amounts to U.S. dollars at a rate of $0.8901 per E1.00, the noon buying rate at December 31, 2001. The selected consolidated financial data should be read in conjunction with "Item
5 -- Operating and Financial Review and Prospects" of Schering AG's consolidated financial statements incorporated herein by reference.

                                                      YEARS ENDED DECEMBER 31,
                                      ---------------------------------------------------------
                                      2001(3)    2001      2000      1999     1998(4)   1997(4)
                                      -------   -------   -------   -------   -------   -------
                                                (IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED INCOME STATEMENT DATA:
IAS:
  Net sales.........................  $ 4,310   E 4,842   E 4,493   E 3,674   E 3,285   E 3,193
  Operating profit..................      595       668       640       536       410       422
  Financial result..................       26        30        (5)      (77)       14       (18)
  Profit on ordinary activities.....      621       698       635       459       424       404
  Taxes on profit...................     (240)     (270)     (290)     (181)     (175)     (168)
  Income before minority
     interests......................      381       428       345       278       249       236
  Minority interests................       (9)      (10)       (9)       (6)       (4)       (8)
  Net income........................      372       418       336       272       245       228
  Average number of shares in
     issue(1).......................   198.00    198.00    198.00    201.06    204.81    205.02
  Basic net income per
     share/ADS(1)...................     1.88      2.11      1.70      1.35      1.19      1.11
  Diluted net income per
     share/ADS(1)...................     1.87      2.10      1.68      1.35      1.19      1.11
  Dividends per share/ADS(1)(2).....     0.74      0.83      1.00      0.83      0.45      0.43
UNITED STATES GAAP:
  Net income........................  $   359   E   403   E   306   E   248   E   254        --
  Basic net income per
     share/ADS(1)...................     1.81      2.04      1.55      1.23      1.24        --
  Diluted net income per
     share/ADS......................     1.80      2.03      1.53      1.23      1.24(1)      --

---------------

(1) All share and per share data have been adjusted to give effect, retroactively, to (i) the conversion during 1998 of Schering AG's ordinary shares with par values of DM1,000, DM100 and DM50 into ordinary shares with no par value and (ii) Schering AG's three-for-one share split effective on June 1, 2000.

(2) Includes bonus dividends of E0.33 per share declared with respect to 1999 and 2000.

(3) The 2001 figures have been translated solely for the convenience of the reader at an exchange rate of $0.8901 to E1.00, the noon buying rate on December 31, 2001.

(4) The 1998 and 1997 figures have been restated from the prior reporting currency (DM) into euro at an exchange rate of DM1.95583 to E1.00, the official legal rate since January 1, 1999.

                                                          YEARS ENDED DECEMBER 31,
                                           ------------------------------------------------------
                                           2001(1)    2001     2000     1999    1998(2)   1997(2)
                                           -------   ------   ------   ------   -------   -------
                                                    (IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED BALANCE SHEET DATA:
IAS:
  Total assets...........................  $4,685    E5,263   E5,206   E4,629   E4,569    E4,393
  Cash, cash equivalents and marketable
     securities..........................     263       295      652      583      999     1,004
  Total long term bank debt..............      40        45       43       58       57        56
  Pension provisions.....................     921     1,035    1,278    1,201    1,134     1,071
  Minority interests.....................      14        15       92       55       48        45
  Total shareholders' equity.............   2,275     2,556    2,297    2,098    2,010     1,955
UNITED STATES GAAP:
  Total shareholders' equity.............  $2,187    E2,457   E2,304   E2,061   E1,979
CONSOLIDATED STATEMENT OF CASH FLOWS:
CASH FLOW
  Cash flows from operating activities...  $  596    E  670   E  465   E  275   E  382    E  493
  Cash flows used in investing
     activities..........................    (193)     (217)    (119)    (261)    (561)     (445)
  Cash flows used in financing
     activities..........................    (476)     (535)    (172)    (283)    (193)      (56)

---------------

(1) The 2001 figures have been translated solely for the convenience of the reader at an exchange rate of $0.8901 to E1.00, the noon buying rate on December 31, 2001.

(2) The 1998 and 1997 figures have been restated from the prior reporting currency (DM) into euro at an exchange rate of DM1.95583 to E1.00, the official legal rate on January 1, 1999.

POTENTIAL SALE OF INVESTMENT IN AVENTIS CROPSCIENCE

     Schering AG presently holds a 24% ownership interest in Aventis CropScience (a subsidiary of Aventis S.A.) that has a carrying value of E512.0 million as of December 31, 2001. In October 2001, Schering AG agreed (together with the majority shareholder, Aventis S.A.) to sell its ownership interest in Aventis CropScience to Bayer AG. Schering AG expects to receive approximately E1.5 billion in proceeds from the sale of such interest which sale is expected to close in the second quarter of 2002. The closing is subject to certain conditions, including the approval of certain regulatory agencies and the obtaining of requisite consents, that may delay the closing beyond the second quarter of 2002 or cause the transaction not to be completed at all. If the closing does occur, under the stock purchase agreement with Bayer AG, Schering AG will be subject to potentially significant liabilities for certain indemnities and representations and warranties relating primarily to environmental matters, tax liabilities, the title to assets, funding of employee benefit plans, social contributions, product liabilities and the condition of fixed assets. These liabilities are not estimable at the date of this proxy statement/prospectus.

     Schering AG's investment in Aventis CropScience has been reported on Schering AG's balance sheet in Financial Assets and accounted for using the equity method. If the sale had been completed as of January 1, 2001, and without calculating any additional income from the proceeds of E1.5 billion, profit on ordinary activities and net income would have been reduced by E85.0 million and net income per share would have been reduced by E0.43 per share (basic and diluted).

                SELECTED HISTORICAL FINANCIAL DATA OF COLLATERAL


     The following selected historical financial data as of December 31, 2001 and 2000, with respect to balance sheet information, and for each of the three years in the period ended December 31, 2001, with respect to statement of operations information, are derived from the financial statements of Collateral which have been audited by Ernst & Young LLP, independent auditors, and should be read in conjunction with the notes to such statements and "Collateral's Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference in this proxy statement/prospectus. The following selected historical financial data as of December 31, 1999, 1998 and 1997, with respect to balance sheet information, and for each of the two years ended December 31, 1998, with respect to statement of operations information, are derived from the financial statements of Collateral which have been audited by Ernst & Young LLP, independent auditors, that are not incorporated by reference in this proxy statement/prospectus. The following selected historical financial data as of March 31, 2002, with respect to balance sheet information, and for the three months ended March 31, 2002 and 2001, with respect to statement of operations information, are derived from unaudited financial statements incorporated by reference in this proxy statement/prospectus. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Collateral considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2002. The data should be read in conjunction with the financial statements, related notes, and other financial information incorporated by reference herein. See "Additional Information -- Where You Can Find More Information."



                                                                                                                  THREE MONTHS
                                                                       YEARS ENDED DECEMBER 31,                  ENDED MARCH 31,
                                                          ---------------------------------------------------   -----------------
                                                            2001       2000        1999      1998      1997      2002      2001
                                                          --------   --------     -------   -------   -------   -------   -------
                                                                                                                   (UNAUDITED)
                                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY STATEMENTS OF OPERATIONS:
 Revenues under collaborative research and development
   agreement with a related party.......................  $  5,211   $  2,000     $ 6,392   $ 5,403   $ 5,647   $12,000(2) $ 1,026
 Operating Expenses:
   Research and development.............................   (14,048)   (11,398)     (9,858)   (7,451)   (5,165)    3,927     3,335
   General and administrative...........................    (6,688)    (7,281)(1)  (5,445)   (3,343)   (1,768)    2,508     1,697
 Interest and other, net................................       955      2,075       1,185       487       167        36       363
                                                          --------   --------     -------   -------   -------   -------   -------
 Net income (loss)......................................  $(14,570)  $(14,604)    $(7,726)  $(4,904)  $(1,119)  $ 5,601   $(3,643)
 Basic net income (loss) per share......................  $  (1.10)  $  (1.12)    $ (0.67)  $ (0.62)  $ (0.24)  $  0.42   $ (0.28)
 Diluted net income (loss) per share....................  $  (1.10)  $  (1.12)    $ (0.67)  $ (0.62)  $ (0.24)  $  0.41   $ (0.28)
 Weighted average shares used in computing basic net
   income (loss) per share..............................    13,259     13,046      11,471     7,968     4,651    13,352    13,215
 Weighted average shares used in computing diluted net
   income (loss) per share..............................    13,254     13,046      11,471     7,968     4,651    13,586    13,215



                                                                             AS OF DECEMBER 31,                    AS OF
                                                              ------------------------------------------------   MARCH 31,
                                                               2001      2000        1999      1998      1997      2002
                                                              -------   -------     -------   -------   ------   ---------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY BALANCE SHEETS:
 Assets:
 Cash, cash equivalents and short term investments..........  $10,936   $27,166     $39,628   $15,261   $5,605    $17,360(2)
   Milestone receivable from related party..................       --        --          --        --    2,000         --
   Property and equipment, net..............................    4,732     3,053       3,065     3,413      294      4,254
   Other assets.............................................    1,108     1,349         723       593      171      1,219
                                                              -------   -------     -------   -------   ------    -------
   Total assets.............................................  $16,776   $31,568     $43,416   $19,267   $8,070    $22,833
                                                              =======   =======     =======   =======   ======    =======
 Liabilities and stockholders' equity:
   Accounts payable and accrued expenses....................  $ 2,547   $ 2,178     $ 1,864   $ 1,647   $  595    $ 2,955
   Notes payable to related party including accrued
     interest...............................................       --       697         656       624      588         --
   Short-term portion of notes payable......................      479       322         222       222       --        462
   Long-term portion of notes payable.......................    1,058       426         519       723       --        962
   Deferred revenue.........................................       --        --          --       164      155         --
   Stockholders' equity.....................................   12,692    27,945      40,155    15,887    6,732     18,454
                                                              -------   -------     -------   -------   ------    -------
   Total liabilities and stockholders' equity...............  $16,776   $31,568     $43,416   $19,267   $8,070    $22,833
                                                              =======   =======     =======   =======   ======    =======


---------------

(1) General and administrative expenses includes a $1.0 million non-cash charge related to a stock contribution to the UCSD Cardiovascular Center, as discussed in further detail in the notes to Collateral's financial statements.

(2)Relates to a $12.0 million cash payment from Schering AG in connection with a 2% reduction of the effective royalty rate payable by Schering AG to Collateral, as discussed in further detail in the notes to Collateral's financial statements.

                                  RISK FACTORS

     An investment in Schering AG ADSs involves a number of risks, some of which are related to the merger and some of which are inherent in an investment in Schering AG. You should carefully consider the following information about these risks, together with the other information incorporated by reference or included in this proxy statement/prospectus, in considering the proposed merger.

RISKS RELATED TO THE MERGER

  THE VALUE OF SCHERING AG ADSS AND SCHERING AG ORDINARY SHARES MAY DECREASE SIGNIFICANTLY BETWEEN THE TIME YOU VOTE ON THE MERGER AND THE TIME THE MERGER IS COMPLETED. AS A RESULT, AT THE TIME YOU VOTE ON THE MERGER YOU WILL NOT KNOW THE VALUE YOU WILL RECEIVE FOR YOUR SHARES OF COLLATERAL COMMON STOCK

     Upon consummation of the merger, each share of Collateral common stock will be converted into the right to receive 0.1847 ADSs of Schering AG. The exchange ratio is fixed and the merger agreement does not contain a mechanism to adjust the exchange ratio if the market price of Schering AG ADSs declines. As a result, the market price of Schering AG ADSs at the completion of the merger may be lower than their market price on the date of the Collateral special meeting. These market prices may vary as a result of changes in the business, operations or prospects of Schering AG or Collateral, market assessments of the likelihood of completion of the merger, the timing of the completion of the merger, the prospects of post merger operations, regulatory considerations, general market and economic conditions and other factors. Because the date the merger is completed may be later than the date of the Collateral special meeting, the price of Schering AG ADSs on the date of the special meeting may not be indicative of their price on the date the merger is completed and, as a result, at the time you vote on the merger you will not know the value you will receive for your shares of Collateral common stock.

  THE INTEGRATION OF COLLATERAL INTO THE SCHERING AG GROUP MAY BE DIFFICULT AND EXPENSIVE TO ACHIEVE AND MAY NOT RESULT IN THE BENEFITS THAT SCHERING AG CURRENTLY ANTICIPATES AND AS A RESULT, THE PRICE OF SCHERING AG ADSS AND SCHERING AG ORDINARY SHARES MAY BE ADVERSELY AFFECTED

     The merger will present challenges to Schering AG's management as well as the management of Schering Berlin Inc., Schering AG's wholly owned subsidiary that will manage Collateral after the merger. These challenges include the integration of Collateral's operations and personnel. In addition, the merger may present special risks, including possible unanticipated liabilities, unanticipated costs, diversion of management attention and loss of personnel. Schering AG may not be able to integrate successfully or manage profitably the operations it will acquire in the merger.

     Following the merger, if Schering AG's management is not able to implement a business plan that effectively integrates Collateral's operations or if Collateral's products do not prove to be marketable, the anticipated benefits of the merger may not be realized. Products obtained from Collateral in the merger have not received the approval of the United States Food & Drug Administration and are not currently marketable and may never receive requisite regulatory approvals to be marketable in the future. Collateral has incurred losses since its inception in 1995 and many of Collateral's products are in the early stages of development. Only two of Collateral's products, Generx(TM) and Genvascor(TM), have advanced to clinical trials and those trials are not yet complete.

  OFFICERS AND DIRECTORS OF COLLATERAL MAY HAVE INTERESTS IN THE MERGER THAT ARE DIFFERENT FROM THOSE OF COLLATERAL'S STOCKHOLDERS

     A number of officers and directors of Collateral who recommend that you vote in favor of the merger agreement have benefit arrangements that provide them with interests in the merger that may be different from yours. The receipt of compensation or other benefits in connection with the merger, including the acceleration of vesting of stock options, or the continuation of indemnification arrangements for current directors and officers following completion of the merger, may influence these persons in making their recommendation that you vote in favor of adoption of the merger agreement. See "The Merger -- Interests of Collateral's Directors and Officers in the Merger."

RISKS RELATED TO AN INVESTMENT IN SCHERING AG ADSS

  THE PRICE OF SCHERING AG ADSS MAY BE ADVERSELY AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE PRICE OF COLLATERAL COMMON STOCK

     Upon completion of the merger, holders of Collateral common stock will become holders of Schering AG ADSs. Schering AG is exposed to a number of risks not historically faced by Collateral. Schering AG operates in numerous markets and industries in many countries that differ from the markets and industries in which Collateral has historically operated. In addition, Schering AG faces foreign currency risks that are different from those faced by Collateral. As a result, Schering AG's results of operations and the market prices of its shares may be adversely affected by factors that are different from those that affect the results of operations of Collateral prior to the merger.

  SCHERING AG'S BUSINESS IS SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION INCLUDING PRICE CONTROLS

     The research, development, testing, manufacturing and marketing of Schering AG's products is subject to extensive governmental regulation in the United States, Germany and a number of other jurisdictions throughout the world. Governmental regulation under each regime includes inspection of and controls over testing, manufacturing, safety and environmental controls, efficacy, labeling, record keeping, sale and distribution of pharmaceutical products. Governmental regulation substantially increases the cost of developing, manufacturing and selling Schering AG's products.

     The approval process for new products is generally lengthy, expensive and subject to unanticipated delays. Currently, Schering AG is actively pursuing marketing approval for a number of its products from regulatory authorities throughout the world, including the European Union, the United States and Japan. Continued growth in revenues and profits will depend, in part, on the timely and successful introduction and marketing of some or all of such products. There can be no assurance as to when such approvals from regulatory authorities will be received, if at all. Failure to obtain, or delays in obtaining, regulatory clearance to market new products or existing products for new indications, as well as other regulatory actions, could adversely affect Schering AG's results of operations. Even after a product is approved, it may be subject to regulatory action based on newly discovered facts about the safety or effectiveness of the product, any activities which regulatory authorities consider to be improper or changes in regulatory policy. Regulatory action may adversely affect the marketing of the product, require changes in the product's labeling or even lead to withdrawal of regulatory approval. Withdrawal of regulatory approval for products marketed by Schering AG would have a negative impact on its business.

     In addition, in order to obtain (and maintain) marketing authorizations for Schering AG's products, Schering AG must comply with a variety of governmental requirements in the United States and Germany as well as in a number of other jurisdictions. Schering AG is subject to governmental price-related interventions imposed through incentives, sanctions or otherwise. These include the requirement to present, in addition to clinical studies proving efficacy of products, studies demonstrating health economic advantages, studies proving so-called clinical excellence and submission to price controls for already marketed products as well as newly launched products. Governments and major health care providers in particular markets are able to exert substantial pressure on market prices. Some governments in Europe, for instance, are exerting strong downward pressure on the prices of manufacturers by forcing doctors to prescribe low cost medicines. The European Commission's efforts to harmonize the disparate national health systems has so far proven not to be successful, leaving the industry exposed to ad hoc national cost containment measures. These measures particularly target manufacturers' prices. As a consequence, parallel trading of products is encouraged as arbitrageurs take advantage of the price differential between those countries where governmental interventions have succeeded in depressing prices and those countries where competitive forces are allowed. Furthermore, central government control of market prices exists in major markets such as Japan and Brazil through limits on financial return and growth in these markets as well as the ability to introduce new products.

  EXCHANGE-RATE FLUCTUATIONS COULD NEGATIVELY AFFECT SCHERING AG'S OPERATING RESULTS AND ITS ABILITY TO PRICE ITS PRODUCTS COMPETITIVELY

     Schering AG's operations are conducted by entities in many countries and, accordingly, a substantial portion of its sales and production costs are denominated in currencies other than the euro. As a result, fluctuations between the value of the euro and other major currencies, in particular the U.S. dollar, the Japanese yen and the British pound sterling, may affect Schering AG's operating results. For example, the depreciation of the U.S. dollar against the euro would have a negative impact on the reported sales of Schering AG's U.S. subsidiaries for inclusion in the Schering AG Group's consolidated financial statements, whereas a strengthening of the U.S. dollar against the euro would favorably affect the reported sales of these subsidiaries. Moreover, certain of Schering AG's subsidiaries import and export goods and services in currencies other than their own currencies. The operating results of such subsidiaries could therefore be affected by currency fluctuations arising between the transaction dates and the settlement dates for these transactions. Exchange-rate fluctuations could adversely affect Schering AG's business, financial condition and results of operations in the future. Further, fluctuations in the exchange rate between the euro and the dollar will effect the dollar equivalent of the euro price of Schering AG ordinary shares and as a result are likely to affect the market price of Schering AG ADSs.

     In addition, many of Schering AG's competitors are based in Japan, the United States and other countries whose currencies fluctuate against the euro. Schering AG's business will suffer if it is unable to compensate for any competitive advantage others may derive from having a substantial portion of their costs based in a weaker currency. If Schering AG's competitors benefit from weaker currencies by offering their products at prices that are lower, Schering AG may need to reduce its prices to make its products competitive which could lower its profit margins.

  A DECLINE IN THE VALUE OF THE EURO COULD REDUCE THE VALUE OF YOUR INVESTMENT AND ANY DIVIDENDS YOU RECEIVE

     Fluctuations in the exchange rate between the U.S. dollar and the euro will affect the U.S. dollar equivalent of the euro price per ADR and the U.S. dollar value of any cash dividends. If the value of the euro relative to the U.S. dollar declines, the market price of the ADRs is likely to be adversely affected. Any decline in the value of the euro would also adversely affect the U.S. dollar amounts received by shareholders on the conversion of any cash dividends paid in euro on the ADRs. Since the beginning of January 2, 1999, through January 2, 2002, the value of the euro relative to the U.S. dollar has declined by 23.5%.

  RESOURCES DEVOTED TO RESEARCH AND DEVELOPMENT MAY NOT YIELD NEW PRODUCTS THAT ACHIEVE COMMERCIAL SUCCESS

     Schering AG devotes substantial resources to research and development. In the pharmaceutical industry, research and development is both expensive and time consuming and entails considerable uncertainty. The process of developing a new pharmaceutical product from discovery through testing and registration to initial product launch typically takes between eight and twelve years, but this period varies considerably from product to product and country to country. Because of the complexities and uncertainties associated with pharmaceutical research, products currently under development by Schering AG may not survive the development process to ultimately obtain the regulatory approvals needed to market such products successfully. There can be no assurances regarding the development of and commercial success of any of the products in Schering AG's current product pipeline. Moreover, even after a product has received regulatory approval and has been launched, the product may exhibit unanticipated side effects which could lead to its withdrawal from the market or a significant decrease in the product's sales.

  SCHERING AG'S BUSINESS DEPENDS ON ITS PATENTS AND PROPRIETARY RIGHTS; SEVERAL OF ITS PATENTS WILL EXPIRE

     The success of Schering AG's business depends, in large part, on its ability to protect its current and future products and to defend its intellectual property rights. Schering AG has been issued numerous patents covering its active ingredients, pharmaceutical formulations and combinations, manufacturing processes, technologies and products, and has filed, and expects to continue to file, patent applications seeking to protect such newly developed technologies and products. Since many of the products that Schering AG sells are licensed to Schering AG by third parties, Schering AG also relies on the patents held by such third parties. There can be no assurance that patents will be issued with respect to any of Schering AG's patent applications or that any existing or future patents issued to or licensed by Schering AG will provide Schering AG with competitive advantages or will not be challenged, invalidated or circumvented by competitors. There can be no assurance that Schering AG would prevail in any claim challenging Schering AG's patent rights.

     Schering AG also relies on trade secrets, unpatented proprietary know-how and continuing technological innovation that it seeks to protect, in part by confidentiality agreements with licensees, suppliers, employees and consultants. There can be no assurance that these agreements will not be breached. Schering AG may not have adequate remedies for any breach. Furthermore, Schering AG's trade secrets and proprietary technology could otherwise become known or be independently developed by competitors or patents may not be issued with respect to products arising from research. There can be no assurance that Schering AG will be able to maintain the confidentiality of information relating to such products.

     During the period of patent protection, a product is normally only subject to competition from alternative products. Following patent expiration, the manufacturer of the patented product is likely to face increased competition through the entry into the market of generic products and a subsequent decline in market share and sales revenues. For example, Schering AG's orphan drug exclusivity status for Betapace(R) in the United States expired in April 2000, and as a result there has been a sharp decrease in sales. In its major markets, certain of Schering AG's key products are no longer protected by patents (or other regulatory exclusivity measures), or protection for these products will expire in the near future. Many of its fertility control products have no patent protection remaining. In addition, the X-ray contrast medium Iopamiron(R), which Schering AG sells under license from Bracco S.p.A., has no patent protection remaining. The expiration of certain patents could adversely affect the pricing and sales with respect to these products and, consequently, could adversely affect Schering AG's business, financial condition or results of operations.

  SCHERING AG IS SUBJECT TO PATENT INFRINGEMENT CLAIMS WHICH COULD NEGATIVELY AFFECT ITS ABILITY TO DEVELOP PRODUCTS

     Schering AG may be required to defend against charges of infringement of the patent or proprietary rights of third parties. Such defense could require Schering AG to incur substantial expense and to divert significant effort of its technical and management personnel, and could result in Schering AG's loss of rights to develop or make certain products or require Schering AG to pay monetary damages or royalties to license proprietary rights from third parties. Although patent and intellectual property disputes in the pharmaceutical product area have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Furthermore, the necessary licenses may not be available to Schering AG on acceptable terms if at all. There can be no assurance that an adverse outcome of any dispute with respect to patents or other proprietary rights will not adversely affect Schering AG's competitive position, financial condition or results of operations.

  SCHERING AG DEPENDS ON SALES OF KEY PRODUCTS

     Schering AG derived approximately 33% of its net sales in 2001 from sales of four key products: Betaferon(R) (which is sold in the United States and Canada under the Betaseron(R) trademark) (14% of net sales), Iopamiron(R) (7%), Magnevist(R) (7%) and Ultravist(R) (5%). Schering AG believes that the sales of these key products will constitute a significant portion of its net sales for the foreseeable future. Accordingly, any factor adversely affecting the sale of these key products individually or collectively could have a material adverse effect on Schering AG's results of operations. The sale of these key products could be adversely affected by a number of factors, including manufacturing or supply interruptions, the development of new competitive pharmaceuticals to treat the conditions addressed by the key products, technological advances, factors affecting the cost of production, marketing or pricing actions by one or more of Schering AG's competitors, changes in prescribing practices, changes in the reimbursement policies of third-party payors, product liability claims or other factors.

  THE PHARMACEUTICAL INDUSTRY IS COMPETITIVE AND EXPERIENCES RAPID TECHNOLOGICAL CHANGE

     Schering AG competes in the pharmaceutical industry, which is characterized by intense competition and rapid technological change. Schering AG competes with companies around the world, including large, well-established pharmaceutical and chemical companies, research and development firms, universities and other research institutions. Many of its competitors have significant financial, marketing, sales, development and technical resources that may in some cases be greater than Schering AG's. Schering AG's competitors may succeed in developing technologies and products that are more effective or cheaper than any which Schering AG may develop. In addition, the continuing consolidation of companies in the pharmaceutical industry might increase competitive pressures as larger suppliers are able to offer a broader product line. These developments may render Schering AG's technologies and products obsolete or uncompetitive. Delays or unanticipated increases in the costs of development or Schering AG's failure to obtain regulatory approval or market acceptance for new products and technologies could further adversely affect its competitive position and results of operations.

  THE PLANNED SALE OF SCHERING AG'S MINORITY INTEREST IN AVENTIS CROPSCIENCE MAY BE DELAYED OR MAY NOT OCCUR AT ALL

     Schering AG presently holds a 24% ownership interest in the crop protection and crop production company Aventis CropScience. Schering AG agreed (together with the majority shareholder, Aventis S.A.) in October 2001 to sell its ownership interest in Aventis CropScience to Bayer AG. Schering AG expects to receive approximately E1.5 billion in proceeds from the sale of such interest, which sale is expected to close in the second quarter of 2002. The closing is subject to certain conditions, including the approval of certain regulatory agencies and the obtaining of requisite consents, that may delay the closing beyond the second quarter of 2002 or cause the transaction not to be completed at all. If Schering AG does not receive the proceeds from the sale (or the receipt of the proceeds is significantly delayed), Schering AG's operations may be negatively impacted.

     If the transaction closes, Schering AG will be subject to potentially significant liabilities under the stock purchase agreement with Bayer AG for certain indemnities and representations and warranties, relating primarily to environmental matters, tax liabilities, the title to assets, funding of employee benefit plans, social contributions, product liabilities and the condition of fixed assets. The impact of these liabilities on Schering AG's financial statements cannot be reasonably estimated at the date of this proxy statement/prospectus.

     As long as Schering AG is a shareholder in Aventis CropScience, it is indirectly exposed to the factors that influence the market for crop science products (e.g. seasonal and weather conditions and fluctuation in global farm commodity prices). In addition, Aventis CropScience is subject to various laws and regulations concerning product safety in many of the countries in which it manufactures and sells its products.

  SCHERING AG'S INDUSTRY IS SUSCEPTIBLE TO PRODUCT LIABILITY CLAIMS

     The pharmaceutical industry is subject to lawsuits based on product liability claims. Schering AG is exposed to product liability claims based on negative effects or injuries suffered from consumers using the products it markets. Product liability claims, if successful, could require Schering AG to pay sums to the plaintiff in such actions. There can be no assurance that Schering AG's product liability insurance will be adequate to cover such claims or that Schering AG will be able to procure adequate insurance coverage in the future at acceptable costs. Even unsuccessful product liability claims could result in the expenditure of funds in litigation and the diversion of management time and resources and could damage Schering AG's reputation and impair the marketability of its products. Schering AG is currently involved in a number of product liability cases claiming damages as a result of the use of its products.

  SCHERING AG MAY INCUR ENVIRONMENTAL LIABILITIES IN CONNECTION WITH PAST, PRESENT AND FUTURE OPERATIONS

     The pharmaceutical industry is subject to extensive and increasingly stringent environmental laws and regulations. Schering AG's business involves use of certain hazardous materials. In some circumstances,

Schering AG could be required to pay fines or damages under these environmental laws and regulations even if it exercises due care in conducting its operations, complies with all applicable laws and regulations and the quantity of the pollutant is very small.

     In addition, courts or regulatory authorities may require Schering AG to undertake investigatory and/or remedial activities, curtail operations or close facilities temporarily or permanently in connection with applicable environmental laws and regulations. Schering AG could also become subject to claims for personal injury or property damage. Being required to take these actions, or to pay environmental damages, could substantially impair Schering AG's business or affect its ability to obtain new business.

  THE ABILITY OF HOLDERS OF SCHERING AG ADSS TO INFLUENCE THE GOVERNANCE OF SCHERING AG MAY BE LIMITED

     Holders of Schering AG's ADSs may not have the same ability to influence corporate governance with respect to the company as shareholders of U.S. companies would. For example, the depositary may not receive voting materials in time to ensure that holders of Schering AG ADSs can instruct the depositary to vote their shares. In addition, the depositary's liability to holders of Schering AG's ADSs for failing to carry out voting instructions or for the manner of carrying out voting instructions is limited by the deposit agreement governing the Schering AG ADSs. See "Description of Schering AG American Depositary Shares."

  JUDGMENTS OF U.S. COURTS MAY NOT BE ENFORCEABLE AGAINST SCHERING AG

     Judgments of U.S. courts, including those predicated on the civil liability provisions of the federal securities laws of the United States, may not be enforceable in German courts. As a result, shareholders who obtain a judgment against Schering AG in the United States may not be able to require Schering AG to pay the amount of the judgment. See "Enforceability of Civil Liabilities Against Foreign Persons."

  PRE-EMPTIVE RIGHTS MAY NOT BE AVAILABLE FOR U.S. PERSONS

     Under German law, shareholders have pre-emptive rights to subscribe for cash issuances of new shares or other securities giving rights to acquire additional shares on a pro rata basis. U.S. holders of Schering AG ADSs may not be able to exercise pre-emptive rights for Schering AG ordinary shares unless a registration statement under the U.S. Securities Act of 1933 is effective with respect to such rights or an exemption from the registration requirements imposed by the Securities Act is available. Schering AG may, from time to time, issue new ordinary shares or other securities giving rights to acquire additional shares at a time when no registration statement is in effect and no Securities Act exemption is available. If so, U.S. holders of its ADSs will be unable to exercise their pre-emptive rights.

  SCHERING AG IS EXEMPT FROM CERTAIN REQUIREMENTS UNDER THE EXCHANGE ACT

     As a "foreign private issuer," for the purposes of the U.S. federal securities laws, Schering AG is exempt from rules under the U.S. Securities Exchange Act of 1934, as amended, that impose certain disclosure and procedural requirements in connection with proxy solicitations under Section 14 of the Exchange Act. In addition, Schering AG's officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder with respect to their purchase and sale of Schering AG ordinary shares. Moreover, Schering AG will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, nor will it be required to comply with Regulation FD, which restricts the selective disclosure of material information. Accordingly, there may be less information concerning Schering AG publicly available than there is for U.S. companies.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     The SEC encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This proxy statement/ prospectus contains "forward-looking statements." These statements may include statements regarding the period following completion of the merger.

     Words such as "anticipate," "estimate," "expects," "projects," "intends," "plans," "believes," "assume," "will," "may," "should," and words and terms of similar substance used in connection with any discussion of future events, trends or operating or financial performance of Schering AG or Collateral, identify forward-looking statements. All forward-looking statements in this proxy statement/prospectus and in the documents incorporated by reference into this document are management's present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks related to the businesses of Schering AG and Collateral and the risks relating to the merger discussed under "Risk Factors," among others, could cause actual results to differ materially from those described in or otherwise projected or implied by, the forward-looking statements. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

     The risks and uncertainties to which forward-looking statements are subject include:

     - those discussed under "Risk Factors Related to the Merger";

     - those discussed or identified in the public filings of Schering AG and Collateral with the SEC;

     - governmental factors, including legislative and regulatory changes;

     - difficulties and uncertainties related to new product development including regulatory controls;

     - delays and uncertainties in the product approval process;

     - factors affecting the ability to obtain or maintain patent or trademark protection for key products and processes;

     - factors adversely affecting the sale of key products, including safety or efficacy concerns, increased competition from other products or manufacturing or supply disruptions;

     - competitive factors, including pricing and product initiatives of competitors;

     - legal factors, including product liability or other liability claims;

     - human resources factors, including the ability to attract and retain qualified personnel;

     - economic factors over which Schering AG has no control, including changes in inflation, interest rates and foreign currency exchange rates, and overall economic conditions particularly in areas such as Asia, Eastern Europe and Latin America;

     - adverse developments in relationships with development, manufacturing and marketing partners;

     - the impact of future investments, acquisitions and dispositions, and any delays, unexpected costs or other problems experienced in connection with such transactions, including the planned sale of Schering AG's minority interest in Aventis CropScience; and

     - changes in environmental laws and regulations, which could cause Schering AG to incur significant costs in connection with ongoing compliance or liability for remediation.

          ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

     Schering AG is a corporation organized under the laws of the Federal Republic of Germany. Some of Schering AG's directors and officers are citizens or residents of countries other than the United States. Substantial portions of Schering AG's assets are located outside the United States. Accordingly, it may be difficult for investors:

     - to obtain jurisdiction over Schering AG or its directors or officers in courts in the United States in actions predicated on the civil liability provisions of the U.S. federal securities laws;

     - to enforce against Schering AG or its directors or officers judgments obtained in such actions;

     - to obtain judgments against Schering AG or its directors or officers in actions in non-U.S. courts predicated solely upon the U.S. federal securities laws; or

     - to enforce against Schering AG or its directors or officers in non-U.S. courts judgments of courts in the United States predicated upon the civil liability provisions of the U.S. federal securities laws.

                                 THE COMPANIES

THE SCHERING AG GROUP

     Schering AG is a global research-based company engaged in the discovery, development, manufacture, marketing and sale of pharmaceutical products. Schering AG presently operates nine research and development centers in Europe, the United States and Japan, produces products in over 20 facilities located in Europe, the United States, Latin America and Asia, and markets and sells its products in over 100 countries worldwide. Schering AG's focused product portfolio is comprised of products from its four core business areas:

     - Fertility Control & Hormone Therapy, including hormonal contraception, hormone replacement therapy and gynecological therapy.

     - Specialized Therapeutics for selected disabling and life-threatening conditions, including multiple sclerosis and other diseases of the central nervous system and the cardiovascular system, and in the field of oncology.

     - Diagnostics & Radiopharmaceuticals, including contrast media for X-ray, magnetic resonance imaging (MRI) and ultrasound, innovative application technologies for contrast media, and radiopharmaceuticals for use in nuclear medicine.

     - Dermatology for the treatment of severe skin disorders such as eczema, mycoses, hemorrhoids, acne and psoriasis.

     Schering AG's research and development efforts are primarily concentrated on the exploitation of novel technologies for unmet medical needs in its four core business areas. During 2001 and 2000, its research and development expenditures totaled E864 million and E811 million (or, in each case, 18% of total net sales), respectively.

     As a global pharmaceutical company with extensive worldwide operations, Schering AG manages its businesses on a geographic basis. Schering AG's pharmaceutical business consists of five geographic reporting segments: Europe, the United States, Latin America/Canada, Japan and Asia/Middle East. Schering AG's operations in Asia include Thailand, Taiwan and China. Other activities (mainly Schering AG's pharmaceutical chemicals business) are managed on a worldwide basis and are presented as a separate segment.

     For the year ended December 31, 2001, Schering AG had net sales of E4,842 million, operating profit of E668 million, and net income of E418 million. The Schering AG Group is comprised of over 130 subsidiaries worldwide and had a workforce of over 25,000 employees at the end of December 2001.

     Schering AG is incorporated as a stock corporation under the laws of the Federal Republic of Germany. Schering AG was incorporated in 1871. Schering AG's principal executive office is located at Muellerstrasse 178, 13353 Berlin, Federal Republic of Germany, and its telephone number is (49 30) 468-1111.

RECENT EVENTS

     Schering AG presently holds a 24% ownership interest in Aventis CropScience (a subsidiary of Aventis S.A.). Aventis CropScience is one of the world's leading crop science businesses, with net sales of E4,303 million in 2001 and net sales of E4,034 million for 2000. Schering AG agreed (together with its co-shareholder Aventis S.A.) in October 2001 to sell its interest in Aventis CropScience to Bayer AG. Schering AG expects to receive approximately E1.5 billion in proceeds from the sale of its interest, which sale is expected to close in the second quarter of 2002. The closing is subject to certain conditions, including the approval of certain regulatory agencies and the obtaining of requisite consents.

COLLATERAL THERAPEUTICS, INC.

     Collateral is focused on the discovery and development of non-surgical gene therapy products for the treatment of cardiovascular diseases, including coronary artery disease, peripheral vascular disease, congestive heart failure and heart attacks. Collateral's gene therapy products are designed to promote and enhance angiogenesis, a natural biological process that results in the growth of additional blood vessels to increase levels of blood flow to oxygen-deprived tissues.

     For the fiscal year ended December 31, 2001, revenues totaled $5.2 million, up from $2 million in 2000. Net loss fell less than 1% from 2000 to $14.6 million. These results reflect the development payment from Schering AG for clinical advancement of Generx(TM) and Genvascor(TM) which was partially offset by increased research and development costs.

     Collateral is incorporated under the laws of the State of Delaware. Collateral was originally incorporated in 1995. Collateral's principal executive office is located at 11622 El Camino Real, San Diego, California and its telephone number is 858-794-3400.

MATERIAL CONTRACTS BETWEEN SCHERING AG AND COLLATERAL

     In May 1996, Schering AG and Collateral entered into a collaboration agreement which established a strategic alliance to develop and commercialize gene therapy products to promote angiogenesis. Under this collaboration agreement, Collateral agreed to conduct research and development in the field of gene therapy to promote angiogenesis solely with Schering AG during the term of the agreement. Schering AG was granted exclusive rights for certain gene therapy technology that arose out of Collateral's 1996 base technology in the field or from technology developed under the collaboration agreement. Pursuant to the agreement, Schering AG agreed to pay milestone and other fees including royalties based on sales of each licensed product. Under the agreement, Schering AG can sublicense rights to its affiliates without Collateral's consent and to third parties who are not its affiliates with Collateral's consent. In connection with the agreement, Schering AG also agreed to purchase up to an aggregate amount of $5.0 million of Collateral's equity securities.

     On March 19, 2002, the parties amended the collaboration agreement pursuant to which Schering AG agreed to pay Collateral $12.0 million in cash in exchange for a 2% reduction in royalty payments.

                         THE COLLATERAL SPECIAL MEETING

GENERAL INFORMATION; PURPOSE OF THE SPECIAL MEETING


     The special meeting will be held at the Doubletree Hotel located at 11915 El Camino Real, San Diego, California, on July 2, 2002, beginning at 9:00 a.m. pacific time, to consider and vote upon the adoption of the merger agreement and the merger.


RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM


     Only Collateral stockholders of record at the close of business on May 16, 2002, the "record date" for the special meeting, will be entitled to notice of, and to vote at, the special meeting. On the record date, there were 13,553,187 shares of Collateral common stock outstanding and entitled to vote at the special meeting. Each holder of shares of Collateral common stock outstanding on the record date is entitled to one vote for each share held by such stockholder, exercisable in person or by properly executed and delivered proxy, at the special meeting. The presence of the holders of at least a majority of Collateral common stock outstanding on the record date, whether present in person or by properly executed and delivered proxy, will constitute a quorum for the transaction of business at the special meeting.


REQUIRED VOTE

     The affirmative vote of the holders of record of at least a majority of the outstanding Collateral common stock entitled to vote at the special meeting is necessary to approve the merger agreement and the merger. Pursuant to the stockholders agreement, certain of Collateral's principal stockholders agreed to vote shares representing approximately 26.7% of the outstanding Collateral common stock, as of March 19, 2002, in favor of the merger and against any action that could impede the merger. Please see "The Stockholders Agreement" at page 53.

     Abstentions cast in person at the special meeting will be tallied as votes having been cast and will not be treated as affirmative votes. Brokers who hold shares for customers who have not given the broker instructions as to how to vote at the special meeting will not vote these shares at the special meeting. Abstentions and broker non-votes have the effect of a vote against the proposal to adopt the merger agreement and the merger but will be counted for the purpose of determining whether a quorum is present at the special meeting.

VOTING AND REVOCATION OF PROXIES

     You are requested to complete and sign the accompanying form of proxy and return it promptly to Collateral in the enclosed postage-paid envelope. When the accompanying form of proxy is returned, properly executed, the shares of Collateral common stock represented by it will be voted at the special meeting in accordance with the instructions contained in the proxy. If a proxy is executed and returned without an indication as to how the shares of Collateral common stock represented are to be voted, the Collateral common stock represented by the proxy will be voted for adoption of the merger agreement. Unless you check the box on your proxy withholding discretionary authority, the proxy holders may use their discretion to vote on other matters relating to the special meeting, like adjourning for the purpose of soliciting additional proxies. If you vote against the proposal to adopt the merger agreement but do not check the box withholding discretionary authority, the proxies could vote your shares for an adjournment or postponement which is intended to allow additional votes to be solicited for adoption of the merger agreement.

     You have the power to revoke any proxy you have given at any time before it is voted at the special meeting. A later dated proxy or written notice of revocation sent to Collateral's corporate secretary before the vote at the special meeting will serve to revoke a proxy. Also, a stockholder who attends the special meeting in person may vote by ballot at the special meeting, thereby canceling any proxy previously given. Mere presence at the special meeting will not serve to revoke any proxy previously given.

SOLICITATION OF PROXIES

     The cost of soliciting proxies from holders of Collateral common stock is borne by Collateral. In addition to the use of the mails, persons regularly employed by Collateral may solicit proxies by personal interview, telephone and other telecommunications devices. Persons soliciting proxies will receive no additional compensation for their services, but Collateral will reimburse them for any out-of-pocket expenses incurred by them in connection with their services. Arrangements may also be made with custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of Collateral common stock held of record by custodians, nominees or fiduciaries, and Collateral may reimburse custodians, nominees or fiduciaries for their reasonable out-of-pocket expenses incurred by them in forwarding proxies.

     STOCKHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES WITH THEIR PROXIES. A transmittal form with instructions for the surrender of Collateral common stock certificates will be mailed to Collateral stockholders by Schering AG, or an agent of Schering AG, shortly after completion of the merger.

                                   THE MERGER

     The discussion in this proxy statement/prospectus of the merger and the principal terms of the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex 1 and is incorporated by reference in this proxy statement/prospectus.

BACKGROUND OF THE MERGER

     Schering AG and Collateral entered into a collaboration agreement in May 1996. As a result of the collaboration, Schering AG followed the developments in Collateral's business and Schering AG and Collateral cooperated in the development of Collateral's leading product candidates in the area of angiogenic gene therapy.

     During the winter of 2000 and spring of 2001, Collateral and Schering AG discussed possible modifications to their collaboration agreement including a potential co-marketing arrangement. However, no agreement was reached with respect to those proposed modifications.

     At a meeting of the board of directors of Collateral in August 2001, Collateral's financial position was reviewed. The board of directors of Collateral considered the possibility of raising capital by issuing additional shares of capital stock to institutional investors. Dr. Dale Stringfellow, president and chief executive officer of Berlex Laboratories Inc., a wholly owned subsidiary of Schering AG, was then a member of the board of directors of Collateral. Dr. Stringfellow indicated that Schering AG might be willing to make an additional investment in Collateral and that there could be other opportunities for enhancing the relationship between Schering AG and Collateral. Dr. Stringfellow suggested that it would be preferable for him to resign from the board in view of the prospect of pursuing such business opportunities.

     On October 1, 2001, Dr. Stringfellow resigned from the board of directors of Collateral.

     On October 3, 2001, at Dr. Stringfellow's suggestion, Jack W. Reich, Ph.D., the chairman of Collateral's board of directors and its chief executive officer, met with representatives of Schering AG in New Jersey. At that meeting, representatives of Schering AG indicated that Schering AG would like to pursue the acquisition of Collateral rather than make an additional equity investment. Following interactions between Dr. Reich and Collateral's directors, it was agreed that representatives of Schering AG and Collateral and their respective outside financial and legal advisors should meet to further discuss Schering AG's proposal.

     On October 26, 2001, Schering AG executed a confidentiality agreement with Collateral in order to perform a due diligence review of Collateral and to gain access to information regarding the intellectual property, financial position and operations of Collateral. Beginning in October, 2001, representatives of Schering AG spoke with members of management of Collateral regarding the business operations of Collateral and requested and reviewed documentation and agreements relating to Collateral. Schering AG and its advisors continued their due diligence review of Collateral through March, 2002.

     On November 9, 2001, a meeting was held at the San Francisco offices of Morgan Stanley & Co. Incorporated, Schering AG's financial advisor. Representatives of Schering AG, Morgan Stanley, and Cravath Swaine & Moore, Schering AG's legal counsel, as well as representatives of Collateral, Bear, Stearns & Co. Inc., Collateral's financial advisor, Coudert Brothers LLP and Brobeck, Phleger & Harrison LLP, Collateral's legal counsel, were present at that meeting. The parties explored the possibility of entering into a stock-for-stock business combination and also discussed Collateral's business and potential valuation. The meeting concluded without an agreement on any specific transaction.

     Following the meeting on November 9, 2001, representatives of Schering AG and Collateral held several telephonic discussions concerning Collateral's business and its valuation, as well as Collateral's needs for additional liquidity.

     On December 7, 2001, Dr. Reich again met with representatives of Schering AG in New Jersey. The parties continued to discuss valuation of Collateral, but no agreement was reached.

     On December 11, 2001, the board of directors of Collateral held a regular meeting. Members of Collateral's management team made presentations to the board of directors of Collateral regarding the discussions with Schering AG, Collateral's business and Collateral's finances. An extensive discussion of strategic alternatives available to Collateral ensued. Members of the board of directors noted the fact that Collateral would soon have access to the results of a perfusion study which related to the potential mechanism of action of Collateral's lead product candidate. After extensive discussion and deliberation, the board of directors of Collateral recommended that Collateral's management team continue discussions with Schering AG and also with potential institutional investors.

     During January 2002, the results of the perfusion study were made available to Collateral. Collateral's management team and outside consultants conducted analyses of those results and discussed those analyses with representatives of Schering AG and Berlex Laboratories, Inc.

     On January 31, 2002, Dr. Reich and Christopher J. Reinhard, Collateral's president and chief financial officer, met with representatives of Schering AG in New Jersey. At that meeting, representatives of Schering AG and Collateral discussed a possible business combination between the two companies. Schering AG's and Collateral's representatives also discussed a proposal whereby Schering AG would make a cash payment to Collateral in exchange for a reduction in the royalty payable by Schering AG under the collaboration agreement. No specific agreements were reached, but it was decided that the parties would meet again to discuss the matters further.

     On February 14, 2002, Dr. Reich and Mr. Reinhard again met with Schering AG's representatives in New Jersey to discuss the proposed business combination. At that meeting, Schering AG's representatives proposed an exchange ratio whereby each share of Collateral common stock would be converted into a number of Schering AG ADSs, based on then current market prices. The parties again discussed Collateral's business and the proposed business combination and amendment to the collaboration agreement.

     During the weeks of February 18 and 25, 2002, the parties had telephonic discussions regarding the proposed business combination and amendment to the collaboration agreement. Cravath Swaine & Moore, Schering AG's counsel, prepared drafts of the merger agreement and the stockholders agreement for review by Collateral. Collateral reviewed the drafts and delivered initial comments to Schering AG on March 4, 2002. During the week of March 4, 2002, Schering AG and its counsel reviewed Collateral's comments and the parties and their representatives continued to have telephonic discussions of the proposed terms.

     On March 7, 2002, a special meeting of the board of directors of Collateral was held. At that meeting, Collateral's management reviewed the terms that had been proposed by Schering AG. After detailed discussion of the proposal and Collateral's business and financial position, as well as prospects for a combination with Schering AG, the board of directors of Collateral authorized continued negotiations with Schering AG and also directed Collateral's management team to continue to pursue an alternative financing involving the sale of shares of Collateral equity securities to institutional investors.

     On March 11, 2002, representatives of Coudert Brothers LLP, Schering AG and Cravath Swaine & Moore met in New York to negotiate the terms of the merger agreement and the stockholders agreement.

     On March 12, 2002, a regular meeting of the board of directors of Collateral was held. At that meeting, representatives of Coudert Brothers LLP and Bear Stearns summarized the basic terms of the then-current draft merger agreement and stockholders agreement. Representatives of Bear Stearns made a detailed presentation of its financial analysis. Members of the Collateral management team described the then current state of negotiations with Schering AG. Members of Collateral's management also reviewed the proposed terms of an amendment to the collaboration agreement. After extensive deliberation, Collateral's board of directors authorized continued negotiations with Schering AG regarding the proposed business combination. It also approved an amendment to the collaboration agreement with Schering AG pursuant to which Collateral would receive approximately $12.0 million in cash from Schering AG in exchange for a 2% reduction in the royalty rate that would be payable by Schering AG under the agreement.

     During that week, Collateral and Schering AG's management, financial advisors and counsel continued to have telephonic discussions and negotiations of the terms of the proposed merger agreement and stockholders agreement.

     On March 14, 2002, the board of directors of Collateral held a special meeting. At that meeting, representatives of Coudert Brothers LLP reviewed the provisions of the then-current draft merger agreement and stockholders agreement. Members of the Collateral management team, together with representatives of Coudert Brothers LLP, described the then current state of negotiations with Schering AG.

     On March 15, 2002 and during the weekend of March 16-17, 2002, members of Collateral and Schering AG management and their respective financial advisors and counsel continued to negotiate the terms of the definitive agreements.

     On March 17, 2002, the board of directors of Collateral held a special telephonic meeting. At that meeting, members of the Collateral management team and representatives of Coudert Brothers LLP described the status of the outstanding issues in the then-current draft merger agreement and stockholders agreement.

     On March 18, 2002, members of Collateral and Schering AG management and their financial advisors and counsel continued to negotiate the outstanding issues in the then-current draft merger agreement and stockholders agreement. The board of directors of Collateral held a special telephonic meeting that afternoon. At that meeting, members of the Collateral management team and representatives of Coudert Brothers LLP described the changes in the draft merger agreement and stockholders agreement since the previous board meeting. Members of the Collateral management team and representatives of Coudert Brothers LLP also described the outstanding issues in the then-current draft merger agreement and stockholders agreement. After discussion, the board of directors of Collateral recommended that Collateral's management team continue to negotiate the proposed transaction with Schering AG.

     On March 19, 2002, counsel for each of Schering AG and Collateral concluded negotiations with respect to the remaining issues in the proposed merger agreement and stockholders agreement. That afternoon, the board of directors of Collateral held another special telephonic meeting. At that meeting, representatives of Coudert Brothers LLP described the changes made to the merger agreement and the stockholders agreement since the prior day's board meeting. At that meeting, representatives of Bear Stearns provided updated market information and rendered Bear Stearns' opinion as to the fairness, from a financial point of view, to the stockholders of Collateral (excluding Schering AG and its affiliates) of the consideration of 0.1847 Schering AG ADSs for each share of Collateral common stock. See "Opinion of Collateral's Financial Advisor." At the conclusion of the meeting, which was after the close of the Nasdaq National Market, the board of directors of Collateral unanimously concluded that the merger and the merger agreement was advisable and fair to Collateral and its stockholders and unanimously adopted resolutions which among other things, approved the merger, the merger agreement and the stockholders agreement.

     Following the approval by Collateral's board of directors, Schering AG, Sub and Collateral executed and delivered the merger agreement and certain stockholders of Collateral executed the stockholders agreement with Schering AG. Also on March 19, 2002, Collateral and Schering AG executed and delivered the amendment to the collaboration agreement. Prior to the opening of the Nasdaq National Market on March 20, 2002, Schering AG and Collateral issued a joint press release announcing the proposed merger.

COLLATERAL'S REASONS FOR THE MERGER

     In reaching its decision to approve the merger agreement and the merger and to recommend the adoption of the merger agreement by Collateral stockholders, the Collateral board of directors considered a number of factors, including the following:

     - the merger would give the Collateral stockholders an ongoing interest in Schering AG, a much larger diversified organization with greater financial resources, which could lessen the risk to the Collateral stockholders should the clinical trials of Generx(TM), Collateral's lead product candidate, ultimately prove unsuccessful;

     - the board of directors' assessment of the existing relationship between Collateral and Schering AG and the view that the merger could more closely align incentives and opportunities with respect to Collateral's products under development and could provide enhanced resources for Collateral's future product development activities;

     - the board of directors' assessment of the alternative courses of action available to Collateral and its prospects as an independent company given:

      - Collateral's limited ability to pursue new product opportunities in view of Collateral's limited financial resources and the significant amount of capital required;

      - the difficulty of raising capital in the then-current market environment and the likely dilution to existing stockholders if Collateral were able to raise additional capital; and

      - the decrease in the trading price of Collateral's common stock over the prior twelve months;

     - the value of the Schering AG ADSs to be received by Collateral stockholders in the merger and the premium represented thereby over various historical trading prices of Collateral common stock;

     - the financial analysis and presentation delivered by Bear, Stearns & Co. Inc., Collateral's financial advisor, and the opinion of Bear Stearns that the consideration to be received by Collateral stockholders pursuant to the exchange ratio in the merger was fair to the stockholders of Collateral from a financial point of view (excluding Schering AG and its affiliates as to whom Bear Stearns expressed no opinion);

     - the terms of the proposed merger agreement regarding the right of Collateral to consider and negotiate other strategic transaction proposals, viewed in light of the agreement of stockholders to execute and be bound by the stockholders agreement and the possible effects of the provisions regarding payment of the termination fee;

     - the exchange of shares of Collateral common stock for Schering AG ADSs would provide a long term investment opportunity for stockholders of Collateral who do not wish to liquidate their holdings upon consummation of the merger; and

     - the fact that the merger was expected to be tax-free to Collateral's stockholders for federal income tax purposes.

     The Collateral board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

     - the risk that the potential benefits desired to be achieved in the merger might not be realized;

     - the risks of holding Schering AG ADSs, many of which are identified under the caption "Risk Factors" in this proxy statement/prospectus and in Schering AG's reports on Form 20-F;

     - the risks associated with fluctuations in the market value of Schering AG ADSs prior to the closing of the merger in light of the fact that the exchange ratio is fixed; and

     - the substantial costs that Collateral would incur in connection with the merger if the merger were not completed.

     After taking into consideration all the factors set forth above as well as additional factors not mentioned above, the board of directors considered the terms and conditions of the merger agreement and the stockholders agreement in light of the foregoing factors and concluded that the merger agreement, as negotiated, is advisable to Collateral and its stockholders and should be entered into by Collateral.

     This foregoing list of factors is not intended to be exhaustive, but Collateral believes it includes the material factors considered by the board of directors of Collateral. Individual members of the board of directors of Collateral may have considered other factors not included in this list. In view of the variety of factors considered in connection with its evaluation of the merger, the board of directors of Collateral did not quantify or assign relative weights to the specific factors considered in reaching its recommendation. Instead, the board of directors of Collateral made its recommendation based on the totality of the information presented to and considered by it.

RECOMMENDATION OF THE COLLATERAL BOARD OF DIRECTORS

     After careful consideration, the Collateral board of directors, on March 19, 2002, unanimously determined that the terms of the merger agreement and the merger were advisable and fair to Collateral and its stockholders and approved the merger agreement and the merger. In reaching its decision, the Collateral board of directors consulted with its management team and advisors and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement. The board of directors of Collateral unanimously recommends that the stockholders of Collateral vote "FOR" the adoption of the merger agreement.


     In considering the recommendation of the board of directors of Collateral with respect to the merger agreement, you should be aware that directors and executive officers of Collateral may have interests in the merger that are different from, or are in addition to, the interests of Collateral stockholders. Please see "Interests of Collateral Directors and Executive Officers in the Merger."


OPINION OF COLLATERAL'S FINANCIAL ADVISOR

     Collateral engaged Bear Stearns as its financial advisor in connection with the merger. Collateral engaged Bear Stearns based on Bear Stearns' experience and expertise in transactions similar to the merger. Bear Stearns, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     In connection with Bear Stearns' engagement, the board of directors of Collateral requested that Bear Stearns evaluate the fairness, from a financial point of view, of the consideration to be received pursuant to the merger by stockholders of Collateral, excluding Schering AG and its affiliates. At the March 19, 2002 meeting of the board of directors of Collateral, Bear Stearns delivered its oral opinion to the effect that, as of the date thereof, and subject to the assumptions, qualifications and limitations described in its written opinion, the consideration to be received in the merger was fair, from a financial point of view, to the stockholders of Collateral, excluding Schering AG and its affiliates. Bear Stearns subsequently confirmed its oral opinion by delivery of its written opinion dated March 19, 2002.

     THE FULL TEXT OF THE WRITTEN OPINION OF BEAR STEARNS, DATED MARCH 19, 2002 WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX 3. YOU SHOULD READ THE OPINION CAREFULLY IN ITS ENTIRETY. THE SUMMARY OF BEAR STEARNS OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In reading the discussions of the fairness opinion set forth below, stockholders of Collateral should be aware that Bear Stearns' opinion:

     - was provided to the board of directors of Collateral for its benefit and use in their consideration of the merger;

     - did not constitute a recommendation to the board of directors of Collateral in connection with the merger;

     - does not constitute a recommendation to any stockholder of Collateral as to how to vote in connection with the merger;

     - did not address Collateral's underlying business decision to pursue the merger; and

     - did not express any opinion as to the price or range of prices at which the shares of common stock of Collateral and Schering AG ADSs would trade subsequent to the announcement of the merger or as to the price or range of prices at which Schering AG ADSs may trade subsequent to the consummation of the merger.

     In arriving at its opinion, Bear Stearns, among other things:


     - reviewed a draft of the merger agreement dated March 19, 2002;


     - reviewed Collateral's annual reports to stockholders and annual reports on Form 10-K for the years ended December 31, 1998 through 2000, its quarterly reports on Form 10-Q for the period ended September 30, 2001, a draft dated March 15, 2002 of Collateral's annual report on Form 10-K for the year ended December 31, 2001 and its reports on Form 8-K for the three years ended March 19, 2002;

     - reviewed operating and financial information, including projections, provided to Bear Stearns by Collateral's management relating to Collateral's business and prospects;

     - met with members of Collateral's senior management to discuss Collateral's business, operations, historical and projected financial results and future prospects including the range of expected future performance of Collateral's two lead products assuming commercial launch;

     - reviewed Schering AG's annual reports to shareholders and annual reports on Form 20-F for the years ended December 31, 2001 and 2000, which included financial information for the years ended December 31, 1998 through 2001, and its reports on Form 6-K filed with or furnished to the SEC through March 19, 2002;

     - reviewed publicly available financial projections for Schering AG included in Wall Street equity research reports (the "Schering AG Analysts' Projections");

     - held discussions with members of Schering AG's senior management regarding Schering AG's business, operations, historical and projected financial results and future prospects;

     - reviewed the historical prices, trading multiples and trading volumes of the common shares (including, in the case of Schering AG, its ADSs) of Collateral and Schering AG;

     - reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to Collateral and Schering AG;

     - performed discounted cash flow analyses based on projections furnished by Collateral's management to Bear Stearns;

     - reviewed the pro forma financial results, financial condition and capitalization of Schering AG based on the Schering AG Analysts' Projections and giving effect to the merger; and

     - conducted other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

     In arriving at its opinion, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the projections, provided to Bear Stearns by Collateral. With respect to the projections provided by Collateral, Bear Stearns has relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Collateral as to the expected future performance of Collateral. With respect to Schering AG, Bear Stearns relied on the forward-looking statements included in Schering AG's 2001 annual report. Bear Stearns has not assumed any responsibility for the independent verification of any such information or of the projections provided to Bear Stearns, including the Schering AG Analysts' Projections and Bear Stearns has further relied upon the assurances of the senior management of Collateral that they are unaware of any facts that would make the information and projections provided to Bear Stearns incomplete or misleading.

     In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Collateral and Schering AG, nor was Bear Stearns furnished with any such appraisals. Bear Stearns assumed that the merger will (a) qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (b) be consummated in a timely manner and in accordance with the terms of the merger agreement without any regulatory limitations, restrictions, conditions, amendments or modifications that collectively would have a material effect on Collateral or Schering AG.

     The following is a brief summary of the analyses performed by Bear Stearns and presented to the board of directors of Collateral in connection with its fairness opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Bear Stearns, the tables must be read together with the text of each summary. The tables alone do not represent a complete description of the financial analyses.

     Implied Per Share Consideration. The exchange ratio of 0.1847 Schering AG ADSs for each share of Collateral was set by dividing a reference price of $10.70 per Collateral share by the average closing price of Schering AG's ordinary shares for the 10 trading days ended 3 trading days prior to the signing of the merger agreement. Because the exchange ratio is fixed, $10.70 is a reference price and the actual merger consideration Collateral stockholders will receive may be more or less than $10.70 upon the consummation of the merger. In February of 2002, Schering AG announced that its executive board would propose a dividend of E0.83 per share for the 2001 financial year. The dividend was subsequently approved at the Schering AG annual shareholders' meeting held on April 12, 2002. Based on the exchange ratio of 0.1847 and the $/E exchange rate on March 15, 2002, Bear Stearns calculated the equivalent value of Schering AG's 2001 dividend to be $0.14 per Collateral share. Collateral shareholders will not receive any benefit from Schering AG's 2001 dividend since the 2001 dividend is expected to be paid prior to the consummation of the merger. In calculating the implied consideration per share, Bear Stearns reduced the reference price of $10.70 per Collateral share by the per share value of Schering AG's 2001 dividend resulting in an implied consideration of $10.56 per Collateral share. A summary of the analysis is set forth below.

VALUE OF SCHERING AG DIVIDEND PER COLLATERAL SHARE    IMPLIED CONSIDERATION PER COLLATERAL SHARE
---------------------------------------------------   ------------------------------------------
Schering AG 2001 Dividend...........      E  0.83     Reference Price Per Collateral
$/E exchange rate on 3/15/02........       0.8853       Share...........................  $10.70
                                          -------                                         ------
Schering AG 2001 Dividend                             Less: Value of Schering AG 2001
  (US$).............................      $  0.74       Dividend Per Collateral Share...  $ 0.14
                                                                                          ------
Exchange ratio......................       0.1847     Implied Consideration Per
                                                      Collateral
                                          -------
Value of Schering AG 2001                               Share...........................  $10.56
  Dividend Per Collateral Share.....         0.14

     Stock Trading History. The implied consideration of $10.56 per Collateral share represents a 92.0% premium to Collateral's closing price on March 15, 2002. The premium to the one-month, three-month, six month and one-year average price prior to March 15, 2002 was 128.6%, 92.8%, 86.5% and 57.3%, respectively.

     Discounted Cash Flow Analysis. Bear Stearns performed a probability-adjusted discounted cash flow analysis to separately estimate the present value of the unleveraged, after-tax, free cash flows that Collateral could generate from its two lead products under development, Generx(TM) and Genvascor(TM). The analysis was based on three sets of financial projections for each of Generx(TM) and Genvascor(TM): (1) a conservative case estimate provided by Collateral's management; (2) the base case estimates provided by Collateral's management; and (3) an optimistic case estimate provided by Collateral's management. The financial projection scenarios were provided to Bear Stearns by Collateral management and reflect management's best current estimates and judgments as to the possible outcomes of Generx(TM) and Genvascor(TM). In conducting its discounted cash flow analysis, Bear Stearns assumed for analytical purposes that the net present value of the future free cash flows related to Collateral's other operations, including other products in development, was equal to zero, given the early-stages of development of the other products and the corresponding uncertainty of eventual launch and the projected cost to develop.

     Bear Stearns calculated the present value of the after-tax cash flows using a discount rate which reflected Bear Stearns's estimate of Collateral's weighted average after-tax cost of capital. The discounted values for each of Generx(TM) and Genvascor(TM) were further adjusted for risk based on assumed probability of launch. Bear Stearns performed a sensitivity analysis using a range of percentages to vary the probability-of-launch of Generx(TM) and Genvascor(TM). Separately, Bear Stearns adjusted the calculated per share values to reflect the amendment to the Collaboration Agreement dated March 19, 2002 whereby Schering AG paid $12 million to Collateral in exchange for a reduction of the royalty payable to Collateral on sales of Generx(TM) and Genvascor(TM) by 2%. The tables below summarize the discount rate and probability of launch assumptions and present the range of implied equity values per share of Collateral's common stock based upon the range of management projection scenarios.

                     SUMMARY OF DISCOUNTED CASH FLOW ASSUMPTIONS
--------------------------------------------------------------------------------------
                                                            GENERX(TM)   GENVASCOR(TM)
                                                            ----------   -------------
Discount Rate.............................................       15%            15%
Probability of Launch.....................................    20%-63%        10%-32%

RANGE OF IMPLIED EQUITY VALUES PER COLLATERAL SHARE
--------------------------------------------------------------------------------------
                                                          ASSUMING NO     ASSUMING 2%
                                                            ROYALTY         ROYALTY
MANAGEMENT CASE                                            BUY-DOWN        BUY-DOWN
---------------                                          -------------   -------------
Conservative...........................................  $ 3.40-$ 9.61   $ 3.98-$ 9.56
Base...................................................  $ 6.19-$17.74   $ 6.47-$16.88
Upside.................................................  $11.24-$32.88   $11.02-$30.62

     Comparable Company Analysis. Using publicly available information, Bear Stearns reviewed and compared the relative valuation of Collateral to the market values and technology values (calculated as equity value plus debt, preferred stock and minority interest less cash, cash equivalents and marketable securities) of selected comparable companies. Bear Stearns selected the comparable companies for comparison because they are publicly traded companies in the biotechnology industry with operations that for purposes of analysis may be considered similar, in varying degrees, to the operations of Collateral. Bear Stearns identified companies focused on the development of therapeutics whose mechanism of action is gene therapy as the most relevant comparable companies. For reference purposes only, Bear Stearns also reviewed and compared the relative valuation of Collateral to the market values and technology values of selected companies focused on therapeutics that target cardiovascular conditions.

GENE THERAPY COMPANIES
- Avigen, Inc.                              - Oxford BioMedica Ltd.
- Cell Genesys, Inc.                        - Targeted Genetics Corp.
- GenVec, Inc.                              - Transgene S.A.
- Introgen Therapeutics, Inc.               - Valentis, Inc.
- Onyx Pharmaceuticals, Inc.                - Vical, Inc.

CARDIOVASCULAR COMPANIES
- Actelion Ltd.                             - Corvas International, Inc.
- Alteon, Inc.                              - CV Therapeutics, Inc.
- AVANT Immunotherapeutics, Inc.            - Texas Biotechnology Corp.

     For each of the selected companies, Bear Stearns reviewed publicly available financial data, stage of development for lead product, breadth of product pipeline, Wall Street equity research reports and stock market data. Bear Stearns compared equity market values and technology values of the selected companies and Collateral. All data for each of the selected companies was based on the closing stock prices on March 15, 2002 and the most recent publicly available information. Data for Collateral was based on projected March 31, 2002 balance sheet accounts and the closing stock price on March 15, 2002 and the per share consideration implied by the deal. A summary of the analysis is set forth below.

                                                        MARKET VALUE     TECHNOLOGY VALUE
                                                       ($ IN MILLIONS)    ($ IN MILLIONS)
                                                       ---------------   -----------------
Gene Therapy Companies...............................   $ 61.8-$659.1      $14.7-$216.6
Cardiovascular Companies.............................   $102.7-$961.6      $60.8-$893.7
Collateral at Market.................................           $74.9             $70.3
Collateral at Deal ($10.56 per share)................          $149.8            $145.3

     Because of the inherent difference between the businesses, operations, financial conditions and prospects of Collateral and the businesses, operations, financial conditions and prospects of the selected companies, Bear Stearns believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, made qualitative judgments concerning differences between the financial and operating characteristics of Collateral and the selected companies that would affect the public trading values of Collateral and such selected companies.

     Other Analyses. Bear Stearns conducted other analyses as it deemed appropriate, including reviewing the historical stock performance and the historical and estimated financial and operating data of Collateral and Schering AG, considering the availability of financing and liquidity issues of Collateral as a standalone company, reviewing the terms of recent acquisitions involving late-stage development biotechnology companies, reviewing and comparing financial data and valuation parameters for Schering AG and US and European pharmaceutical companies that Bear Stearns deemed generally comparable to Schering AG and reviewing the pro forma financial results, financial condition and capitalization of Schering AG giving effect to the merger. In addition, Bear Stearns examined publicly available information relating to trends in the biotechnology and pharmaceuticals industries.

     The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of those methods to the particular circumstances involved. Bear Stearns' opinion is therefore not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Bear Stearns made qualitative judgments as to the significance and relevance of each analysis and factors considered by it and did not attribute particular weight to any one analysis or factor. Bear Stearns did not form an opinion as to whether any individual analysis or factor, positive or negative, considered in isolation, supported or failed to support its opinion. Accordingly, Bear Stearns believes that its analyses must be considered as a whole and that selecting portions of its analyses or of the summary described above or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

     The analyses performed by Bear Stearns, particularly those based on estimates, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those results suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Bear Stearns' analyses are inherently subject to substantial uncertainty. The analyses were prepared solely as part of Bear Stearns' analysis of the fairness, from a financial point of view, of the consideration to be received in the merger by the stockholders of Collateral, excluding Schering AG and its affiliates.

     Bear Stearns' opinion and financial analyses were only one of many factors considered by Collateral's Board in its evaluation of the merger, and should not be viewed as determinative of the views of Collateral's Board or management with respect to its decision to recommend the merger.

     Pursuant to the terms of its engagement of Bear Stearns, Collateral has agreed to pay Bear Stearns (a) a fee of $500,000 upon rendering of the opinion by Bear Stearns and (b) a fee equal to 1.9% of the aggregate transaction value (as described in the engagement letter) upon consummation of the merger, less a credit for the opinion fee previously paid. In addition, Collateral has agreed to reimburse Bear Stearns for all reasonable out-of-pocket expenses incurred by Bear Stearns, including reasonable fees and disbursements of counsel, and of other consultants and advisors retained by Bear Stearns in connection with matters contemplated by Bear

Stearns' engagement, including any such expenses arising from Bear Stearns being requested or required to testify in any legal or regulatory proceeding. Collateral has also agreed to indemnify Bear Stearns and certain related persons against liabilities in connection with the engagement of Bear Stearns, including liabilities under the federal securities laws.

     Bear Stearns has been previously engaged by Collateral to provide certain investment banking and financial advisory services for which it received customary compensation. In the ordinary course of business, Bear Stearns may actively trade the equity and debt securities and/or bank debt of Collateral and/or Schering AG for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities or bank debt.

INTERESTS OF COLLATERAL'S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

     In considering the recommendation of Collateral's board of directors that you vote for the adoption of the merger agreement, you should be aware that members of Collateral's board of directors and Collateral's executive officers have agreements and arrangements that provide them with interests in the merger that may differ from, or be in addition to, the interests of Collateral's other stockholders. Collateral's board of directors was aware of these agreement and arrangements during its deliberations of the merits of the merger and in determining to recommend that you vote to adopt the merger agreement.


     STOCK OPTION ACCELERATION. Outstanding options granted under Collateral's stock plans, including grants to Collateral's directors and executive officers, automatically accelerate and become fully exercisable immediately prior to the consummation of the merger. All stock options that are not exercised immediately prior to the merger will automatically terminate. Collateral's executive officers held, as of March 19, 2002, in-the-money options (based on the presumption that a share of Collateral common stock will have a fair market value of at least $10.70 immediately prior to the consummation of the merger) to purchase 805,160 shares of Collateral common stock. The non-employee members of the board of directors of Collateral held, as of March 19, 2002, in-the-money options (based on the presumption that a share of Collateral common stock will have a fair market value of at least $10.70 immediately prior to the consummation of the merger) to purchase 15,000 shares of Collateral common stock.


     LOANS TO DIRECTORS AND OFFICERS. Collateral has issued loans in the aggregate principal amount of $1.2 million to certain of its executive officers and principal stockholders. All such loans must be repaid prior to the closing date of the merger. The merger agreement provides that it is a condition to the closing of the merger that all the loans must be repaid in full to Collateral through the delivery to Collateral by such executive officers of shares of Collateral common stock on or prior to the closing date of the merger. Pursuant to the terms of the original loan agreements, such executive officers may repay such loans to Collateral in cash prior to the closing date of the merger.

     STOCKHOLDERS AGREEMENT. A number of Collateral's officers and directors entered into a stockholders agreement with Schering AG simultaneously with the execution of the merger agreement. Pursuant to the stockholders agreement, each such stockholder agreed to vote in favor of the merger and against any impeding transaction. For additional information about the stockholders agreement please see "The Stockholders Agreement" beginning on page 53.


INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE


     The merger agreement provides that all rights to indemnification for acts and omissions occurring at or before the effective time of the merger existing in favor of the current and former directors and officers of Collateral as provided in its certificate of incorporation, bylaws or any existing indemnification agreements with Collateral (as in effect on the date of the merger agreement) will be assumed by the surviving corporation in the merger.

     The merger agreement also provides that for six years after the completion of the merger, Schering AG will either maintain the directors' and officers' liability insurance policy in effect as of the date of the merger agreement for acts or omissions occurring at or before the effective time of the merger covering those persons who were, as of the date of the merger agreement, covered by that policy, or otherwise provide coverage for those people, on terms no less favorable than those in effect on the date of the merger agreement, but, in either case Schering AG will not be obligated to pay aggregate premiums in excess of 150% of the last annual premium paid by Collateral, which was $222,000. Schering AG's obligation to provide such director's and officers liability insurance coverage will automatically terminate at any such time as it has assumed the obligations of the surviving corporation described under the first paragraph of this section.

FORM OF MERGER


     Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, upon completion of the merger, European Acquisition Company, a wholly owned subsidiary of Schering AG formed for purposes of the merger and a party to the merger agreement, will be merged with and into Collateral. Collateral will survive the merger as a wholly owned subsidiary of Schering AG.


EFFECTIVE TIME OF THE MERGER

     The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or such later time agreed upon by Schering AG and Collateral and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable after satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement.

CONSIDERATION TO BE RECEIVED IN THE MERGER


     At the effective time of the merger, each outstanding share of Collateral common stock will be converted into the right to receive 0.1847 Schering AG ADSs, except that treasury stock and stock held by Schering AG and Sub will be canceled. Each share of Collateral common stock that is owned by Schering Berlin Inc. will not be canceled and will remain outstanding. Collateral stockholders will receive cash for any fractional Schering AG ADSs which they would otherwise receive in the merger. The amount of cash for fractional Schering AG ADSs each Collateral stockholder will receive will be calculated by multiplying the fractional share interest to which that stockholder is entitled by the closing price of a Schering AG ordinary share on the closing date of the merger as reported on the Xetra system of the Frankfurt Stock Exchange.


EXCHANGE PROCEDURES

     The conversion of Collateral common stock into the right to receive Schering AG ADSs will occur automatically at the effective time of the merger. As soon as reasonably practicable after the completion of the merger, JPMorgan Chase Bank, the exchange agent, will send a letter of transmittal to each former Collateral stockholder. The transmittal letter will contain instructions for obtaining Schering AG ADSs and cash for any fractional Schering AG ADSs in exchange for shares of Collateral common stock.

APPRAISAL RIGHTS

     Under Delaware law, holders of Collateral common stock are not entitled to appraisal rights in connection with the merger because, on the record date, Collateral common stock was listed on the Nasdaq National Market and will be converted into Schering AG ADSs, which at the effective time of the merger will be listed on the New York Stock Exchange.

STOCK EXCHANGE MATTERS

     It is a condition to the completion of the merger that the Schering AG ADSs issuable to Collateral stockholders pursuant to the merger be approved for listing on the New York Stock Exchange, subject to final notice of issuance. If the merger is completed, Collateral common stock will be delisted from the Nasdaq National Market and will be deregistered under the Exchange Act.

RESALE OF SCHERING AG ADSS

     Schering AG ADSs received in the merger by Collateral stockholders generally will be freely transferable except that Schering AG ADSs received by persons that are deemed to be affiliates of Collateral under the Securities Act at the time of the Collateral special meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons that may be deemed to be affiliates of Collateral for purposes of Rule 145 under the Securities Act generally include individuals or entities that control, are controlled by or are under common control with Collateral and include directors and executive officers of Collateral. The merger agreement requires Collateral to use its reasonable best efforts to cause each of its affiliates to deliver to Schering AG, on or prior to the completion of the merger, a signed agreement to the effect that the affiliate will not offer, sell or otherwise dispose of any Schering AG ADSs issued to the affiliate in the merger in violation of the Securities Act or the related SEC rules.

ACCOUNTING TREATMENT

     Schering AG prepares its financial statements using the International Accounting Standards, or IAS, of the International Accounting Standards Board. In accordance with the rules and regulations of the Securities and Exchange Commission, Schering AG intends to account for the merger using the "purchase" method of accounting for business combinations under IAS. When it reconciles its financial statements to U.S. GAAP, it also will account for the arrangement using the "purchase" method of accounting for business combinations. This means that Schering AG will record the excess of the purchase price of Collateral over the fair value of Collateral's identifiable assets, including intangible assets and liabilities, as "goodwill."

REGULATORY APPROVALS REQUIRED FOR THE MERGER

     U.S. ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which in this proxy statement/prospectus we refer to as the "HSR Act", the merger may not be completed until (a) both Schering AG and Collateral have given notification and furnished information to the Federal Trade Commission and the Antitrust Division of the Department of Justice, relating to the operations of each of the parties and (b) the relevant reviewing agency has granted early termination of the 30-day waiting period under the HSR Act, or the 30-day waiting period has expired, or, if the reviewing agency extends the waiting period by making a request for additional information, the extended waiting period has expired. Expiration of the applicable waiting period under the HSR Act is a condition to completing the merger.

                                TAX CONSEQUENCES

     The following discussion summarizes the material U.S. federal income tax and German tax consequences to U.S. Holders of the merger and the ownership and disposition of Schering AG ADSs. This discussion represents the views of Coudert Brothers LLP, counsel to Collateral, as it relates to U.S. federal income tax consequences, and of Coudert Schurmann, special German tax counsel to Collateral, as it relates to German tax consequences. The following summary of tax consequences is of a general nature only and is not intended to be legal or tax advice to any particular U.S. Holder. Except as specifically referenced below, it does not address state, local, estate or gift taxation or taxation by countries other than the U.S. and Germany.

     EACH U.S. HOLDER IS URGED TO CONSULT ITS, HIS OR HER OWN TAX ADVISOR AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES AND GERMAN TAX CONSEQUENCES, TO IT, HIM OR HER, OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF SCHERING AG ADSS, IN EACH CASE IN LIGHT OF THE FACTS AND CIRCUMSTANCES THAT MAY BE UNIQUE TO IT, HIM OR HER, AND AS TO ANY U.S. ESTATE, GIFT, STATE, LOCAL OR NON-U.S. AND NON-GERMAN TAX CONSEQUENCES OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF SCHERING AG ADSS.

     For purposes of this discussion a "U.S. Holder" is any one of the following:

     - An individual who is a citizen or resident of the United States;

     - a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created in or organized under the laws of the U.S. or any political subdivision thereof;

     - an estate the income of which is subject to U.S. federal income tax without regard to its source;

     - a trust if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of such trust; or

     - any other person otherwise subject to U.S. federal income tax on its worldwide income.

     The treatment of a partner of a partnership (or of an entity treated as a partnership for U.S. federal income tax purposes) as a U.S. Holder may depend upon the status of the partner as a U.S. Holder (irrespective of the status of the partnership) and upon the nature and activities of the partnership. PARTNERS OF PARTNERSHIPS (OR OF ENTITIES TREATED AS PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES) THAT HOLD SHARES OF COLLATERAL COMMON STOCK OR THAT WILL HOLD SCHERING AG ADSS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE MERGER AND OF THE OWNERSHIP AND DISPOSITION OF SCHERING AG ADSS.

     A "Non-U.S. Holder" is a holder that is not a U.S. Holder. This discussion does not address any tax consequences to Non-U.S. Holders of the Merger or of the ownership or disposition of Schering AG ADSs. NON-U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE MERGER AND OF THE OWNERSHIP AND DISPOSITION OF SCHERING AG ADSS.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material U.S. federal income tax consequences of the Merger to U.S. Holders of Collateral common stock, and the material U.S. federal income tax consequences applicable to the ownership and disposition of Schering AG ADSs by such holders. This summary is based upon existing U.S. federal income tax law, including the Internal Revenue Code of 1986, as amended (referred to herein as the Internal Revenue Code), administrative pronouncements, judicial decisions and treasury regulations thereunder, and on the Convention between the United States of America and the Federal Republic of Germany for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Tax on Income and Capital and to Certain Other Taxes signed August 29, 1989 (referred to herein as the "Income Tax Treaty"), all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. This summary:

     - is limited to U.S. Holders who, at all relevant times, have held their Collateral common stock as capital assets and who will hold the Schering AG ADSs as capital assets;

     - does not address U.S. state, local, gift or estate tax considerations;

     - does not address all the tax consequences that may be relevant to a U.S. Holder in light of such holder's particular circumstances or to U.S. Holders subject to special rules, including certain financial institutions, regulated investment companies, insurance companies, dealers in securities, tax-exempt organizations, partnerships or other flow-through entities (including S corporations and limited liability companies treated as partnerships for U.S. federal income tax purposes), persons who hold Collateral common stock or will hold Schering AG ADSs as part of a straddle, hedging or conversion transaction, persons who acquired their Collateral common stock or will acquire Schering AG ADSs through the exercise or cancellation of employee stock options or otherwise as compensation for services, persons subject to the alternative minimum tax and persons whose functional currency is not the U.S. dollar; and

     - does not address the tax consequences to holders of Collateral common stock that will own directly or indirectly or will be deemed to own, five percent or more of either the total voting power or the total value of the stock of Schering AG after the merger.

     In general, for U.S. federal income tax purposes and for purposes of the Income Tax Treaty, beneficial owners of Schering AG ADSs will be treated as the beneficial owners of the Schering AG ordinary shares represented by those ADSs.

  MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE MERGER


     The merger has been structured to qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code, and the following discussion as to the material U.S. federal income tax considerations relating to the merger assumes the accuracy of certain representations made by Collateral and Schering AG relating to the merger, that the merger will be consummated as described in this proxy statement/prospectus and in the merger agreement, and that, following the merger, Collateral will comply with the reporting requirements set forth in applicable Treasury Regulations.



     Collateral has received a tax opinion from its counsel, Coudert Brothers LLP, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code. It is a condition to Collateral's obligation to consummate the merger that such tax opinion be reissued on the closing date of the merger. No ruling will be sought from the Internal Revenue Service with respect to the U.S. Federal income tax consequences described below and, as a result, there can be no assurance that the Internal Revenue Service will agree with, or that a court will uphold, any of the conclusions set forth herein or in the tax opinion. The tax opinion will neither bind nor preclude the Internal Revenue Service from adopting a contrary position. In addition, the tax opinion will be subject to certain assumptions and qualifications and to the truth and accuracy of certain representations made by Collateral and Schering AG.


  RECEIPT OF SCHERING AG ADSS

     If a U.S. Holder receives only Schering AG ADSs in exchange for its, his or her Collateral common stock as a result of the merger, such U.S. Holder will not recognize gain or loss upon the exchange (except with respect to cash received in lieu of a fractional interest in a Schering AG ADS). The aggregate tax basis of the Schering AG ADSs received in the merger (including any fractional interests to which the U.S. holder would be entitled but for the special treatment of fractional interests described below) will be the same as the aggregate tax basis of the Collateral common stock surrendered in exchange therefor and the holding period of the Schering AG ADSs received in the merger will include the holding period of the Collateral common stock surrendered in exchange therefor.

  CASH IN LIEU OF FRACTIONAL SHARES

     Any cash received in lieu of a fractional Schering AG ADS will be treated as the proceeds of a taxable sale of that fractional Schering AG ADS for cash. The amount of any gain or loss attributable to the deemed sale should be equal to the amount of cash received with respect to the fractional Schering AG ADS less the ratable portion of the tax basis of the Collateral common stock surrendered that is allocated to the fractional Schering ADS. Any such gain or loss generally will be capital gain or loss, and generally will be long-term capital gain or loss if the Collateral stock surrendered in exchange therefor was held for more than one year at the time of the merger. Long-term capital gain recognized by a U.S. Holder that is not a corporation generally will be subject to U.S. federal income tax at a maximum 20% rate. The deductibility of capital losses is subject to limitations.

  TAX CONSEQUENCES IF MERGER DOES NOT QUALIFY AS REORGANIZATION

     If the IRS were to successfully challenge the qualification of the merger as a reorganization, U.S. Holders who exchange their Collateral common stock for Schering AG ADSs generally would be required to recognize taxable gain or loss with respect to the Collateral common stock surrendered in the merger equal to the difference between their adjusted tax basis in the surrendered stock and the fair market value, as of the effective time of the merger, of the Schering AG ADSs received or to be received in the merger (and any cash received in lieu of a fractional Schering AG ADS). Such gain or loss generally would be capital gain or loss and generally would be long-term capital gain or loss with respect to Collateral shares held for more than one year at the time of the merger. In such event, a U.S. Holder's tax basis in the Schering AG ADSs received would equal their fair market value as of the date of the merger, and such U.S. Holder's holding period for the Schering AG ADSs received would begin on the day after the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF SCHERING AG ADSS

  TAXATION OF DIVIDENDS

     For U.S. federal income tax purposes, the gross amount of a distribution by Schering AG in respect of Schering AG ADSs owned by a U.S. Holder, including any amounts of German tax withheld on the distribution, will be treated as dividend income to such U.S. Holder to the extent paid out of Schering AG's current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. That dividend income will not be eligible for the dividends received deduction generally allowed to corporations under Section 243 of the Internal Revenue Code. To the extent such distribution exceeds the U.S. Holder's allocable share of Schering AG's current and accumulated earnings and profits, the excess will be applied first to reduce the U.S. Holder's basis in his or her Schering AG ADSs, and any remaining excess would constitute gain from the deemed sale or exchange of such Schering AG ADSs. See "-- Tax on Sale or Exchange of Schering AG ADSs" below.

     Dividends paid by Schering AG in euro will be included in the income of a U.S. Holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt thereof by the depositary, regardless of whether the payment is in fact converted into U.S. dollars. If the dividends paid in euro are converted into U.S. dollars on the date of receipt, U.S. Holders generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may be required to recognize domestic-source foreign currency gain or loss on the receipt of a refund in respect of German withholding tax to the extent the U.S. dollar value of the refund differs from the U.S. dollar equivalent of that amount on the date of receipt of the underlying dividend. See "German Tax
Considerations -- Material German Income Tax Considerations Relating to the Ownership and Disposition of Schering ADSs -- Taxation of Dividends."

     For U.S. federal income tax purposes, a U.S. Holder may generally elect to treat certain German withholding taxes as either a deduction from gross income or a credit against the U.S. federal income tax liability of that U.S. Holder. The maximum foreign tax credit allowable generally is equal to the U.S. Holder's U.S. federal income tax liability for the taxable year multiplied by a fraction, the numerator of which is the U.S. Holder's taxable income from sources without the United States and the denominator of which is the U.S. Holder's taxable income from all sources for the taxable year. That foreign tax credit limitation is applied separately to different "baskets" of income. For purposes of applying the foreign tax credit limitation, dividends generally are included in the "passive income" basket or, if received by certain holders and certain other conditions are met, the "financial services income" basket.

  TAX ON SALE OR EXCHANGE OF SCHERING AG ADSS

     For U.S. federal income tax purposes, a U.S. Holder generally will recognize gain or loss on any sale, exchange or other disposition of Schering AG ADSs unless a specific nonrecognition provision applies. That gain or loss will be measured by the difference between the U.S. dollar value of the amount of cash, and the fair market value of any other property received and the U.S. Holder's tax basis in the Schering AG ADSs determined in U.S. dollars. Gain or loss arising from a sale or exchange of Schering AG ADSs will be capital gain or loss if these Schering AG ADSs are held as capital assets by the U.S. Holder, and will be short term or long term capital gain or loss depending on whether the holding period of the U.S. Holder for the Schering AG ADSs exceeds one year. As noted above, a U.S. Holder's tax basis and holding period in the Schering AG ADSs generally will equal such U.S. Holder's tax basis and holding period in the Collateral common stock exchanged therefor. In general, gain from a sale or exchange of Schering AG ADSs by a U.S. Holder will be treated as United States source income for foreign tax credit limitation purposes.

  U.S. BACKUP WITHHOLDING AND INFORMATION REPORTING

     Proceeds from the sale of, and dividends, on Schering AG ADSs paid within the United States or through certain U.S.-related financial intermediaries are subject to information reporting and may be subject to backup withholding at a 30% rate for 2002 and 2003, at a 29% rate for 2004 and 2005 and at a rate of 28% thereafter unless the U.S. Holder (1) is a corporation or other exempt recipient or (2) provides a taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules will be allowable as a credit against such U.S. Holder's U.S. federal income tax liability, provided that the required information is furnished to the U.S. Internal Revenue Service.

GERMAN TAX CONSIDERATIONS

     The following is a discussion of the material German tax considerations relating to the ownership and disposition of Schering AG ADSs by a U.S. Holder that is a resident of the United States for purposes of the Income Tax Treaty and is fully eligible for benefits thereunder (a "U.S. Resident Holder"). This discussion does not purport to be a comprehensive description of all of the German tax considerations that may be relevant to any particular U.S. Holder or to U.S. Holders subject to special rules, including persons having a permanent establishment or fixed base in Germany or who will own, directly or indirectly, 10% or more of Schering AG's voting shares after the merger. The summary is based on the Income Tax Treaty, and on laws and regulatory interpretations in effect on the date hereof, all of which are subject to change. The beneficial owner of a Schering AG ADS generally will be entitled to Income Tax Treaty benefits, and therefore will be a U.S. Resident Holder, if such beneficial owner
(i) meets the definition of a U.S. Holder as set forth above; (ii) is not also a resident of Germany for German tax purposes; and (iii) is not subject to an anti-treaty shopping article that applies in limited circumstances. The Income Tax Treaty benefits discussed below generally are not available to U.S. Resident Holders that hold Schering AG ADSs in connection with the conduct of business through a permanent establishment, or the performance of personal services through a fixed base, in Germany. This summary does not discuss the treatment of such holders.

MATERIAL GERMAN INCOME TAX CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF SCHERING AG ADSS

  TAXATION OF DIVIDENDS

     Dividends received by U.S. Resident Holders from Schering AG will be subject to German withholding tax at a rate of 21.1% (a 20% basic rate plus a 5.5% solidarity surcharge resulting in an effective rate of 21.1%). However, under the Income Tax Treaty, the German withholding tax rate is reduced to 15% in the case of dividends paid to U.S. Resident Holders. The difference between the withholding tax rate pursuant to German national tax law (21.1%) and the rate pursuant to the Income Tax Treaty (15%) will be refunded to the U.S. Resident Holder upon application to the Bundesamt fur Finanzen in the manner described below. Thus, for a declared dividend of 100, a U.S. Resident Holder would initially receive 78.9 and could claim a refund from the German tax authorities of 6.1 and would therefore receive a total cash payment of 85. For U.S. federal income tax purposes, a U.S. Resident Holder would be deemed to have received gross dividends of 100.

     As discussed under "Material U.S. Federal Income Tax Considerations Relating to the Ownership and Disposition of Schering AG ADSs," withholding tax at the reduced rate pursuant to the Income Tax Treaty may be available as a credit against U.S. tax subject to applicable U.S. statutory limitations.

  WITHHOLDING TAX REFUND PROCEDURES

     Claims by U.S. Resident Holders for refund of German withholding taxes in excess of the 15% rate provided under the Income Tax Treaty are to be submitted to the German tax authorities by the depositary collectively on behalf of all such U.S. Resident Holders. Claims must be filed within four years of the end of the calendar year in which the dividend was received. Details of the collective refund procedure are available from the depositary.

     Individual claims for refund may be made on a special German form, which must be filed with the German tax authorities: Bundesamt fur Finanzen, Friedhofstrasse 1, 53221 Bonn, Germany. Copies of the required form may be obtained from the German tax authorities at the same address or from the Embassy of the Federal Republic of Germany, 4645 Reservoir Road, N.W., Washington, D.C. 20007-1998.

     As part of an individual refund claim, a U.S. Resident Holder must submit to the German tax authorities the original bank voucher (or certified copy thereof) issued by the paying entity documenting the tax withheld, and an official certification on IRS Form 6166 of its last filed U.S. federal income tax return. IRS Form 6166 may be obtained by filing a request with the Internal Revenue Service Center in Philadelphia, Pennsylvania, Foreign Certificate Request, P.O. Box 16347, Philadelphia, PA 19114-0447. Requests for certification must include the holder's name, social security number or employer identification number, tax return form number and tax period for which the certification is requested. The U.S. Resident Holder must then submit the certification with its claim for refund.

     Refunds under the Income Tax Treaty are not available in respect of Schering AG ADSs held in connection with a permanent establishment or fixed base in Germany.

 CAPITAL GAINS

     Under the Income Tax Treaty, a U.S. Resident Holder will not be subject to German capital gains tax in respect of a sale or other disposition of Schering AG ADSs unless such ADSs were held in connection with a permanent establishment or fixed base in Germany.

                              THE MERGER AGREEMENT

     This is a summary of the material provisions of the merger agreement. The merger agreement is attached as Annex 1 to this proxy statement/prospectus and is incorporated herein by reference. You should read the entire merger agreement carefully.

CONDITIONS TO THE COMPLETION OF THE MERGER

     Each party's obligation to complete the merger is subject to the satisfaction or, with respect to certain conditions, waiver of the following conditions before completion of the merger:

     - the adoption of the merger agreement by holders of a majority of all outstanding shares of Collateral common stock;

     - the approval for listing on the New York Stock Exchange, subject to official notice of issuance, of the Schering AG ADSs issuable to Collateral stockholders pursuant to the merger agreement;


     - the expiration or termination of any waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any required approvals under similar non-U.S. antitrust or competition laws having been obtained;


     - the absence of any restraining order, injunction or other court order or decree or other legal restraint or prohibition in effect preventing completion of the merger;

     - the effectiveness of, and the absence of any stop order or proceeding seeking a stop order with respect to, the registration statement on Form F-4 of which this proxy statement/prospectus forms a part; and

     - (a) the approval of the repurchase of Schering AG ordinary shares and the exclusion of subscription rights of existing holders of Schering AG ordinary shares by holders of a majority of outstanding Schering AG ordinary shares (which approval was obtained on April 12, 2002), (b) the absence of a pending lawsuit filed by a holder of Schering AG ordinary shares relating to an objection of such shareholder to the foregoing and
       (c) the completion of Schering AG's repurchase of its ordinary shares (hereinafter referred to as the "Parent Share Authorization").

     Schering AG's obligation to effect the merger is further subject to satisfaction or waiver of the following additional conditions:

     - the representations and warranties of Collateral set forth in the merger agreement that are qualified as to materiality being true and correct, and the representations and warranties of Collateral set forth in the merger agreement that are not so qualified being true and correct in all material respects, in each case, as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, except to the extent such representations and warranties relate to an earlier date, then as of such earlier date;

     - Collateral having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date; and

     - outstanding loans in the aggregate principal amount of $1.2 million issued by Collateral to certain of its executive officers and principal stockholders having been repaid in full to Collateral though the delivery to Collateral by such executive officers of shares of Collateral common stock on or prior to the closing date.

     Collateral's obligation to effect the merger is further subject to satisfaction or waiver of the following additional conditions:

     - the representations and warranties of Schering AG and Sub set forth in the merger agreement that are qualified as to materiality being true and correct, and the representations and warranties of Schering AG and Sub set forth in the merger agreement that are not so qualified being true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, or if such representations and warranties expressly relate to an earlier date, then as of such earlier date;

     - Schering AG and Sub having performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing date; and

     - Collateral having received from Coudert Brothers LLP, counsel to Collateral, on the date the registration statement on Form F-4 of which this proxy statement/prospectus forms a part is filed and on the closing date of the merger, an opinion dated as of the applicable date stating that the merger will be treated for United States Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The issuance of this opinion is conditioned upon the receipt by such counsel of representation letters from each of Collateral and Schering AG.

NO SOLICITATION

     The merger agreement provides that Collateral will not, nor will it authorize or permit any of its directors, officers or other employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by it to, directly or indirectly through another person:

     - solicit, initiate or encourage, (including by way of furnishing information), or take any other action designed to, or which could reasonably be expected to, facilitate, any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, a takeover proposal, as defined below, or

     - participate in any discussions or negotiations regarding any takeover proposal.

     The merger agreement provides that the term "takeover proposal" means:

     - any bona fide inquiry, proposal or offer relating to, or that could reasonably be expected to lead to, a merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Collateral pursuant to which any third party, or the shareholders of any third party, would own 20% or more of Collateral or any resulting parent of Collateral;

     - any bona fide inquiry, proposal or offer relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of a business that constitutes 20% or more of the net revenues, net income or assets of Collateral, or 20% or more of any class of equity securities of Collateral, or any tender offer or exchange offer that would result in any person beneficially owing 20% or more of any class of equity securities of Collateral;

     - any bona fide inquiry, proposal or offer relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition, purchase or transfer, in one transaction or a series of transactions, of any rights of Collateral in or to the product[s] known as Ad5FGF-4 and related intellectual property rights or other assets or components of Ad5FGF-4, in each case, other than the transactions contemplated by the merger agreement or the stockholders agreement entered into with Schering AG.

     The merger agreement provides further that, notwithstanding the restrictions described above, if, at any time prior to the time the Collateral stockholders have adopted the merger agreement with Schering AG:

     - Collateral receives a bona fide written takeover proposal that the Collateral board of directors determines in good faith constitutes or is reasonably likely to lead to a superior proposal, as defined below; and

     - such takeover proposal was unsolicited and made after the date of the merger agreement and did not otherwise result from a breach by Collateral of the no solicitation provisions described above,

     Collateral may, subject to providing prior notice to Schering AG:

     - furnish information about Collateral to the person making such takeover proposal (and its representatives) under a confidentiality agreement not less restrictive than the confidentiality agreement between Collateral and Schering AG, provided that all such information is also provided on a prior or substantially concurrent basis to Schering AG; and

     - participate in discussions or negotiations regarding such takeover proposal.

     The merger agreement provides that the term "superior proposal" means any bona fide offer made by a third party not solicited by Collateral after the date of the merger agreement that if completed would result in such person (or its shareholders) owning, directly or indirectly, more than 35% of the shares of Collateral common stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of Collateral, on terms which the Collateral board of directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation, taking into account such factors deemed appropriate by the board of directors, to be:

     - reasonably likely to obtain stockholder approval and other required approvals on a timely basis and to provide consideration to the holders of Collateral common stock with greater value than the consideration payable in the merger, taking into account any changes to the terms of the merger proposed by Schering AG in response to such superior proposal or otherwise.

     The merger agreement provides further that neither the Collateral board of directors nor any committee of the Collateral board of directors may:

     - (a) withdraw, or modify in a manner adverse to Schering AG, or propose publicly to withdraw, or modify in a manner adverse to Schering AG, the recommendation or declaration of advisability by the Collateral board of directors or such committee of the Collateral board of directors of the merger agreement or the merger or (b) recommend, or propose publicly to recommend, the approval or adoption of any takeover proposal (other than a takeover proposal made by Schering AG) (each such action hereinafter referred to as an "Adverse Recommendation") unless the Collateral board of directors determines in good faith, based on such factors deemed appropriate by it, after consulting with outside counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties;

     - adopt or approve, or propose publicly to adopt or approve, any takeover proposal (other than a takeover proposal made by Schering AG), or withdraw its approval of the merger, or propose publicly to withdraw its approval of the merger;

     - cause or permit Collateral to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, license agreement, partnership agreement or similar agreement related to any takeover proposal (hereinafter referred to as an "Acquisition Agreement"); or

     - agree or resolve to take any of the foregoing actions.


     Notwithstanding the foregoing, at any time prior to obtaining the Collateral stockholder approval, the Collateral board of directors may, in response to an unsolicited superior proposal that did not violate the no solicitation provisions described above, terminate the merger agreement and concurrently enter into an Acquisition Agreement (subject to the following conditions, hereinafter referred to as the "Company Termination Right"). However, Collateral cannot terminate unless, in addition to other things, it has notified Schering AG of such proposal and paid the termination fee described below prior to or concurrently with such termination. Further, no such termination may be made until after the fifth business day following Schering AG's receipt of written notice from Collateral advising that the Collateral board of directors has received a superior proposal, identifying the person making such superior proposal and the terms of such proposal and stating that it intends to exercise its right to terminate the merger agreement. Any amendment to the price or any other material term of a superior proposal requires additional written notice to Schering AG and a new five business day period.

     In addition to the no solicitation provisions described above, the merger agreement provides that Collateral must immediately advise Schering AG orally and in writing of any request for information that Collateral reasonably believes could lead to or contemplates a takeover proposal or of any takeover proposal, or any inquiry Collateral reasonably believes could lead to a takeover proposal, the terms and conditions of such request, takeover proposal or inquiry (including any subsequent modification) and the identity of the person making such request, takeover proposal or inquiry. Collateral must keep Schering AG fully informed of the status and details, including any changes or proposed changes, of any such request, takeover proposal or inquiry and must provide to Schering AG copies of all correspondence and other written material sent or provided by any person to Collateral in connection with any takeover proposal as soon as practicable after receipt or delivery of such correspondence or other written material.

     Nothing in the merger agreement prohibits the Collateral board of directors from taking and disclosing to the Collateral stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Securities Exchange Act or from making any required disclosure to Collateral stockholders if, in the good faith judgment of the Collateral board of directors, after consultation with outside counsel, failure to make such disclosure would be inconsistent with its obligations under applicable law, except that in no event may Collateral or its board of directors or any committee of the Collateral board of directors withdraw its recommendation of the merger agreement or the merger, recommend any takeover proposal adopt or approve any takeover proposal or withdraw its approval of the merger in a manner prohibited by the no solicitation provisions described above.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time prior to the effective time of the merger:

     - by mutual written consent of Schering AG and Collateral;

     - by either Schering AG or Collateral, if the merger has not been completed by September 1, 2002, except that this right to terminate the merger agreement will not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to be completed on or before that date;

     - by either Schering AG or Collateral, if there exists a restraining order, injunction or other court order or statute, law, rule, legal restraint or prohibition, in each case, that has become final and cannot be appealed and which prevents the completion of the merger, except that the party seeking to terminate must have used commercially reasonable efforts to prevent the entry of and to remove such restraint;

     - by either Schering AG or Collateral, if the Collateral stockholders do not adopt the merger agreement at the special meeting;

     - by either Schering AG or Collateral, if Schering AG's shareholders did not approve the repurchase of ordinary shares by Schering AG and the exclusion of subscription rights of existing holders of Schering AG ordinary shares at the Schering AG annual shareholders' meeting held on April 12, 2002 (such approval was obtained);

     - by either Schering AG or Collateral, if the other party has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform would give rise to the failure of a condition to the merger and has not been or cannot be cured within 30 calendar days following receipt of written notice from the other party of such breach or failure to perform;

     - by Schering AG, if there has been an Adverse Recommendation by the Collateral board of directors or any committee of the Collateral board of directors; and

     - by Collateral in accordance with and subject to the conditions described in connection with the Company Termination Right.

FEES AND EXPENSES

     GENERAL. The merger agreement provides that each party will pay its own fees and expenses in connection with the merger agreement and the transactions contemplated by the merger agreement, whether or not the merger is completed, except that Schering AG and Collateral will each pay one-half of (a) the costs and expenses incurred in connection with filing, printing and mailing of the registration statement on Form F-4 of which this proxy statement/prospectus is a part and (b) the filing fees for the premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act and any similar non-U.S. antitrust or competition laws.

     TERMINATION FEE. Collateral must pay Schering AG a termination fee of $7.0 million in each of the following circumstances:

     - if (a) a takeover proposal has been made to Collateral or directly to the stockholders of Collateral or has become publicly known or any person has publicly announced an intention to make a takeover proposal, (b) the merger agreement is terminated by either Schering AG or Collateral because (1) the merger has not been consummated by September 1, 2002 (but only if the Collateral stockholders' meeting has not been held by the date that is five business days prior to the date of such termination) or
       (2) Collateral stockholders have not approved the merger and (c) within 15 months after such termination, Collateral enters into an Acquisition Agreement with respect to, or consummates, any takeover proposal (for purposes of this provision, the term "takeover proposal" has the same meaning as described under "No Solicitation", except that references to 20% are deemed references to 40%);

     - if the merger agreement is terminated by Collateral pursuant to the Company Termination Right; or

     - if the merger agreement is terminated by Schering AG because there has been an Adverse Recommendation by the Collateral board of directors or any committee of the Collateral board of directors.

CONDUCT OF BUSINESS PENDING THE MERGER

     Under the merger agreement, Collateral has agreed that, during the period from the date of the merger agreement to the effective time of the merger, it will carry on its business in the ordinary course consistent with past practice and in compliance with applicable laws and regulations and, to the extent consistent with such laws and regulations, will use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition, without limiting the generality of the foregoing, during the period from the date of the merger agreement to the effective time of the merger, Collateral has agreed that it will not, unless otherwise permitted by the merger agreement, without Schering AG's prior written consent, which will not be unreasonably withheld or delayed:

     - declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock;

     - split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

     - purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

     - issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any "phantom" stock, "phantom" stock rights, stock appreciation rights, stock options, restricted shares, stock based performance units or any similar awards, other than the issuance of shares of Collateral common stock upon the exercise of options to acquire Collateral common stock outstanding on the date of the merger agreement or pursuant to Collateral's Employee Stock Purchase Plan in effect on the date of the merger agreement;

     - amend or propose to amend the Collateral certificate of incorporation or the Collateral bylaws;

     - directly or indirectly acquire by merging or consolidating with, or by purchasing assets of, or by any other manner, any person or division, business or equity interest of any corporation, partnership or other business organization except for purchases of materials or supplies or other routine purchases in the ordinary course of business consistent with past practice;

     - sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or other assets or any interests therein (including securitizations);

     - incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Collateral or guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice;

     - make any loans, advances or capital contributions to, or investments in, any other person;

     - repay, redeem or otherwise retire, or make any other payment in respect of, any indebtedness for borrowed money, other than as required by its terms in effect as of the date of the merger agreement;

     - make or agree to make any new capital expenditure or expenditures;

     - pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent financial statements of Collateral (or the notes thereto) filed with the SEC (for amounts not in excess of the amounts so disclosed, reflected or reserved) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, waive or assign any claims or rights of substantial value, waive any benefits of, or agree to modify in any respect or terminate, any standstill or similar agreement to which Collateral is a party or of which Collateral is a beneficiary, waive any material benefit of, or agree to modify in any material respect or terminate, any confidentiality or similar agreement to which Collateral is a party or of which Collateral is a beneficiary;

     - modify, amend in any material respect or terminate or take any action which would result in a breach of a material contract or agreement to which Collateral is a party or waive, release or assign any material rights or claims thereunder, but Collateral may not modify or amend in any respect or terminate or take any action which would result in a breach of any contract relating to any intellectual property rights of Collateral;

     - enter into any contracts, agreements, binding arrangements or understandings relating to the research, development, distribution, supply, license, marketing or manufacturing by third parties of products of Collateral or products licensed by Collateral, other than under any such contracts, agreements, arrangements or understandings currently in place in accordance with their terms as of the date of the merger agreement;

     - except as required to comply with applicable law, adopt, enter into, terminate or amend in any material respect any benefit plan or any benefit agreement or other agreement, plan or policy involving Collateral and one or more of its current or former directors, officers, employees or current or former independent contractors;

     - increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus to, any current or former director, officer, employee or current or former independent contractor;

     - accrue or provide any severance, change of control or termination pay or benefits to any current or former director, officer employee or current or former independent contractor;

     - enter into, renew, extend, amend or terminate any benefit agreement or any agreement that would constitute a benefit agreement if in effect on the date of the merger agreement;

     - grant any awards under any benefit plan or (including the grant of stock options, "phantom stock" or stock appreciation rights) or amend or modify any stock option;

     - take any action to fund or in any other way secure the payment of compensation or benefits under any benefit plan or benefit agreement, other than as provided in such benefit plan or benefit agreement in accordance with their respective terms on the date of the merger agreement;

     - take any action to accelerate the vesting or payment of any compensation or benefit under any benefit plan or benefit agreement;

     - materially change any actuarial or other assumption used to calculate funding obligations with respect to any benefit plan or change the manner in which contributions to any benefit plan are made or the basis on which such contributions are determined;

     - enter into any agreement of a nature that would be required to be filed as an exhibit to Form 10-K under the Securities Exchange Act;

     - form a subsidiary of Collateral;

     - revalue any material assets of Collateral or, except as required by generally accepted accounting principles, make any change in accounting methods, principles or practices;

     - call or hold any meeting of stockholders other than in connection with the election of members of the board of directors or other routine matters in the ordinary course of business consistent with past practice or for the purpose of adoption of the merger agreement and the merger; and

     - authorize any of, or commit, propose or agree to take any of, the foregoing actions.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties relating to, among other things:

     - corporate organization and similar corporate matters of Schering AG, Sub and Collateral;

     - no subsidiaries of Collateral;

     - capital structure of Schering AG, Sub and Collateral;

     - authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement and the transactions contemplated thereby and related matters of Schering AG, Sub and Collateral;

     - approval by the Collateral board of directors of the merger agreement, the stockholders agreement and related transactions;

     - documents filed by each of Schering AG and Collateral with the SEC and the accuracy of information contained in such documents;

     - absence of undisclosed liabilities of Collateral;

     - accuracy of information supplied by each of Schering AG and Collateral in connection with this proxy statement/prospectus and the registration statement of which it is a part;

     - absence of material changes or events concerning Collateral including the absence of a "material adverse change" (as defined below) with respect to Collateral since December 31, 2001;

     - absence of a "material adverse change" with respect to Schering AG since December 31, 2001.

     - pending or threatened material litigation of Collateral;

     - certain contracts and agreements of Collateral, including agreements that relate to Collateral's intellectual property rights;

     - compliance by Collateral with applicable laws, including all approvals and authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended, and the regulations of the Federal Food and Drug Administration and compliance with environmental laws;

     - absence of changes in benefit plans and labor relations of Collateral;

     - matters relating to the Employee Retirement Income Security Act of 1974, as amended, with respect to Collateral;

     - absence of excess parachute payments to any director, officer, employee or independent contractor of Collateral;

     - filing of tax returns and payment of taxes by Collateral;

     - title to Collateral's properties and Collateral's compliance with the terms of its material leases;

     - intellectual property rights of Collateral;

     - required stockholder vote of Collateral and the aggregate of outstanding shares of Collateral common stock represented by the stockholders agreement;

     - inapplicability of certain state takeover statutes;

     - engagement and payment of fees of brokers, investment bankers, finders and financial advisors of Collateral;

     - receipt of fairness opinion by Collateral from Collateral's financial advisor;

     - regulatory compliance by Collateral;

     - maintenance of insurance policies by Collateral and the absence of defaults thereunder;

     - absence of actions by Collateral, Schering AG and Sub that would prevent the merger from qualifying as a tax-free reorganization for U.S. federal income tax purposes; and

     - inapplicability of the rights agreement between Collateral and American Stock Transfer Company.

     The merger agreement provides that a "material adverse effect" or "material adverse change" means, when used in connection with Collateral or Schering AG, any state of facts, change, development, effect, condition or occurrence that would reasonably be expected to be material and adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of Collateral, or Schering AG and its subsidiaries, taken as a whole, as the case may be, other than any state of facts, change, development, effect, condition or occurrence:

     - relating to the economy in general or the United States equity capital markets in general, in the case of Collateral, or the United States or the German equity capital markets in general, in the case of Schering AG; or

     - relating to the industry in which Collateral operates or the industries in which Schering AG and its subsidiaries operates, as the case may be, in general and not specifically relating to Collateral or Schering AG.

EMPLOYEE STOCK OPTIONS

     The merger agreement provides that neither Schering AG nor the surviving corporation in the merger will assume any Collateral stock options. Each outstanding Collateral stock option will automatically accelerate so that each stock option, immediately prior to the effective time of the merger, will be fully exercisable for all the shares of Collateral common stock subject to such option and may be exercised by the holder of such option for such shares. Upon the effective time of the merger, all outstanding and unexercised Collateral stock options will terminate.

ADDITIONAL COVENANTS

     The merger agreement also contains other covenants by Schering AG and Collateral, including a covenant to use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the merger in the most expeditious manner practicable.

CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION

     The merger agreement provides that the certificate of incorporation of the surviving corporation will read in its entirety as set forth in Exhibit A to the merger agreement and will be the certificate of incorporation of the surviving corporation until changed or amended. The merger agreement further provides that the bylaws of Sub, as in effect immediately prior to the completion of the merger, will be the bylaws of the surviving corporation until changed or amended. For a summary of certain provisions of the current Collateral certificate of incorporation, bylaws and the associated rights of Collateral stockholders, see "Comparison of Shareholder Rights."

AMENDMENT; EXTENSION AND WAIVER

     - the merger agreement may be amended by mutual consent of the parties in writing at any time, except that after the merger agreement has been adopted by the stockholders of Collateral, no amendment may be entered into which requires further approval by Collateral stockholders or requires the approval of Schering AG shareholders unless such approval is obtained and;

     - at any time prior to the effective time of the merger, a party may, by written instrument signed on behalf of such party:

          - extend the time for performance of any of the obligations or other acts of any other party to the merger agreement;

          - waive inaccuracies in representations and warranties of any other party contained in the merger agreement or in any related document; or

          - waive compliance by any other party with any agreements or conditions in the merger agreement, except that no such waiver may be made after the merger agreement has been adopted by the stockholders of Collateral which requires further approval by Collateral stockholders or requires the approval of Schering AG shareholders unless such approval is obtained.

                           THE STOCKHOLDERS AGREEMENT

     On March 19, 2002, as an inducement to Schering AG to enter into the merger agreement, Schering AG entered into a stockholders agreement with certain of Collateral's principal stockholders pursuant to which these stockholders agreed to vote shares representing approximately 26.7% of the outstanding Collateral common stock, as of March 19, 2002, in favor of the merger and against any action that could impede the merger. A copy of the stockholders agreement is attached to this proxy statement/prospectus as Annex 2 and is incorporated herein by reference. You should read the entire stockholders agreement carefully.

AGREEMENT TO VOTE FOR THE MERGER

     Pursuant to the stockholders agreement, the stockholders agreed:

     - to vote their shares in favor of:

      - adoption of the merger agreement;

      - approval of the merger; and

      - approval of the other transactions contemplated by the merger agreement.

     - to vote their shares against:

      - any takeover proposal (as defined in the merger agreement); and

      - any amendment to the Collateral certificate of incorporation or bylaws or other proposal, action or transaction that would or could reasonably be expected to, prevent, impede, interfere with, hinder, frustrate, delay or nullify the merger agreement, the merger or the other transactions contemplated by the merger agreement or the stockholders agreement or change in any manner the voting rights of the capital stock of Collateral (a "frustrating transaction");

     - not to sell, transfer, pledge, assign or otherwise dispose of, or consent to, or permit any transfer of any of, their shares or any interest therein, or enter into any contract, option or other arrangement with respect to the transfer of any of their shares or any interest therein;

     - not to enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any of their shares; and

     - except as permitted by the merger agreement, not to directly or indirectly solicit, initiate or encourage or take any other action that could facilitate any inquiries or the making of any proposal that could lead to any takeover proposal or frustrating transaction, not to enter into any agreement in connection with a takeover proposal or frustrating transaction and not to enter into or participate in any discussions or negotiations or furnish information or cooperate in any way with any takeover proposal or frustrating transaction.

IRREVOCABLE PROXY

     Each stockholder agreed to irrevocably grant to and appoint, upon the request of Schering AG, Schering AG and any individuals designated by Schering AG and any individual designated in writing by any of them, as his, her or its proxy and attorney-in-fact to vote his, her or its shares:

     - in favor of:

      - adoption of the merger agreement;

      - approval of the merger; and

      - approval of any other transactions contemplated by the merger agreement;

     - against any takeover proposal; and

     - against any amendment to the Collateral certificate of incorporation or bylaws or any other proposal or transaction that would, or could reasonably be expected to, prevent, impede, interfere with, hinder, frustrate, delay or nullify the merger agreement, the merger or the other transactions contemplated by the merger agreement or the stockholders agreement or change in any manner the voting rights of the capital stock of Collateral.

OTHER AGREEMENTS

     In addition, each stockholder:

     - agreed to deliver to Schering AG all profit received by such stockholder from the consummation of any takeover proposal that is consummated, or with respect to which an Acquisition Agreement was entered into, within 15 months after the termination of the merger agreement under circumstances where Schering AG is or may become entitled to receive the termination fee. For this purpose, the profit of any stockholder equals
       (a) the aggregate consideration received by the stockholder pursuant to the takeover proposal (valuing any non-cash consideration at its fair market value as of the date of such consummation) plus (b) the fair market value, as of the date of disposition, of all shares subject to the stockholders agreement disposed of after the termination of the merger agreement and prior to the date of consummation of the takeover proposal minus (c) the aggregate consideration the stockholder would have received under the merger agreement valuing each Schering AG ADS at its fair market value as of the date Collateral first announced its intention to terminate the merger agreement as if the merger had been consummated on the date of such public announcement;

     - agreed to deliver to Schering AG the excess of any consideration received by such stockholder over the original consideration to be received in the merger if a takeover proposal shall have been made and Schering AG increased the amount of merger consideration payable over the original consideration payable as of the date of the merger agreement;

     - agreed to execute and deliver additional or further agreements to effectuate the merger;

     - agreed not to commit or agree to take any action inconsistent with the transactions contemplated by the merger agreement and the stockholders agreement; and

     - agreed to deliver an "affiliate" letter to Schering AG, if applicable, prior to the closing date.

     The stockholders agreement terminates, in most respects, upon the earlier to occur of the effective time of the merger and the termination of the merger agreement.

                                 EXCHANGE RATES

     Effective January 1, 1999, Germany and ten other member states of the European Union (the "participating member states") adopted the euro as their common currency. The euro replaced the currencies of the participating member states. With the first quarter of 1999, Schering AG began publishing its consolidated financial statements in euros. Prior to January 1, 1999, Schering AG prepared its financial statements in Deutsche Marks in accordance with IAS, Deutsche Mark amounts were restated into euro amounts.


     Unless otherwise stated, dollar amounts have been translated from euros using the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York. As of May 16, 2002, the latest practicable date for which exchange rate information was available prior to the date of this document, the reference exchange rate for the euro as published by the ECB was one euro per 0.9124 of a U.S. dollar, which if expressed in Deutsche Mark would have been equivalent to a rate of one Deutsche Mark per 0.4665 of a U.S. dollar, translated from euros at the official fixed conversion rate. This rate may differ from the actual rates used in the preparation of Schering AG's consolidated financial statements included or incorporated by reference herein.



     The following tables set forth the noon buying rates for the Deutsche Mark, restated in euro, for all periods prior to January 1, 1999, and, for all subsequent periods, set forth the noon buying rates for the euro. For the calculation of the amounts for all periods prior to December 31, 1998, the applicable noon buying rate for the Deutsche Mark has been restated into euro at the official fixed conversion rate of DM1.95583 per E1.00. This restatement matches the restatement into euro Schering AG's consolidated financial statements, which, for all periods prior to January 1, 1999, were prepared in Deutsche Marks and the Deutsche Mark amounts were restated into euro. Accordingly, the following table sets forth the average noon buying rate for the euro for each of the previous five years:


                                                                     AVERAGE
YEAR                                                          (DOLLAR PER E1.00)(1)
----                                                          ---------------------
1997........................................................         $1.1244
1998........................................................          1.1115
1999........................................................          1.0587
2000........................................................          0.9207
2001........................................................          0.8909

---------------

(1) Average of the noon buying rates on the last day of each month during the year.

     The following table sets forth the high and low noon buying rate for the euro for each of the previous five years:

YEAR                                                      HIGH       LOW     PERIOD END
----                                                     -------   -------   ----------
1997...................................................  $1.2689   $1.0398    $1.0871
1998...................................................   1.2178    1.0548     1.1733
1999...................................................   1.1812    1.0016     1.0070
2000...................................................   1.0335    0.8270     0.9388
2001...................................................   0.9535    0.8370     0.8901

     Commencing January 4, 1999, Schering AG ordinary shares have traded on the Frankfurt Stock Exchange in euros. Fluctuations in the exchange rate between the euro and the dollar will affect the dollar equivalent of the euro price of Schering AG ordinary shares on the Frankfurt Stock Exchange and, as a result, are likely to affect the market price of Schering AG ADSs on the NYSE. Schering AG will declare any cash dividends in euros, and exchange rate fluctuations will affect the dollar amounts you receive if you are a holder of Schering AG ADSs on conversion of cash dividends on the ordinary shares represented by your Schering AG ADSs. See "Description of Schering AG American Depositary Shares."

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

     Schering AG ADSs are listed for trading on the New York Stock Exchange under the symbol "SHR." Collateral common stock is quoted on the Nasdaq National Market under the symbol "CLTX." For current price information, Collateral stockholders are urged to consult publicly available sources.

     The table below presents the New York Stock Exchange closing market price for Schering AG ADSs, as reported on the New York Stock Exchange Composite Transaction Tape, the closing market price for Schering AG ordinary shares on the Frankfurt Stock Exchange, as reported by the Frankfurt Stock Exchange Xetra System, the last quoted sale price of Collateral common stock, as quoted on the Nasdaq National Market and the market value of a share of Collateral common stock on an equivalent per share basis. These prices are presented on two dates:

     - March 19, 2002, the last trading day before the public announcement of the signing of the merger agreement; and


     - May 16, 2002, the latest practicable date before the date of this proxy statement/prospectus.



                                                                  COLLATERAL
                                      SCHERING AG   SCHERING AG     COMMON
                                       ADS SHARE     ORDINARY     STOCK SHARE   EQUIVALENT PER
                                         PRICE      SHARE PRICE      PRICE      SHARE DATA(1)
                                      -----------   -----------   -----------   --------------
March 19, 2002......................    $60.90        E69.31        $ 5.09          $11.25
May 16, 2002........................    $61.15        E67.25        $11.05          $11.29


---------------

(1) The equivalent price per share data for Collateral common stock has been determined by multiplying the last reported sale price of a share of Schering AG ADSs on each of these days by the exchange ratio of 0.1847.

MARKET PRICES

     The table below sets forth, for the periods indicated, the high and low per share prices of Schering AG ADSs, Schering AG ordinary shares (as adjusted to give effect, retroactively, to Schering AG's three-for-one share split effective on June 1, 2000), and Collateral common stock on the NYSE, the Frankfurt Stock Exchange, and the Nasdaq National Market, respectively. Prices are rounded to the nearest cent.

                                                                                            COLLATERAL
                                                    SCHERING AG         SCHERING AG           COMMON
                                                      ADSS(1)       ORDINARY SHARES(2)       STOCK(3)
                                                  ---------------   -------------------   --------------
                                                   HIGH     LOW       HIGH       LOW       HIGH     LOW
                                                  ------   ------   --------   --------   ------   -----
1998
  First Quarter.................................      --       --    E38.18     E28.65        --      --
  Second Quarter................................      --       --     37.92      32.55        --      --
  Third Quarter.................................      --       --     38.77      28.14      8.00    3.75
  Fourth Quarter................................      --       --     37.92      26.59      9.75    2.88
  Annual........................................      --       --    E38.77     E26.59    $ 9.75   $2.88
1999
  First Quarter.................................      --       --    E42.83     E34.67    $10.38   $6.00
  Second Quarter................................      --       --     37.33      33.17     29.88    8.56
  Third Quarter.................................      --       --     36.17      31.87     23.63   14.63
  Fourth Quarter................................      --       --     40.47      33.58     22.38   13.88
  Annual........................................      --       --    E42.83     E31.87    $29.88   $6.00

---------------

(1) Schering AG ADSs were initially listed for trading on October 12, 2000.


(2) Share prices for periods before January 1999 reported in Deutsche Mark were converted into euro at the official fixed conversion rate of DM1.95583 per E1.00.


(3) Collateral common stock was initially listed for trading on July 2, 1998.

                                                                                            COLLATERAL
                                                    SCHERING AG         SCHERING AG           COMMON
                                                      ADSS(1)       ORDINARY SHARES(2)       STOCK(3)
                                                  ---------------   -------------------   --------------
                                                   HIGH     LOW       HIGH       LOW       HIGH     LOW
                                                  ------   ------   --------   --------   ------   -----
2000
  First Quarter.................................      --       --    E49.67     E37.40    $50.13   $18.25
  Second Quarter................................      --       --     61.00      45.87     43.75   17.00
  Third Quarter.................................      --       --     74.75      56.50     34.00   20.00
  Fourth Quarter................................  $60.50   $50.25     75.80      55.00     32.25   16.63
  Annual........................................   60.50    50.25     75.80      37.40     50.13   16.63
2001
  First Quarter.................................  $50.38   $45.70    E62.00     E49.03    $24.25   $8.88
  Second Quarter................................   56.45    47.10     66.60      53.00     11.48    5.75
  Third Quarter.................................   55.30    43.50     62.88      46.61      7.97    2.81
  Fourth Quarter................................   56.46    49.35     62.90      52.63      7.85    4.10
  Annual........................................   58.38    43.50     66.60      46.61     24.25    2.81
2002
  First Quarter.................................  $61.25   $50.24    E69.58     E55.69    $10.90   $3.05
  Second Quarter (through May 16, 2002).........   61.59    56.85     68.88      64.36     11.20   10.16


---------------

(1) Schering AG ADSs were initially listed for trading on October 12, 2000.

(2) Share prices for periods before January 1999 reported in Deutsche Mark were converted into euro at the official fixed conversion rate of DM1.95583 per E 1.00.

(3) Collateral common stock was initially listed for trading on July 2, 1998.

DIVIDENDS

 SCHERING AG

     Schering AG has paid the following cash dividends in respect of its ordinary shares for the periods indicated. Dollar amounts in respect of dividends are translated at the noon buying rate for the Deutsche Mark (restated into euro) or the euro, as the case may be, on the date of payment April 30, 1998 ($1.090 per E1.00); April 28, 1999 ($1.0616 per E1.00); April 28, 2000
($0.9089 per E1.00); and April 27, 2001 ($0.8895 per E1.00); exchange-rate set by the ADR depositary). The translation of the proposed 2001 dividend amount into dollar, was performed using the noon buying rate for the euro at December 31, 2001 ($0.8901 per E1.00).

                                                                                  DIVIDEND
                                                                DIVIDEND PER        PER
                                                              ORDINARY SHARE(1)     ADS
                                                              -----------------   --------
1997........................................................        E0.43          $0.42
1998........................................................         0.45           0.48
1999(2).....................................................         0.83           0.75
2000(3).....................................................         1.00           0.89
2001........................................................         0.83           0.74

---------------

(1) Adjusted to give effect, retroactively, to (i) the conversion during 1998 of Schering AG's ordinary shares with par values of DM1,000, DM100 and DM50 into ordinary shares with no par value and (ii) Schering AG's three-for-one share split effective on June 1, 2000.

(2) The dividend in respect of 1999 consisted of a regular dividend of E0.50 per share and a bonus dividend of E0.33 per share.

(3) The dividend in respect of 2000 consisted of a regular dividend of E0.67 per share and a bonus dividend of E0.33 per share.

 COLLATERAL

     Collateral has not paid dividends on its common stock and does not anticipate paying any dividends in the foreseeable future.

                   DESCRIPTION OF SCHERING AG ORDINARY SHARES

GENERAL

     Set forth below is a summary of certain information relating to Schering AG's share capital and of certain provisions of its articles of association and German law. This summary is not complete. It is qualified in its entirety by reference to Schering AG's articles of association and German law in effect at the date of this proxy statement/prospectus. The summary below does not apply directly to Schering ADSs. For information with respect to the Schering ADSs and the deposit agreement pursuant to which the Schering AG ordinary shares will be held on behalf of U.S. shareholders, see "Description of Schering AG American Depositary Shares."

SHARE CAPITAL

     The share capital of Schering AG consists of Schering AG ordinary shares, all of which have been issued in bearer form. As of the date of this proxy statement/prospectus, the issued and outstanding share capital (Grundkapital)of Schering AG was euro 198,000,000 divided into 198,000,000 no par value shares (Stueckaktien). The Schering AG ordinary shares have a calculated nominal value (rechnerischer Wert -- amount of the share capital proportionally attributed to one no par value share) of E1.00 each. Schering AG has not issued any preference shares.

     Under the German Stock Corporation Act and Schering AG's articles of association, Schering AG's share capital may be increased by issuing new shares for cash or non-cash consideration or out of Schering AG's reserves. A resolution passed by a majority of the share capital represented at the annual general shareholders' meeting is required to effect such share capital increases.

AUTHORIZED CAPITAL

     Pursuant to the German Stock Corporation Act and Schering AG's articles of association the creation of authorized capital (Genehmigtes Kapital) requires a resolution passed by three quarters of the share capital represented at the general shareholders' meeting at which the resolution is passed. The creation of authorized capital authorizes the executive board, with the approval of the supervisory board, to increase the share capital by issuing new shares for cash or non-cash consideration for a period of up to five years.

     Schering AG has currently authorized but unissued capital of euro 85,000,000 which may be issued at any time through April 26, 2004. Any shares to be issued on the basis of this authorized capital will be subject to the statutory subscription rights of Schering AG's shareholders. Subject to the approval of the supervisory board, the executive board may, however, increase Schering AG's share capital without offering subscription rights to its shareholders, (a) if the capital increase from cash consideration does not exceed a total amount of euro 15,000,000 (less the amount of conditional capital issued under the exclusion of subscription rights and required to be used for conversion or option rights) and the issue price of the new shares is not significantly less than the price of the shares on the Frankfurt Stock Exchange at the time when the issue price is determined by the executive board; (b) if the capital increase is effected for the issuance of shares to employees or former employees of Schering AG or affiliated companies; (c) if the capital increase is effected for non-cash consideration (such as shares issued in connection with the acquisition of another company);or (d) to the extent necessary to allow holders of convertible bonds or option certificates of Schering AG or its wholly owned subsidiaries to subscribe to the new shares to which they are entitled after exercise of their conversion or option rights. The Schering AG executive board, with the consent of the Schering AG supervisory board, is authorized to determine the terms and conditions upon which shares will be issued on the basis of this authorized capital.

CONDITIONAL CAPITAL

     Pursuant to the German Stock Corporation Act and Schering AG's articles of association the creation of conditional capital (Bedingtes Kapital) requires a resolution passed by three quarters of the share capital represented at the general shareholders' meeting at which the resolution is passed. The creation of conditional capital authorizes the executive board to increase the share capital for certain purposes to be listed in the shareholder resolution, including purposes involving employee stock options plans, mergers and the issuance of shares to holders of option bonds and convertible bonds.

     The shareholders of Schering AG have created conditional capital in an aggregate amount of up to euro 11,538,462 (Bedingtes Kapital I). This conditional capital is divided into 11,538,462 shares without par value and will become unconditional if Schering AG's convertible bondholders exercise their conversion rights or if Schering AG's holders of option debentures exercise their subscription rights. Schering AG has not issued any convertible bonds or option debentures in the last three years and none are currently outstanding.

     Further, the shareholders of Schering AG have authorized conditional capital in an aggregate amount of up to euro 5,000,000 (Bedingtes Kapital II)for the purpose of issuing shares with respect to stock options granted under employee stock option plans. The new shares will have the same rights as previously issued shares. As of the date of this proxy statement/prospectus, Schering AG has not issued any shares based on this authorization.

DISCLOSURE REQUIREMENT

     The German Securities Trading Act (Wertpapierhandelsgesetz) requires each person whose share holding reaches, exceeds or, after exceeding, falls below the 5%, 10%, 25%, 50% or 75% voting right thresholds of a listed company to notify such listed company and the Federal Supervisory Authority for Securities Trading (Bundesaufsichtsamt fuer den Wertpapierhandel) in writing not later than seven calendar days after such person has reached, exceeded or fallen below such threshold. In their notification, such person must also state the number of shares they hold. Holders are not entitled to any rights from those shares (including voting and dividend rights) until they have satisfied this disclosure requirement. In addition, the German Securities Trading Act contains various rules designed to ensure the attribution of shares to the person who has effective control over the exercise of the voting rights attached to those shares.

SHAREHOLDERS' MEETINGS

     The annual general meeting of the shareholders of Schering AG may be called by the executive board or the supervisory board. The annual general meeting must take place within the first eight months of the fiscal year (which for Schering AG is the calendar year). The executive board is required to call the annual general meeting promptly upon the receipt of the supervisory board's report on the annual financial statements. In addition, under the German Stock Corporation Act, an extraordinary meeting of the shareholders of Schering AG may be called by Schering AG's executive board or the supervisory board or by shareholders holding in the aggregate at least 5% of the issued share capital.

     Under German law and Schering AG's articles of association, Schering AG must publish notices of shareholders' meetings in the German Federal Gazette (Bundesanzeiger) at least one month before the last day on which shares must be deposited as set forth below. The day on which notice of the meeting of shareholders is issued and the last day on which shares can be deposited are not taken into account for purposes of determining this one-month period.

     In order to participate and vote at a shareholders' meeting, shareholders must provide a blocking notice to their depositary bank at least seven days prior to the shareholders' meeting blocking any trading in their shares. This applies even if the seventh day prior to the meeting is a Saturday, Sunday or public holiday. Such shares will be blocked until the end of the shareholders' meeting. Shareholders must provide evidence that their shares have been blocked to a financial institution nominated by Schering AG no later than the first business day following the date that is seven days prior to the shareholders' meeting. If a shareholder acquires shares prior to the shareholders' meeting but such acquired shares have not yet been credited to such shareholder's account by the seventh day prior to the shareholders' meeting, such shareholder must provide Schering AG with documentation evidencing ownership of the subject shares on or prior to the date that is seven days prior to the shareholders' meeting.

VOTING RIGHTS

     Each Schering AG ordinary share entitles the holder to one vote at meetings of the shareholders. Shareholders may appoint proxies to represent them at a shareholders meeting. Shareholder resolutions are generally passed with a simple majority of the votes cast, unless statutory law or Schering AG's articles of association require otherwise.

     Holders of Schering AG ordinary shares in the form of American Depositary Receipts will generally need to provide the depositary with instructions in order to exercise voting rights for the Schering AG ordinary shares that underlie the Schering AG ADSs. For a description of the method by which the Schering AG ordinary shares held by the depositary may be voted, see -- "Description of Schering AG American Depositary Shares -- Voting Rights."

     For a number of significant resolutions, the German Stock Corporation Act requires the vote of at least three-quarters of the share capital present or represented at the meeting at which the vote is taken. Among such resolutions are share capital increases exempt from shareholders' subscription rights, the creation of authorized or conditional capital, a decrease of capital, a change of Schering AG's articles of association, modifying Schering AG's corporate purpose, the authorization of domination and profit transfer agreements, mergers and similar transactions and the dissolution of Schering AG.

     Neither the German Stock Corporation Act nor Schering AG's articles of association have any minimum quorum requirement applicable to shareholders meetings.

DIVIDENDS AND OTHER DISTRIBUTIONS

     For each fiscal year, the executive board prepares the annual financial statements and submits them to Schering AG's auditors. The auditor's report, the annual financial statements and the executive board's proposal as to the disposition of the annual profit (either payment as dividends, transfer to reserves or carry forward to the next fiscal year) are submitted to the supervisory board. Upon final approval by the supervisory board, the executive board submits its proposal as to the disposition of the annual profits to the shareholders at the shareholders' meeting. Shareholders participate in profit distributions in proportion to the number of shares they hold. Dividends approved at a shareholders' meeting are payable promptly after such meeting, unless otherwise decided at the shareholders' meeting.

SUBSCRIPTION RIGHTS

     Under the German Stock Corporation Act, an existing shareholder in a stock corporation has a preferential right to subscribe for issues of new shares by that corporation (as well as bonds convertible into shares, bonds with warrants to purchase shares, profit participating bonds and profit participating rights) in proportion to the number of shares such shareholder holds in the corporation's existing share capital. The German Stock Corporation Act allows companies to exclude this preferential subscription right in limited circumstances and only if so provided in the same shareholder resolution that authorizes the accompanying capital increase or share issuance. At least three quarters of the share capital represented at the meeting must vote to authorize the exclusion of subscription rights. Prior to approval by the shareholders, exclusion of subscription rights requires the executive board to report the reasons for the exclusion to the shareholders in writing. With regard to the authorized capital, the Schering AG executive board may increase Schering AG's share capital without offering subscription rights with the approval of the supervisory board, in the circumstances described under "Authorized Capital." Shareholders do not have any subscription rights with respect to ordinary shares issued using conditional capital. See "Conditional Capital."

     U.S. holders of Schering AG ADSs may not be able to participate in any offer of new shares to existing shareholders on the basis of their subscription rights because of the restrictions on the offer and sale of securities in the United States under U.S. securities laws and regulations. See "Description of Schering AG American Depositary Shares -- Share dividends and other distributions."

LIQUIDATION RIGHTS

     In accordance with the German Stock Corporation Act, if Schering AG is liquidated, any liquidation proceeds remaining after all Schering AG's liabilities have been paid off would be distributed among Schering AG's shareholders in proportion to their holdings.

SHARE REPURCHASES BY SCHERING AG

     Schering AG may not acquire its own shares unless authorized by the shareholders or in other very limited circumstances set forth in the German Stock Corporation Act. Shareholders may not grant a share repurchase authorization lasting for more than 18 months. The German Stock Corporation Act generally limits the amount of repurchases authorized at any particular time to 10% of the share capital and resales must be made either on the stock exchange, in a manner that treats all shareholders equally or in accordance with the rules that apply to subscription rights relating to a capital increase.

             DESCRIPTION OF SCHERING AG AMERICAN DEPOSITARY SHARES

INFORMATION ABOUT SCHERING AG AMERICAN DEPOSITARY SHARES

     JPMorgan Chase Bank, as depositary, issues the American depositary shares
(ADSs) as described below. Each ADS represents ownership interest in one ordinary share deposited with the custodian under the deposit agreement among Schering AG, the depositary and each of the holders of Schering AG ADSs from time to time. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but not distributed by it directly to you. Your Schering AG ADSs will be evidenced by what is known as American depositary receipts, or ADRs.

     The depositary's office is located at 60 Wall Street, New York, NY 10260.

     You may hold Schering AG ADSs either directly or indirectly through your broker or other financial institution. If you hold Schering AG ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. The description below assumes that you will hold your Schering AG ADSs directly and you will be an ADR holder. If you hold the Schering AG ADSs through your broker or financial institution's nominee, you must rely on the procedures of such broker or financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

     Because the depositary's nominee will actually be registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The obligations of the depositary and its agents are set out in the deposit agreement. The deposit agreement and the Schering AG ADSs are generally governed by New York law.

     The following is a summary of the material provisions of the deposit agreement that governs the rights of holders of Schering AG ADSs. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire agreement and the form of ADR which contains the terms of your Schering AG ADSs. Copies of these documents are exhibits to the Form 20-F registration statement relating to Schering AG ADSs publicly filed with the SEC on September 27, 2000 and incorporated into this proxy statement/prospectus by reference. You may also copy the agreement, a copy of which is available at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. A copy of the deposit agreement is also on file with the depositary and the exchange agent and is open for inspection by Schering AG ADS holders during business hours.

SHARE DIVIDENDS AND OTHER DISTRIBUTIONS

     The depositary has agreed to pay to holders of Schering AG ADSs the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting expenses. Holders will receive these distributions in proportion to the number of underlying Schering AG ordinary shares their ADSs represent. Each ADS, represents one Schering AG ordinary share.

     Schering AG may make various types of distributions with respect to its securities. Except as stated below, to the extent the depositary is legally permitted, it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

     Cash. The depositary will convert cash distributions from foreign currency to U.S. dollars as promptly as practicable if this is permissible and can be done on a reasonable basis. The depositary will endeavor to distribute such cash in a practicable manner, and may deduct any taxes required to be withheld, any expenses of converting foreign currency and transferring funds to the United States, and certain other expenses and adjustments. In addition, before making a distribution, the depositary will deduct any taxes withheld. If the exchange, rates fluctuate during a time when the depositary cannot convert the currency, you may lose some or all of the value of the distribution.

     Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of Schering AG ADSs representing such shares. Only whole Schering AG ADSs will be issued. Any shares which would result in fractional Schering AG ADSs will be sold and the net proceeds will be distributed to the ADR holders entitled thereto the same way it does with cash.

     Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if Schering AG provides satisfactory evidence that the depositary may lawfully distribute such rights, the depositary may arrange for ADR holders to instruct the depositary as to the exercise of such rights on behalf of such holders, the depositary will then deposit the shares and issue Schering AG ADRs to you. It will exercise rights only if you pay it the exercise price and any other charge required for you to pay. However, if Schering AG does not furnish such evidence, the depositary may:

     - sell such rights if practicable and distribute the net proceeds to ADR holders as cash, or

     - allow such rights to lapse, whereupon ADR holders will receive nothing.

     Schering AG has no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders. If Schering AG does not choose to file a registration statement, the Securities Act will restrict the sale, deposit, cancelation and transfer of shares issued upon the exercise of rights.

     Other Distributions. In the case of a distribution of securities other than those described above, the depositary may either:

     - distribute such securities in any manner it deems fair and equitable, or

     - sell such securities and distribute any net proceeds in the same way it distributes cash.

     Distributions will be made after deduction or payment of any fees and expenses of the depositary or any taxes or other governmental charges.

     Fractional cents will be withheld without liability for interest and added to future cash distributions.

     To the extent the depositary determines, after consultation with Schering AG, that any distribution is not lawful or practicable with respect to any holder, the depositary may make the distribution in a method that it deems lawful and practicable, including the distribution of foreign currency or securities. The depositary may also retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities.

     There can be no assurances that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, or shares or other securities at a specified price, nor that any such transactions can be completed within a specified time period.

DEPOSIT, WITHDRAWAL AND CANCELATION

     The depositary will issue Schering AG ADSs if you or your broker deposit Schering AG ordinary shares or evidence of rights to receive Schering AG ordinary shares with the custodian, along with any other documents required by the depositary. In the case of Schering AG ADSs issuable in the merger, the depositary will issue Schering AG ADSs to you following the exchange of your canceled shares of Collateral common stock, which represent your right to receive Schering AG ordinary shares and the deposit of the Schering AG ordinary shares by Schering AG.

     Schering AG ordinary shares deposited in the future with the custodian must be accompanied by certain documents, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

     The custodian will hold all deposited Schering AG ordinary shares for the account of the depositary. ADR holders thus have no direct ownership interest in the Schering AG ordinary shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited Schering AG ordinary shares. The deposited Schering AG ordinary shares and such additional items are referred to as "deposited securities."

     Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary, the depositary will issue an ADR or ADRs in the name of the person entitled thereto evidencing the number of Schering AG ADSs to which such person is entitled. Certificated ADRs will be delivered at the depositary's office. At your risk, expense and request, the depositary may deliver certificated ADRs at such other place as you may request. If ADRs are in book-entry form, a statement setting forth such ownership interest will be mailed to holders by the depositary. An ADR holder can always request that the Schering AG ADSs not be held through the depositary's direct registration system and that a certificated ADR be issued. It is anticipated that the Schering AG ADSs will be issued in book entry form only.

     When you turn in your Schering AG ADSs at the depositary's office and upon
(a) surrender of the ADRs, (b) payment of certain applicable fees, charges and taxes, and (c) in the case of ADRs held through the depositary's direct registration system, receipt of appropriate instructions, the depositary will deliver the underlying Schering AG ordinary shares to an account within Clearstream Banking AG that the registered holder specifies.

     The depositary may only restrict the withdrawal of deposited securities in connection with:

     - temporary delays caused by closing Schering AG's transfer books or those of the depositary, or the deposit of shares in connection with voting at a shareholders' meeting, or the payment of dividends;

     - the payment of fees, taxes and similar charges, or

     - compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of underlying deposited securities when requested by Schering AG.

VOTING INSTRUCTIONS

     If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the Schering AG ordinary shares which underlie your Schering AG ADSs. After receiving voting materials from Schering AG, the depositary will notify all ADR holders of any shareholders' meeting or solicitation of consents or proxies. This notice will describe how you may instruct the depositary to exercise the voting rights which underlie your Schering AG ADSs. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct or as you are deemed to have instructed in accordance with applicable German law. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

     Because there is no guarantee that you will receive voting materials in time to instruct the depositary to vote, it is possible that you, or persons who hold the Schering AG ADSs through brokers, dealers or other third parties, will not have the opportunity to instruct the depositary how to exercise voting rights with respect to the Schering AG ordinary shares that underlie Schering AG ADSs.

RECORD DATES

     The depositary will fix record dates for the determination of the Schering AG ADR holders who will be entitled:

     - to receive a cash dividend, distribution or rights, or

     - to give instructions to the depositary with respect to how to exercise voting rights with respect to Schering AG ordinary shares that underlie Schering ADSs or other deposited securities, all subject to the provisions of the deposit agreement.

REPORTS AND OTHER COMMUNICATIONS

     The depositary will make available for inspection by Schering AG ADR holders at its corporate trust office any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. These communications will be furnished by Schering AG in English when so required by any rules or regulations of the Securities and Exchange Commission.

     Schering AG has agreed to provide the depositary sufficient copies of all documents required to be delivered or made available to permit the depositary to satisfy these obligations.

FEES AND EXPENSES

     Schering AG ADR holders will be charged a fee for issuance of Schering AG ADSs, including issuances resulting from distribution of shares, rights, and other property, and for each surrender of Schering AG ADSs in exchange for deposited securities. The fee in each case is $5.00 for each 100 Schering AG ADSs, or any portion thereof, issued or surrendered. ADR holders or persons depositing shares may also be charged the following expenses:

     - stock transfer or other taxes and other governmental charges;

     - cable, telex, and facsimile transmission and delivery charges;

     - transfer or registration fees for the registration or transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

     - expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars.

     Schering AG will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between Schering AG and the depositary. The fees described above may be amended from time to time.

PAYMENT OF TAXES

     ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any Schering AG ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (a) deduct the amount thereof from any cash distributions, or (b) sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration or any withdrawal of deposited securities, each except under limited circumstances mandated by securities regulations. If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such tax or charge and distribute any remaining net proceeds to the ADR holders entitled thereto.

RECLASSIFICATIONS, RECAPITALIZATIONS AND MERGERS

     If Schering AG takes certain actions that affect the deposited securities, including (a) any change in nominal value, split-up, consolidation or other reclassification of deposited securities, (b) any dividend or other distribution on deposited securities consisting of shares or any other distribution other than of cash or rights to obtain shares, and (c) any recapitalization, reorganization, merger, liquidation, or similar corporate event or sale of all or substantially all of Schering AG's assets, then any of the cash or securities the depositary receives shall constitute part of the deposited securities and each Schering AG ADS will then represent a proportionate interest in such property or, the depositary may, if Schering AG so requests:

     - distribute any part of the cash or securities so received;

     - execute and deliver Schering AG ADSs; or

     - call for the surrender of outstanding Schering AG ADSs to exchange for new Schering AG ADSs.

AMENDMENT AND TERMINATION

     Schering AG may agree with the depositary to amend the deposit agreement and the Schering AG ADSs without your consent for any reason. ADR holders must be given at least 30 days' notice of any amendment that imposes or increases any fees or charges or otherwise prejudices any substantial existing right of ADR holders. The imposition or increase of taxes or charges specifically payable by ADR holders under the deposit agreement does not require 30 days' notice. If an ADR holder continues to hold Schering AG ADSs after being so notified, such ADR holder is deemed to agree to such amendment. An amendment can become effective before notice is given if this is necessary to ensure compliance with a new law, rule or regulation.

     No amendment will impair your right to surrender your Schering AG ADSs and receive the underlying securities. If a governmental body adopts new laws or rules which require the deposit agreement or ADS to be amended, we and the depositary may make the necessary amendments, which could take effect before you receive notice thereof.

     The depositary may terminate the deposit agreement by giving the ADR holder at least 30 days' prior notice at our request or if the depositary has given us a written resignation and we have not named a successor depositary under the deposit agreement within 90 days. After termination, the depositary's only responsibility will be (a) to deliver deposited securities to ADR holders who surrender their ADRs, and (b) to receive and hold or sell distributions received on deposited securities. As soon as practicable after the expiration of one year from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash.

LIMITATIONS ON SCHERING AG'S OBLIGATIONS AND LIABILITY TO ADR HOLDERS AND ADS HOLDERS

     The deposit agreement expressly limits the obligations and liability of the depositary, Schering AG and its respective agents. Neither Schering AG nor the depositary will be liable:

     - if Schering AG or the depositary are prevented or delayed by, or subject to any civil or criminal penalty in performing, any obligation by law, regulation, the provisions of or governing the deposited securities, or acts of God, war or other circumstances beyond our or their control;

     - for exercising or failing to exercise discretion under the deposit agreement;

     - if Schering AG or the depositary perform its obligations without gross negligence or bad faith; or

     - for any action based on advice or information from legal counsel, accountants, a person presenting shares for deposit, any holder, or other person believed in good faith to be competent to give such advice.

     Neither the depositary nor its agents has any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the Schering AG ADRs.

     The depositary will not be responsible for failing to carry out instructions to vote the Schering AG ADSs or for the manner in which Schering AG ADSs are voted or the effect of the vote.

     The depositary may own and deal in Schering AG's securities and in the Schering AG ADSs.

REQUIREMENTS FOR DEPOSITARY ACTIONS

     Schering AG, the depositary or the custodian may refuse to:

     - issue, register or transfer Schering AG ADSs or ADRs;

     - effect a split-up or combination of ADRs,;

     - deliver distributions on any such ADRs; or

     - permit the withdrawal of deposited securities,

unless the deposit agreement provides otherwise, until the following conditions have been met:

     - the holder has paid all stock transfer or other taxes, governmental charges, and registration fees charged by third parties for the transfer of any deposited securities;

     - the holder has provided the depositary with any information it may deem necessary and consistent with the deposit agreement, including, without limitation, proof of identity and the genuineness of any signature; and

     - the holder has complied with such regulations as the depositary may establish under the deposit agreement.

     The depositary may also suspend the issuance of Schering AG ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities unless the deposit agreement provides otherwise, if the register for ADRs or any deposited securities is closed or if the depositary or Schering AG decides any such action is advisable.

     By holding an ADR or a Schering AG ADS, you will be agreeing to comply with all applicable provisions of German law and Schering AG's corporate documents regarding the notification of changes in your interest in shares, including Sections 21 and 22 of the German Securities Trading Act. As of the date hereof the statutory notification obligations of the German Securities Trading Act apply to anyone who holds, either directly or by way of imputation pursuant to the provisions of Section 22 of the German Securities Trading Act, voting rights in Schering AG and reaches or exceeds 5%, 10%, 25%, 50%, 75% of the voting rights in Schering AG or, after having reached or exceeded any such threshold, falls below that threshold.

     By holding an ADR or an interest in a Schering AG ADS you:

     - will be deemed to acknowledge that failure to provide on a timely basis any required notification of a change in interest in Schering AG ADSs may result in withholding of certain rights, including voting and dividend rights, in respect of the Schering AG ADSs in which you have an interest, and

     - agree to comply with all such disclosure requirements and ownership limitations and to cooperate with the depositary in compliance with any instructions from us in respect thereof.

BOOKS OF DEPOSITARY

     The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of the ADRs. You may inspect such records at such office during regular business hours, but solely for the purpose of communicating with other holders in the interest of business matters relating to the deposit agreement.

     The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of Schering AG ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

PRE-RELEASE OF SCHERING AG ADRS

     The depositary may also issue ADRs prior to the deposit with the custodian of ordinary shares or rights to receive ordinary shares. This is called a pre-release of ADRs. A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may pre-release Schering AG ADRs only if:

     - the depositary has received collateral for the full market value of the pre-released Schering AG ADRs; and

     - each recipient of pre-released Schering AG ADRs agrees in writing that it, he or she:

      - beneficially owns the underlying ordinary shares;

      - transfers all rights in such ordinary shares to the depositary for the benefit of holders of ADRs;

      - holds such ordinary shares for the account of the depositary,

      - will deliver such ordinary shares to the custodian as soon as practicable, and promptly but in no event more than five business days after a demand therefor, and

      - will not take any action that is inconsistent with the transfer of beneficial ownership of the shares or Schering AG ADRs other than in satisfaction of the pre-release.

     In general, the number of pre-released ADRs will not evidence more than 30% of all ADRs outstanding at any given time excluding those evidenced by pre-released ADRs.

                        COMPARISON OF SHAREHOLDER RIGHTS

     The rights of Collateral stockholders are governed by the General Corporate Law of the State of Delaware, which we refer to as "Delaware law," and the provisions of Collateral's amended and restated certificate of incorporation (which we refer to as Collateral's "charter") and restated bylaws. The rights of Schering AG shareholders are governed by German law, including, but not limited to, the German Stock Corporation Act (Aktiengesetz), and by the provisions of Schering AG's articles of association (Satzung). The following is a summary of the material differences between the rights of Collateral stockholders and Schering AG shareholders. These differences arise from differences between Delaware law and German law and between Collateral's charter and bylaws and the articles of association of Schering AG. Upon completion of the merger, Collateral stockholders will become holders of Schering AG ADSs and their rights will be governed by German law, Schering AG's articles of association and the deposit agreement. For more complete information, you should read Collateral's charter and bylaws and Schering AG's articles of association, as well as Delaware law and the German Stock Corporation Act.

     Collateral's charter and bylaws and Schering AG's articles of association may each be obtained without charge by following the instructions in the section entitled "Where You Can Find More Information" on page iii. An English translation of Schering AG's articles of association is filed as an exhibit to the Form 20-F registration statement publicly filed within the SEC on September 27, 2000. You should refer to the description of the Schering AG ADSs beginning on page 62 for a description of the Schering AG ADSs and the deposit agreement and a discussion of the ways in which the rights of holders of Schering AG ADSs may differ from those of holders of Schering AG ordinary shares.

DUTIES OF DIRECTORS

  COLLATERAL

     Delaware law provides that the board of directors has the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of Delaware corporations owe fiduciary duties of care and loyalty to the corporations for which they serve as directors. Directors of Delaware corporations also owe fiduciary duties of care and loyalty to stockholders. Delaware courts have held that the directors of a Delaware corporation are required to exercise an informed business judgment in the performance of their duties. An informed business judgment means that the directors have informed themselves of all material information reasonably available to them.

     A director of a Delaware corporation, in the performance of such director's duties, is fully protected in relying, in good faith, upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation's officers or employees, or committees of the board of directors, or by any other person as to matters the director reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

     Delaware law does not contain any statutory provision permitting the board of directors, committees of the board and individual directors, when discharging the duties of their respective positions, to consider the interests of any constituencies other than the corporation or its stockholders. It is unclear under the current state of development of Delaware law whether or the extent to which the board of directors, committees of the board and individual directors of a Delaware corporation may, in considering what is in the corporation's best interests or the effects of any action on the corporation, take into account the interests of any constituency other than the stockholders of the corporation. In addition, the duty of the board of directors, committees of the board and individual directors of a Delaware corporation may be enforced directly by the corporation or may be enforced by a stockholder, as such, by an action in the right of the corporation, or may, in certain circumstances, be enforced directly by a stockholder or by any other person or group.

  SCHERING AG

     As required by the German Stock Corporation Act (Aktiengesetz), Schering AG has a two-tier board system consisting of the Schering AG executive board (Vorstand) and the Schering AG supervisory board (Aufsichtsrat). The Schering AG executive board is responsible for managing Schering AG and representing Schering AG in its dealings with third parties, while the Schering AG supervisory board appoints and removes the members of the Schering AG executive board and oversees the management of Schering AG. German law prohibits the Schering AG supervisory board from making management decisions. The rules of procedure for the Schering AG supervisory board provide that some actions and business measures require prior approval by the Schering AG supervisory board.

     The Schering AG executive board reports regularly to the Schering AG supervisory board, including with respect to proposed business policy or strategy, profitability, the current business of Schering AG, business transactions that may affect the profitability or liquidity of Schering AG and any exceptional matters which arise from time to time. The Schering AG supervisory board may also request special reports from the Schering AG executive board. German law prohibits simultaneous membership on the executive board and the supervisory board of a company.

     The members of the Schering AG executive board and the members of the Schering AG supervisory board owe a duty of loyalty and care to Schering AG. In carrying out their duties, members of the Schering AG executive board and the Schering AG supervisory board must exercise the standard of care of a prudent and diligent business person and meet the burden of proving that they exercised such care if it is ever contested. The Schering AG executive board is required to respect the rights of all shareholders to equal treatment and equal information. The Schering AG executive board also has a duty to maintain the confidentiality of corporate information. Members of the Schering AG executive board who violate their duties may be held jointly and severally liable by the corporation for any resulting damages, unless their actions were validly approved by resolution at a general meeting of the shareholders. The members of the Schering AG supervisory board have similar liabilities in respect of the corporation if they violate their duties. For limitations on the liability of directors, see "Limitation on Directors' Liability -- Schering AG" and "Shareholder Suits -- Schering AG."

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

  COLLATERAL

     Under Delaware law, the charter document or bylaws of a corporation may specify the number of directors.

     Collateral's bylaws provide that the board of directors shall consist of five to nine members and initially set the exact number of directors at eight. The number of directors was subsequently reduced by the board of directors pursuant to the bylaws to six. Such number may be further changed, within the limits specified in the charter and/or the bylaws, by a bylaw or amendment thereof duly adopted by the stockholders or by the board of directors. Pursuant to the bylaws, the permitted range of directors may be changed by amendment of the charter or by a bylaw, duly adopted by the stockholders. According to Delaware law, each director shall hold office until such director's successor is elected or qualified or until such director's earlier resignation or removal.

  SCHERING AG

     The Schering AG supervisory board consists of sixteen members, eight of whom are elected by the shareholders by a simple majority of the votes cast at a shareholder meeting in accordance with the provisions of the German Stock Corporation Act, and eight of whom are elected by Schering AG's employees in accordance with the German Co-Determination Act (Mitbestimmungsgesetz). The supervisory board appoints a chairman and a vice-chairman from among its members. The chairman is, in practice, a representative of the shareholders because the representatives of the shareholders have the right to elect the chairman if two-thirds of the total required number of members of the supervisory board fail to agree on a candidate.

     The members of the supervisory board are each elected for the same fixed term of approximately five years. The term expires at the end of the annual general shareholders' meeting after the fourth fiscal year following the year in which the supervisory board was elected. Re-election is possible. The term of the current members of the supervisory board will expire at the end of the annual general shareholders' meeting held in the year 2004.

     The Schering AG executive board currently consists of six members. Under Schering AG's articles of association, the supervisory board determines the size of the executive board, although the executive board must have at least two members.

     The Schering AG supervisory board appoints each member of the Schering AG executive board for a maximum term of five years. Executive board members may be reappointed.

REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS

  COLLATERAL

     Pursuant to Collateral's bylaws, subject to any limitations imposed by law or the charter, the board of directors, or any individual director, may be removed from office at any time only with cause by the affirmative vote of the holders of at least a majority of shares entitled to vote at an election of directors.

     Collateral's bylaws provide that vacancies may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. Each director so chosen shall hold office until a successor is duly elected and shall qualify or until his earlier death, resignation or removal. If there are no directors in office, then an election of directors may be held in the manner provided by statute. If, at the time of filling any vacancy, the directors then in office shall constitute less than a majority of the whole board of directors (as constituted immediately prior to any such increase), the court of Chancery, Delaware, may, upon application of any stockholder or stockholders holding at least ten percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies, or to replace the directors chosen by the directors then in office.

  SCHERING AG

     The supervisory board may remove a member of the executive board prior to the expiration of his term if such member commits a serious breach of duty or is incapable of carrying out his duties or if there is a bona fide vote of no confidence by a majority of the votes cast at a general shareholders' meeting. In the case of vacancies, the Schering AG supervisory board may fill the vacancy by appointing a new member of the Schering AG executive board.


     A member of the supervisory board elected by the shareholders may be removed by the shareholders by a majority of the votes cast at a meeting of shareholders. A member of the supervisory board elected by the employees may be removed by three-quarters of the votes cast by the relevant class of employees. Further, any member of the Schering AG supervisory board can be removed for good cause, including gross breach of duty, by a court decision upon request of the Schering AG supervisory board. In such case, the Schering AG supervisory board's determination to take such action requires a simple majority vote with the member affected having no voting power. At the general shareholders' meeting shareholders may appoint substitutes for the supervisory board members which they have elected and who cease to continue as members of the supervisory board prior to the expiration of such member's term. Such substitutes will become members of the supervisory board as determined by the general shareholders' meeting. The term of office of such a substitute member expires upon the conclusion of the next general shareholders' meeting if an election is held. If an election is not held at such shareholders' meeting, the term of office of the substitute member will be extended until the end of the term of office of the member of the supervisory board for which such substitute is acting. The election of substitute members for the employee members of the supervisory board will be conducted in accordance with the requirements of the Co-Determination Act (Mitbestimmungsgesetz). In the case of vacancies, the competent court upon a motion by the executive board, by a member of the supervisory board, by a shareholder or by an employee representative, may fill the vacancy for the interim period until the next election by the shareholders.

INFORMATION AVAILABLE TO SHAREHOLDERS

     Schering AG is subject to the requirements of the Exchange Act relating to foreign private issuers. These requirements are similar to, but not the same as, those to which a U.S. company such as Collateral is subject. Schering AG, for example, is required to file annual and other periodic reports with the SEC. However, it is not required under the Exchange Act to file quarterly reports. Furthermore, under Section 14 of the Exchange Act and the proxy rules promulgated under the Exchange Act, Collateral is required to comply with certain notice and disclosure requirements relating to the solicitation of proxies in respect of stockholder meetings. As a foreign private issuer, Schering AG will not be subject to the proxy rules. However, Schering AG is subject to the German Stock Corporation Act (Aktiengesetz) and the listing rules of the Frankfurt Stock Exchange regulating notices of general meetings of the shareholders. In addition, Schering AG's officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder with respect to their purchase and sale of Schering AG shares. Schering AG is also not required to comply with Regulation FD, which restricts the selective disclosure of material information. Accordingly, there may be less information concerning Schering AG publicly available than there is for U.S. companies.

SHAREHOLDER MEETINGS

  COLLATERAL

     Under Collateral's bylaws the annual stockholders meeting of the corporation, for the purpose of election of directors and for such other business as may lawfully come before it, shall be held on such date and at such time as may be designated from time to time by the board of directors. Special meetings of the stockholders, for any purpose or purposes, may, pursuant to Collateral's bylaws, be called by the president, chief executive officer or chairman of the board and shall be called by the president or secretary at the request in writing of a majority of the board of directors. The place, date and time of any special meeting shall be determined by the board of directors.

     The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the charter, as amended from time to time. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of statutes or of the charter, as amended from time to time, a different vote is required.

  SCHERING AG

     The general meeting of shareholders may be called by either the executive board or the supervisory board. The general meeting of shareholders must be called upon the written request of one or more shareholders holding ordinary shares representing an aggregate of 5% or more of the issued share capital of Schering AG. Notice of a general meeting shall be given no later than one month prior to the date of the meeting. The notice, the agenda and the text of proposed resolutions (drafted by the executive board and the supervisory board or, in certain cases, only by the supervisory board) shall be published in the company's designated journals.

     There are no quorum requirements for general meetings of Schering AG. Shareholder resolutions are generally passed at a general meeting of the shareholders of Schering AG by a majority of the votes cast, unless a greater majority or further requirements are required by law or by Schering AG's articles of association.

SHAREHOLDERS' PROPOSALS

  COLLATERAL

     Collateral's bylaws establish procedures that must be followed for a stockholder to submit a proposal, including nominations of directors, at an annual meeting of stockholders. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of the corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the corporation no later that the date specified in the corporation's proxy statement released to stockholders in connection with the previous year's annual meeting of stockholders, which date shall not be less than 120 days after such proxy statement. A stockholder's notice to the secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the corporation's books, of the stockholder proposing such business, (c) the class and number of shares of capital stock of Collateral which are beneficially owned by such stockholder, (d) any material interest of the stockholder in such business and (e) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in his capacity as a proponent to a stockholder proposal.

  SCHERING AG

     According to the German Stock Corporation Act (Aktiengesetz), one or more shareholders holding ordinary shares representing an aggregate of at least 5% of the issued share capital are entitled to request that a general shareholders' meeting be called. Shareholders holding ordinary shares representing an aggregate of at least 5% of the issued share capital or holding shares in the ordinary an aggregate amount of at least E500,000 are entitled to require that a matter be placed on the agenda of the general shareholders' meeting for resolution, that the executive board submit a proposal at the respective shareholders' meeting and that such proposal be published in the German Federal Gazette (Bundesanzeiger). The requests must be made in writing stating the purpose and the reasons therefor. Proposals duly published may be submitted to the general meeting of the shareholders for decision. In addition, each shareholder may also submit, at or prior to the shareholders' meeting, counter proposals to the proposals submitted by the executive board and the supervisory board. Under certain circumstances, such counter proposals must be published in the German Federal Gazette (Bundesanzeiger) prior to such shareholders' meeting.

     If the election of members of the supervisory board is an item on the agenda of the shareholders' meeting, shareholders may nominate individuals for election to the supervisory board, in addition to those recommended by the supervisory board, by notifying Schering AG in writing within one week after the publication of the notice of the shareholders' meeting in the German Federal Gazette (Bundesanzeiger). The nomination must contain the name, profession, domicile and membership in other supervisory boards or in other comparable domestic or foreign supervisory bodies of the individual so nominated. In addition, any shareholder entitled to attend and vote at the shareholders' meeting can nominate individuals for the supervisory board at the shareholders' meeting.

REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

  COLLATERAL

     Under Delaware law, fundamental corporate transactions (such as mergers, sales of all or substantially all the corporation's assets and dissolutions) require the approval of the holders of a majority of the shares outstanding and entitled to vote. Delaware law permits a corporation to increase the minimum percentage vote required. Collateral's bylaws provide that the affirmative vote of the holders of at least sixty-six and two-thirds (66 2/3%) of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, shall be required to alter, amend or repeal the provisions of the bylaws relating to stockholders' annual and special meetings, stockholders' action without meeting, directors vacancies and directors removals.

  SCHERING AG

     According to German law, the following resolutions may be passed only by a majority of at least 75% of the share capital present or represented and entitled to vote at a general shareholders' meeting: certain capital increases (contingent capital; authorized capital), the exclusion of subscription rights (Bezugsrecht), capital decreases, a dissolution of Schering AG, a merger of Schering AG or any other form of transformation (Umwandlung) of Schering AG, including, without limitation, spin-offs (Spaltungen), a transfer of all or virtually all of Schering AG's assets and a change of Schering AG's corporate form.

SHAREHOLDER ACTION BY WRITTEN CONSENT

  COLLATERAL

     Under Collateral's charter, no action of stockholders may be taken by written consent.

  SCHERING AG

     The German Stock Corporation Act does not permit shareholders to act by written consent outside a general shareholders' meeting.

AMENDMENT OF CORPORATE CHARTER AND BYLAWS

  COLLATERAL

     Under Delaware law, amendment of the certificate of incorporation requires the approval of the holders of a majority of each class of shares entitled to vote. Collateral's bylaws provide that the bylaws may be altered or amended or new bylaws adopted by the affirmative vote of a majority of the voting power of all of the then-outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (voting stock). Collateral's bylaws further provide that the affirmative vote of the holders of at least sixty-six and two-thirds (66 2/3%) of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, shall be required to alter, amend or repeal the bylaws' provisions relating to stockholders' meetings, stockholders' action without meeting, directors' vacancies and directors' removals. Pursuant to Collateral's charter and bylaws, the board of directors shall also have the power to adopt, amend or repeal the bylaws by a vote of the majority of the board of directors, unless a greater or different vote is required pursuant to the provisions of the bylaws, the charter or any provision of law.

 SCHERING AG

     Amendments of the Schering AG articles of association may be proposed either jointly by the Schering AG supervisory board and the Schering AG executive board or by one or more shareholders holding ordinary shares representing an aggregate of at least 5% of the issued share capital or holding ordinary shares in the aggregate amount of at least E500,000. A resolution amending the Schering AG articles of association must be passed by a majority of the share capital present or represented and entitled to vote unless the German law requires that the resolution be passed by at least three-quarters of the shares issued present or represented and entitled to vote at the meeting.

APPRAISAL RIGHTS

 COLLATERAL

     Stockholders of a Delaware corporation have rights of appraisal in connection with certain mergers or consolidations if they are required to accept in exchange for their shares anything other than (a) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depositary receipts in respect thereof, (b) shares of stock of any other corporation or depositary receipts in respect thereof, which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares or fractional depositary receipts of a corporation described in (a) and (b) above or (d) any combination of the shares of stock, depositary receipts and cash in lieu of fractional shares or fractional depositary receipts described in (a), (b) and (c) above, provided that no appraisal rights exist where, (1) on the record date fixed to determine the stockholders entitled to vote on the merger or consolidation, the stock of the corporation is listed on a national securities exchange, the Nasdaq National Market or is held of record by more than 2,000 stockholders, and (2) holders of shares of a class or series of stock of the surviving corporation and the merger did not require the vote of the holders of that class or series of such corporation's stock.

     In determining fair value, any valuation method may be used that is generally acceptable in the financial community.

 SCHERING AG

     A valuation proceeding (Spruchverfahren) is available to Schering AG's shareholders under the German Stock Corporation Act (Aktiengesetz) and the German Transformation Act (Umwandlungsgesetz) to determine the adequacy of the consideration to be paid to shareholders in certain corporate transactions. These transactions include (a) a consolidation or merger of companies according to the provisions of the German Transformation Act; (b) a control and profit transfer agreement between a controlling shareholder and its dependent company; and (c) the "squeeze-out" of a minority shareholder by a shareholder that holds 95% or more of the share capital of a corporation; provided, in each case the shareholder seeking the adequacy determination complies with the procedural requirements specified in the respective statutory provisions.

SUBSCRIPTION RIGHTS

 COLLATERAL

     Under Delaware law, stockholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation. Collateral's charter does not provide for preemptive rights.

 SCHERING AG

     Under the German Stock Corporation Act, an existing shareholder has a general preemptive right (Bezugsrecht) to subscribe for any issue by such corporation of shares, debt instruments convertible into shares and participating debt instruments in proportion to the shares held by such shareholder in the existing capital of such corporation. The German Stock Corporation Act provides that this preemptive right can be excluded only by a resolution of the general meeting of the shareholders, or, if authorized to do so by the general meeting of the shareholders, by the executive board with the consent of the supervisory board. A majority of at least three-quarters of the issued shares represented at the meeting is required for the exclusion. See "Description of Schering AG Ordinary Shares -- Subscription Rights."

LIMITATION OF DIRECTORS' LIABILITY

 COLLATERAL

     Collateral's charter currently eliminates a director's personal liability for monetary damages to the fullest extent permitted by Delaware law. As a result, a Collateral director presently has no monetary liability except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) under Section 174 of the Delaware General Corporate Law (declaration of an improper dividend or improper redemption of stock); or (d) for any transaction from which the director derived any improper personal benefit.

 SCHERING AG

     Under compulsory provisions of the German Stock Corporation Act (Aktiengesetz), a stock corporation is not allowed to limit or eliminate the personal liability of the members of either the executive board or the supervisory board for damages due to breach of duty in their official capacity. For a discussion of the standard of conduct of the Schering AG executive board and the Schering AG supervisory board, see "-- Duties of Directors -- Schering AG." Schering AG may, however, waive its claims for damages due to a breach of duty or reach a settlement with regard to such claims if more than three years have passed after such claims have arisen, but only with the approval of the general meeting of the shareholders, provided that such waiver may not be granted and such settlement may not be reached if shareholders holding in the aggregate at least 10% of the issued shares file an objection to the protocol.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

 COLLATERAL

     Collateral's bylaws require indemnification of its directors and officers to the fullest extent permitted under Delaware law but Collateral may limit the extent of such indemnification by individual contract with its directors and executive officers. Additionally, Collateral is not required to indemnify any director or officer in connection with any proceeding initiated by such person or any proceeding by such person against the corporation or its directors, officers, employees or other agents unless (a) such indemnification is expressly required by law, (b) the proceeding was authorized by the board of directors, and (c) such indemnification is provided by Collateral, in its sole discretion, pursuant to the powers vested in the corporation under Delaware law. Collateral's bylaws further permit indemnification of its employees and agents as set forth in Delaware law.

     Delaware law permits a corporation to indemnify any person involved in a third party action by reason of his or her agreement to serve, serving or formerly serving as an officer or director of the corporation, against expenses, judgments, fines and settlement amounts paid in such third party action (and against expenses incurred in any derivative action), if such person acted in good faith and reasonably believed that his actions were in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. Furthermore, Delaware law provides that a corporation may advance expenses incurred by officers and directors in defending any action upon receipt of an undertaking by the person to repay the amount advanced if it is ultimately determined that such person is not entitled to indemnification. In general, no indemnification for expenses in derivative actions is permitted under Delaware law where the person has been adjudged liable to the corporation, unless a court finds him entitled to such indemnification. If, however, the person has been successful in defending a third party or derivative action, indemnification for expenses incurred is mandatory under Delaware law. Under Delaware law, the statutory provisions for indemnification are nonexclusive with respect to any other rights, such as contractual rights, to which a person seeking indemnification may be entitled. Delaware law does not expressly permit such contractual or other rights to provide for indemnification against judgments and settlements paid in a derivative action.

 SCHERING AG

     Under German law, Schering AG may indemnify its officers (Leitende Angestellte), and, under certain circumstances, German labor law requires a stock corporation to provide such indemnification. However, Schering AG may not, as a general matter, indemnify members of the Schering AG executive board or the Schering AG supervisory board. A German stock corporation (Aktiengesellschaft) may, however, purchase directors and officers insurance. Such insurance may be subject to mandatory restrictions imposed by German law. In addition, German law may permit a corporation to indemnify a member of the executive board or the supervisory board for attorneys' fees incurred if such member is the successful party in a suit in a country, such as the U.S., where winning parties are required to bear their own costs, if German law would have required the losing party to pay such member's attorneys' fees had the suit been brought in Germany.

     Schering AG retains insurance for the members of its executive board and supervisory board.

CONFLICT-OF-INTEREST TRANSACTIONS

 COLLATERAL

     Delaware law generally permits transactions involving a Delaware corporation and an interested director of that corporation if (a) the material facts as to his relationship or interest are disclosed and a majority of disinterested directors consents, (b) the material facts are disclosed as to his relationship or interest and holders of a majority of shares entitled to vote thereon consent, or (c) the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee of the board of directors or the stockholders.

 SCHERING AG

     In any transaction or contract between Schering AG and any member of the Schering AG executive board, Schering AG is represented by the Schering AG supervisory board. See "-- Duties of Directors -- Schering AG."

DIVIDENDS

 COLLATERAL

     Delaware law generally permits dividends to be paid out of any surplus, defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors, which cannot be less than the aggregate par value of all issued shares of capital stock.

 SCHERING AG

     According to the German Stock Corporation Act (Aktiengesetz), dividends may only be paid out of the corporation's distributable profits as determined by resolution of the shareholders at the general meeting of shareholders for the preceding fiscal year. See "Description of Schering AG Ordinary
Shares -- Dividend Rights."

LOANS TO DIRECTORS AND OFFICERS

 COLLATERAL

     Under Delaware law, loans can generally be made to officers, directors or employees upon approval by the board of directors. Under Collateral's bylaws, loans and other assistance can be given to any officer or other employee, including any officer or employee who is a director, whenever, in the judgment of the board of directors, such loan or assistance may reasonably be expected to benefit Collateral.

 SCHERING AG

     German law requires that any loan made by Schering AG exceeding a month's salary to any director or general manager or to their spouses or minor children must be authorized by a resolution of the Schering AG supervisory board. Loans made by Schering AG to a member of the Schering AG supervisory board require an affirmative vote of the Schering AG supervisory board. For purposes of this resolution, the member of the Schering AG supervisory board who would be the borrower is not entitled to vote.

SHAREHOLDER SUITS

 COLLATERAL

     Under Delaware law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction that is the subject of the suit or his or her stock thereafter came to him or her by operation of law. Additionally, under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction which is the subject of the suit, but also through the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

 SCHERING AG

     German law does not provide for class actions, and does not generally permit shareholder derivative suits, even in the case of a breach of duty by the members of the executive board or the supervisory board. At the general meeting of the shareholders, shareholders acting by a simple majority of the votes cast or a minority of the shareholders holding in the aggregate at least 10% of the issued shares, are entitled to request Schering AG to file a claim for damages against certain persons, but are not entitled to assert any rights on behalf of Schering AG. This right to request that Schering AG file a claim damages includes claims against members of the executive board or the supervisory board for liabilities incurred in connection with the management of

Schering AG. Upon request, the corporation must prosecute such claim within six months after the shareholders' meeting. If such request is not complied with, a court will appoint a special representative upon a motion of one or more shareholders either holding ordinary shares representing an aggregate of at least 5% of the issued share capital or holding ordinary shares in the aggregate amount of at least E500,000. Shareholders exercising the right to request a claim for damages must establish that they have held their shares for at least three months prior to the shareholders' meeting at which they make the request.

     The shareholder group must reimburse Schering AG for all costs of litigation if such proceedings are unsuccessful or only partially successful, but only in the latter case to the extent that such costs exceed any amounts awarded to Schering AG in such a proceeding. Each shareholder who was present at the general meeting of the shareholders and has objected to the resolutions in the minutes may, within one month after adoption of the respective resolutions of the general meeting of the shareholders, take action against the company to contest the resolutions (Anfechtungsklage).

RIGHTS OF INSPECTION

 COLLATERAL

     Under Delaware law, every stockholder, upon proper written demand stating the purpose thereof, may inspect the corporate books and records during normal business hours as long as such inspection is for a proper purpose. Under the statute, a proper purpose is any purpose reasonably related to the interests of the inspecting person as a stockholder.

 SCHERING AG

     German law does not permit shareholders to inspect corporate books and records. However, Section 131 of the German Stock Corporation Act (Aktiengesetz) provides each shareholder with a right to information at the general meeting of the shareholders, to the extent that such information is necessary to permit a proper evaluation of the relevant item on the agenda.

     The right to information is a right only to oral information at a general meeting of the shareholders. Information may be given in writing to shareholders, but they are neither entitled to receive written information nor to inspect any documents of the corporation. As a practical matter, shareholders may receive certain written information about Schering AG through its public filings with the commercial register (Handelsregister) and the German Federal Gazette (Bundesanzeiger) and other places for publication of the company.

STOCK REPURCHASES

 COLLATERAL

     Under Delaware law, a corporation may purchase or redeem its own shares unless the capital of the corporation is impaired or when such purchase or redemption would cause an impairment of the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its preferred shares if such shares will be retired upon acquisition, thereby reducing the capital of the corporation.

 SCHERING AG

     German law allows a stock corporation (Aktiengesellschaft) like Schering AG to acquire its own shares if (a) it has been authorized by a resolution of the general meeting of the shareholders within the preceding 18 months, so long as it acquires no more than 10% of its issued shares, or (b) for certain defined purposes (e.g., for transfer to employees).

ANTI-TAKEOVER STATUTES

 COLLATERAL

     Collateral is subject to the provisions of Delaware law described below regarding business combinations with interested stockholders because there is no opt-out provision in its charter with respect to these provisions.

     Section 203 of the Delaware law applies to a broad range of business combinations between a Delaware corporation and an interested stockholder. The Delaware law definition of "business combination" includes mergers, sales of assets, issuance of voting stock and certain other transactions. An "interested stockholder" is defined as any person who owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation.

     Section 203 prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the time that the stockholder became an interested stockholder, unless:

     - before the stockholder became an interested stockholder, the board of directors approved the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     - upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owned at least 85% of the voting stock outstanding when the transaction began other than shares held by directors who are also officers and other than shares held by certain employee stock plans; or

     - the board of directors approved the business combination after the stockholder became an interested stockholder and the business combination was approved at a meeting by at least two-thirds of the outstanding voting stock not owned by such stockholder.

 SCHERING AG

     On January 1, 2002 the German Securities Purchase and Takeover Act (Wertpapiererwerbs- und Uebernahmegesetz, hereinafter, the "TOA") came into effect. The TOA regulates all public offers to acquire certain market traded equity securities of German-based stock corporations (Aktiengesellschaft) or partnerships limited by shares (Kommanditgesellschaft auf Aktien), whose stock is admitted to trading on a regulated market in Germany or anywhere within the European Economic Area, whether for stock, cash or a combination thereof and irrespective of the size or purpose of the acquisition.

     The TOA distinguishes between public offers (Oeffentliches Angebot), takeover offers (Uebernahmeangebot) and mandatory offers (Pflichtangebot). A public offer is defined as a publicly announced offer to acquire a target company's stock (or equity-backed securities, i.e. convertible stock) through purchase or exchange from the individual shareholders. Once a party decides to submit a public offer, it is, pursuant to the TOA, obliged to publicly announce its intention promptly. Prior to the announcement, the offeror must notify the Federal Supervisory Authority for Securities Trading (Bundesaufsichtsamt fuer den Wertpapierhandel, hereinafter the "FSA") and the relevant stock markets. Within four weeks of such public announcement, the offeror is required to submit a detailed offering document (Angebotsunterlage) to the FSA. The offering document may be publicly distributed only after its approval by the FSA. Once approved, the offering document must be posted on the Internet and either broadly distributed free of charge or published in the officially designated financial gazettes. The offer must remain open for not less than four weeks. Such period will be extended automatically if the offer is modified or if during the offering period a third party makes a competing offer.

     Takeover offers (Uebernahmeangebote) are offers directed at gaining control of the target. Pursuant to the TOA, control is deemed to be gained if at least 30 percent of the voting rights of a company are held. In addition to the provisions regarding public offers, takeover offers are subject to further regulations. The TOA provides, among other things, that a takeover offer must be extended to all shareholders in a non-discriminatory manner. A limited takeover offer, i.e. a takeover offer through which the offeror seeks to acquire 30% or more but less than 100% of the remaining outstanding voting shares, is forbidden. Further, the consideration offered for the shares must be adequate. In determining the adequate consideration, the weighted average market price within the three-month period preceding the announcement of the offer and the price paid by the offeror (or such persons acting in concert with the offeror or their subsidiaries) for any shares acquired within such period, including off-market block trades, must be taken into account.

     Pursuant to the TOA, in the period from publication of the decision to make a takeover offer through publication of the outcome of the offer, the executive board of the target company may not take any action which might prevent the success of the offer. This prohibition, however, does not apply to (a) actions that would also have been performed by a prudent manager (ordentlicher und gewissenhafter Geschaeftsleiter) of a company that is not the target of a takeover offer, (b) the seeking of a competing offer and (c) acts approved by the supervisory board of the target company. Further, prior to the announcement of a takeover offer, the shareholders of a potential target may authorize the executive board to undertake specifically determined measures aimed at preventing the success of a future takeover offer with the approval of the company's supervisory board. Such authorization is valid for a maximum of 18 months. As of the date of this proxy statement/prospectus, Schering AG's shareholders have not authorized the executive board to take any such measures.

     If a person or a legal entity comes to hold, directly or indirectly, 30% or more of a target company and, therefore, controls the target company according to the TOA, that person or legal entity is obligated to make a tender offer for all outstanding securities of the target company (a "mandatory offer"
-- Pflichtangebot). A mandatory offer is, however, not required if the person or legal entity acquires control of a target company pursuant to a takeover offer. Mandatory offers are subject to the provisions on takeover offers and certain additional regulations.

     Under the German Stock Corporation Act (Aktiengestz), the shareholders of a corporation can, at the request of a person or a legal entity that holds, directly or indirectly, at least 95% of the capital (a "majority shareholder"), resolve to "squeeze-out" the remaining minority shareholders for a settlement in cash. Upon entry of such shareholder's resolution in the Commercial Register, the shares of the minority shareholders are deemed to be transferred to the majority shareholder. The majority shareholder determines the amount of the cash settlement to be paid to the minority shareholders. However, if such amount is not adequate, an adequate amount will be determined by the competent court at the request of any minority shareholder.

DISCLOSURE OF INTERESTS

  COLLATERAL

     Acquirors of shares of Collateral common stock are subject to disclosure requirements under Section 13(d) of the Exchange Act and related rules. These rules generally require a person who becomes the beneficial owner of more than 5% of a class of a company's shares to make specified filings with the SEC disclosing specified information, and to send a copy of the filings to the company and to the principal securities exchange on which the security is traded within 10 days after such acquisition. Some institutional investors are permitted to report annually on Schedule 13G.

     After the merger, acquirors of Schering AG ordinary shares will be required to comply with, among other things, Section 13(d) of the Exchange Act and the related rules.

  SCHERING AG

     Under the German Stock Corporation Act, any person that becomes the holder of more than 25% of Schering AG's share capital, has a duty to notify Schering AG in writing. No rights shall attach to the Schering AG shares held by such person so long as such disclosure has not been made. These rules also apply to foreign companies. For the disclosure requirements under the German Securities Trading Act see "Description of Capital Stock of Schering AG -- Disclosure Requirements."

                 DIRECTORS AND SENIOR MANAGEMENT OF SCHERING AG

GENERAL

     As required by the German Stock Corporation Act (Aktiengesetz), Schering AG has a two tier board system consisting of a supervisory board (Aufsichtsrat)and an executive board (Vorstand).

     The executive board is responsible for managing the business of Schering AG in accordance with the German Stock Corporation Act and the Articles of Association (Satzung) of Schering AG. The executive board is authorized to represent Schering AG and to enter into binding agreements with third parties on behalf of Schering AG.

     The principal function of the supervisory board is to supervise the executive board. The supervisory board is also responsible for appointing and removing the members of the executive board. The supervisory board may not make management decisions, but may determine that certain types of transactions require its prior consent.

     In carrying out their duties, the members of the supervisory board and the executive board must exercise the standard of care of a diligent and prudent businessperson. In complying with this standard of care, the members must take into account a broad range of considerations, including the interests of Sobering AG and our shareholders, employees and creditors. The members of the supervisory board and the Executive board may be personally liable for violation of their duties.

SUPERVISORY BOARD

     Schering AG's present supervisory board consists of 16 members, 8 of whom are elected by Schering AG's shareholders by a simple majority of the votes cast at a shareholder meeting in accordance with the provisions of the German Stock Corporation Act, and 8 of whom are elected by Schering AG's employees in accordance with the German Co-Determination Act (Mitbestimmungsgesetz).

     A member of Schering AG's supervisory board elected by Schering AG's shareholders may be removed by Schering AG's shareholders by a majority of the votes cast at a meeting of shareholders. A member of the supervisory board elected by Schering AG's employees may be removed by three-quarters of the votes cast by the relevant class of employees. The supervisory board appoints a Chairman and a Vice-Chairman from among its members. At least half the total required number of members of the supervisory board must be present or participate in the decision making to constitute a quorum. Unless otherwise provided for by law, resolutions are passed by a simple majority of the votes cast. In the event of a tie, another vote is held and, in the case of a second tie, the Chairman (who is, in practice, a representative of the shareholders because the representatives of the shareholders have the right to elect the Chairman if two-thirds of the total required number of members of the supervisory board fail to agree on a candidate) then has a casting vote. The members of our supervisory board are each elected for the same fixed term of approximately five years. If a member is elected to replace a retired member, such member's term will expire at the same time. The term of Schering AG's current members of the supervisory board expires at the end of the annual general shareholders' meeting after the fourth fiscal year following the year in which the supervisory board was elected. Re-election is possible. The remuneration of the members of the supervisory board is determined by Schering AG's articles of association. Because all members of our supervisory board are elected at the same time, their terms expire simultaneously. If a member is elected to replace a retired member, such member's term will expire at the same time. The term of Schering AG's current members of the supervisory board will expire at the end of the annual general shareholders' meeting in 2004.

     As of April 15, 2002, the current members of Schering AG's supervisory board, their respective ages, their principal occupation and the year in which they were first elected to Schering AG's supervisory board and by whom they were elected are as follows:

NAME                                   AGE       PRINCIPAL OCCUPATION         YEAR FIRST ELECTED
----                                   ---       --------------------      -------------------------
                                                                           (S) INDICATES ELECTION BY
                                                                             SHAREHOLDERS; (E) BY
                                                                                   EMPLOYEES
Dr. Giuseppe Vita, Chairman of the     66                                           2001(S)
  Supervisory Board
Norbert Deutschmann, Vice Chairman of  50    Chairman of the Wedding                1999(E)
  the Supervisory Board                      Works Council, Schering AG,
                                             Berlin
Dr. rer. oec. Karl-Hermann Baumann     66    Chairman of the Supervisory            1994(S)
                                             Board of Siemens AG, Berlin
                                             and Munich
Prof. Dr. med. Piet Borst              67    Professor of Clinical                  2000(S)
                                             Biochemistry, University of
                                             Amsterdam, Amsterdam
Dr. Mathias Dopfner                    39    Chairman of the Executive              2001(S)
                                             Board Axel Springer Verlag
                                             AG, Berlin
Prof. John A. Dormandy                 66    Professor of Vascular                  1996(S)
                                             Sciences, University of
                                             London; Director, Vascular
                                             Clinical Research Unit, St.
                                             Georges Hospital, London
Joachim Elsholz                        52    Head of Berlin Liaison                 2000(E)
                                             Office of
                                             Industriegewerkschaft
                                             Bergbau, Chemie, Energie,
                                             Berlin
Dr. rer. pol. Reiner Hagemann          54    Chairman of the Executive              1997(S)
                                             Board Allianz Versicherungs-
                                             AG, Munich
Johannes Heitbaum                      38    Vice-Chairman of the                   1999(E)
                                             Bergkamen Works Council,
                                             Schering AG, Berlin
Dr. h.c. Martin Kohlhaussen            66    Chairman of the Supervisory            1996(S)
                                             Board Commerzbank AG,
                                             Frankfurt am Main
Hermann-Josef Lamberti                 46    Member of the Executive                2001(S)
                                             Board Deutsche Bank AG,
                                             Frankfurt am Main
Dr. med. Hans-Peter Niendorf           55    Head of Corporate Clinical             1999(E)
                                             Development Diagnostics
                                             Radiopharmaceuticals,
                                             Schering AG, Berlin
Hans-Jurgen Scheel                     58    Vice-Chairman of the Wedding           1994(E)
                                             Works Council, Schering AG,
                                             Berlin
Gunter Schmitt                         59    Member of the Wedding Works            1999(E)
                                             Council, Schering AG, Berlin

NAME                                   AGE       PRINCIPAL OCCUPATION         YEAR FIRST ELECTED
----                                   ---       --------------------      -------------------------
                                                                           (S) INDICATES ELECTION BY
                                                                             SHAREHOLDERS; (E) BY
                                                                                   EMPLOYEES
Dr. rer. oec. Ulrich Sommer            54    Area Manager Marketing                 1999(E)
                                             Europe Region, Schering AG,
                                             Berlin
Heinz-Georg Webers                     42    Chairman of the Central                1999(E)
                                             Works Council of Schering
                                             AG; Chairman of the
                                             Bergkamen Works Council,
                                             Schering AG, Berlin

EXECUTIVE BOARD


     Schering AG's executive board currently consists of six members. Under Schering AG's articles of association, Schering AG's supervisory board determines the size of the executive board, although it must have at least two members.


     Any two members of the executive board or one member of the executive board and the holder of a special power of attorney may legally represent Schering AG.

     The executive board reports regularly to the supervisory board, including with respect to proposed business policy or strategy, profitability, the current business of Schering AG, business transactions that may affect the profitability or liquidity of Schering AG, and any exceptional matters which arise from time to time. The supervisory board may also request special reports from the executive board.

     The supervisory board appoints each member of the executive board for a maximum term of five years. Executive board members may be reappointed or have their term extended for one or more term of up to five years each. The supervisory board may remove a member of the executive board prior to the expiration of his term if he commits a serious breach of duty or is incapable of carrying out his duties or if there is a bona fide vote of no confidence by a majority of the votes cast at an annual general meeting.

     A member of the executive board may not vote on matters relating to certain contractual arrangements between the member and the Schering AG Group and may be liable to Schering AG if the member has a material interest in any contractual agreement between the Schering AG Group and a third party which was not disclosed to, and approved by, the supervisory board.

     As of April 15, 2002, the current members of Schering AG's executive board, their respective ages as of their positions, the years in which they were first appointed to Schering AG's executive board and the years in which their terms expire, respectively, are as follows:

                                                                    YEAR FIRST   YEAR TERM
NAME                           AGE             POSITION             APPOINTED     EXPIRES
----                           ---             --------             ----------   ---------
Dr. Hubertus Erlen              58   Chairman of the Executive         1985         2005
                                     Board (since April 26, 2001);
                                     Responsibilities: strategy
                                     and corporate development,
                                     corporate communication,
                                     audit, human resources
Prof. Dr. Klaus Pohle           64   Vice-Chairman of the              1981         2003
                                     Executive Board;
                                     Responsibilities: finance and
                                     administration, information
                                     technology, equity
                                     participations, Japan, Asia,
                                     Australia
Dr. Ulrich Kostlin              49   Member of the Executive           1994         2004
                                     Board; Responsibilities:
                                     marketing and sales, supply
                                     chain and environment,
                                     Europe, Africa
Lutz Lingnau                    59   Member of the Executive           2001         2005
                                     Board; Responsibilities:
                                     Specialized Therapeutics,
                                     Dermatology, United States
Prof. Dr. h.c. Gunter Stock     58   Member of the Executive           1989         2004
                                     Board; Responsibilities:
                                     research and product
                                     development, Fertility
                                     Control & Hormone Therapy,
                                     Diagnostics &
                                     Radiopharmaceuticals, Latin
                                     America, Canada
Dr. Jorg Spiekerkotter          43   Member of the Executive           2002         2007
                                     Board; Responsibilities:
                                     finance matters, mergers &
                                     acquisitions, asset-
                                     liability, foreign exchange
                                     management, human resources

     Dr. Hubertus Erlen began his career with Schering AG in a pharmaceutical manufacturing position in 1972. In 1978 he joined the central office of the executive board, which he later headed for two years. Prior to his appointment as a member of the executive board of Schering AG in 1985, he served as a technical director in the Electroplating Division and became a member of the Electroplating Divisional Board in 1984. Dr. Erlen became Chairman of the executive board on April 26, 2001.

     Prof. Dr. Klaus Pohle joined Schering AG as a member of the executive board in 1981. Prior to joining Schering AG, Prof. Dr. Pohle was with BASF from 1966 to 1980. At BASF he first served as a director of various subsidiaries in Europe and Brazil, from 1967 to 1968 as treasurer and controller in the United States and later as a director of BASF AG. Prof. Dr. Pohle is currently Vice Chairman of the executive board of Schering AG, a position he has held since 1989. Dr. Pohle is currently the Chief Financial Officer and Chief Accounting Officer of Schering AG.

     Dr. Ulrich Kostlin joined Schering AG in 1982 as a management trainee. He served as general manager of several affiliates of Schering AG in Latin America from 1983 to 1986, and was subsequently appointed the head of pharmaceuticals for Latin America and Canada. Prior to his appointment as a member of the executive board of Schering AG in 1999, he served from 1990 to 1993 as vice president of Berlex Laboratories, Inc., and as a member of the Pharma Executive Committee of Schering AG from 1993 to 1994.

     Lutz Lingnau joined Schering AG's business trainee program in 1966. From 1968 to 1989, Mr. Lingnau served in various capacities at Schering AG's and in a number of subsidiaries in South America and the United States, including as president of Berlex Laboratories, Inc., from 1983 to 1985. Since 1989, Mr. Lingnau has been the president and chief executive officer of Schering Berlin, Inc. He was appointed a member of the executive board of Schering AG effective January 1, 2001.

     Prof. Dr. h.c. Gunter Stock joined Schering AG as head of the Cardiovascular Pharmacology Department in 1983. From 1987 to 1989, he served as head of the Institute for Pharmacology. Prof. Dr. Stock was appointed as a member of the executive board of Schering AG in 1989.

     Dr. Jorg Spiekerkotter began his career in the legal department of Hoechst AG, Frankfurt. From 1994 to 1999, Dr. Spiekerkotter was head of the legal department of Hoechst Schering AgrEvo GmbH. Since 1999, he has been the head of finance at Schering AG. His responsibilities include finance matters, mergers and acquisitions, asset-liability and foreign exchange management. Dr. Spiekerkotter was appointed a member of the executive board of Schering AG effective April 15, 2002. Within the executive board, he will assume responsibilities for human resources and will succeed Prof. Klaus Pohle as Chief Financial Officer in April, 2003.

OTHER SENIOR MANAGEMENT

     Jong Graumann joined Schering AG in 1960 as a business trainee. From 1964 to 1973, Mr. Graumann served in various capacities in a number of subsidiaries including in Pakistan, the Philippines and South Korea. In 1976, Mr. Graumann was appointed vice president of Nihon Schering K.K. Mr. Graumann is currently the representative director and president of Nihon Schering K.K., a position he has held since 1977.

     Dr. med. habil. Joachim-Friedrich Kapp joined Schering AG in 1975 as a scientist. From 1975 to 1983, Dr. Kapp served in various capacities at the Schering AG Group, including as vice president of research and development of Berlex Laboratories, Inc. From 1984 to 1991, he was employed by Godecke AG where he held several positions, including head of research and development. In 1991, Dr. Kapp returned to Schering AG where he currently serves as head of Specialized Therapeutics. Since 2001 Dr. Kapp performs this function from Montville, N.J., U.S.A where the business unit is incorporated in a subsidiary of Schering AG.

     Christian Nowak began his career at Schering AG in 1968 in the agrochemicals division. From 1968 to 1989, he held various positions in the area of agrochemicals, including head of sales and marketing and member of the agrochemicals management board. From 1989 to 1991, he served as director of sales and marketing and member of the pharmaceuticals management board. Mr. Nowak is currently the head of the Europe Region, a position he has held since 1991.

     Prof. Dr. Werner Karl Raff served as the director of the medical-scientific department of Schering AG from 1977 to 1980. From 1980 to 2002, Prof. Dr. Raff held various positions, including director of FB Medizin, general manager of Scherax Arzneimittel GmbH, Hamburg, Head of Preclinical and Clinical Development and Member of the Divisional Board Pharma. Since 1996, Prof. Dr. Raff serves as head of the Fertility Control & Hormone Therapy business area. Since 1997 he is a Member of the German Health Research Council.

     Hans-Michael Rook began his career at Schering AG in 1967 as a business trainee. He served in numerous capacities within the Schering AG Group, including from 1979 to 1985 as head of pharmaceutical product and marketing planning of Nihon Schering K.K. and from 1991 to 1997 as head of marketing and business development for the Europe Region at Schering AG. Mr. Rook currently serves as head of Diagnostics & Radiopharmaceuticals.

     Dr. Dale A. Stringfellow has served as president of Berlex Laboratories, Inc., the U.S. research and development arm of Schering AG, from 1995 to the present. He holds a PhD in Microbiology and has held leading management positions at various companies throughout the biotech-industry. In December 2000 Dr. Stringfellow was named chief executive officer of Berlex Laboratories, Inc. and currently serves in that capacity as well.

     Claus Zieler joined Schering AG in 1991 as a management trainee. From 1993 to 2000, Mr. Zieler served in various capacities in a number of subsidiaries of the croup, including Ecuador and Brazil as Marketing Director Pharma. In 2000, Mr. Zieler was appointed managing director of the Center of Dermatology, Schering AG, a position he has held since then.

COMPENSATION

     The aggregate remuneration of all members of the supervisory board for 2001 amounted to E3,000,000. In addition to reimbursement of out-of-pocket expenses, the members of the supervisory board receive an aggregate fixed annual payment of E60,000 plus an aggregate variable annual payment that depends on the amount of dividends paid to the shareholders of Schering AG. For each E0.05 dividend per share paid over and above a base amount of E0.10 dividend per share, the aggregate variable compensation component amounts to E210,000.

     The aggregate remuneration (including compensation, benefits in kind and contingent or deferred compensation accrued) of all members of the executive board for 2001 amounted to E14,529,374 and can be divided as follows:

                                               FIXED         VARIABLE     EXERCISE STOCK-BASED
NAME                                        COMPENSATION   COMPENSATION    COMPENSATION PLAN
----                                        ------------   ------------   --------------------
Dr. Giuseppe Vita (Chairman until April
  2001)...................................     E  161         E  494             E1,029
Dr. Hubertus Erlen (Chairman).............        472          1,401                783
Other members of executive board..........      1,854          4,760              3,576

     The maximum number of shares that can be received by the members of the executive board under the provisions of the stock-based compensation plan is as follows:

                                                         STOCK-BASED          STOCK-BASED
NAME                                                  COMPENSATION PLAN    COMPENSATION PLAN
----                                                  ------------------   -----------------
                                                      LTI PLAN 1998/2000     LTI PLAN 2001
                                                      ------------------   -----------------
Dr. Hubertus Erlen..................................        27,000              20,000
Other members of executive board....................        76,500              80,000

     Employees who are elected as members of the supervisory board in accordance with the German Co-Determination Act maintain their pension, retirement and similar benefits while serving on the board. The aggregate amount set aside or accrued by the Schering AG Group to provide pension, retirement or similar benefits to the employees who are currently members of the supervisory board amounted to E1,392,284. As of December 31, 2001, the total amount set aside or accrued by the Schering AG Group to provide pension, retirement or similar benefits to current and retired members of the executive board amounted to E31,375,238.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                            DIRECTORS OF SCHERING AG

     No member of the supervisory board or the executive board of Schering AG beneficially owns 1% or more of the outstanding ordinary shares of Schering AG.

     Dr. Reiner Hagemann, a member of Schering AG's supervisory board, is the chairman of the executive board of Allianz Versicherungs-AG, which is an affiliate of Allianz AG, which holds approximately 12.26% of Schering AG's outstanding ordinary shares. Dr. Hagemann disclaims beneficial ownership of such shares. Hermann-Joseph Lamberti, a member of the supervisory board , is a member of the executive board of Deutsche Bank AG, which holds approximately 5.7% of Schering AG's outstanding ordinary shares. Mr. Lamberti disclaims beneficial ownership of such shares.

     As of April 15, 2002, Schering AG had an aggregate of 198,000,000 shares outstanding. The shares are issued in bearer form. Therefore, it is difficult for Schering AG to determine with precision how many shareholders it has or how many ordinary shares a particular shareholder owns. As of April 15, 2002, there were 27 registered holders of Schering AG ADRs. The Schering AG ADR holders collectively held approximately 948,976 ADRs, or approximately 0.5% of the total issued ordinary shares of Schering AG as of April 15, 2002.

     To Schering AG's knowledge, as of April 15, 2002, Allianz AG had direct or indirect beneficial ownership of approximately 12.26% of Schering AG's outstanding ordinary shares. To Schering AG's knowledge, as of April 15, 2002 Deutsche Bank AG had direct or indirect beneficially ownership of approximately 5.7% of Schering AG's outstanding ordinary shares.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                            MANAGEMENT OF COLLATERAL

     The following table sets forth information as of April 8, 2002 relating to the beneficial ownership of common stock by (a) each stockholder known to own beneficially more than 5% of the outstanding shares of Collateral common stock,
(b) each director, (c) each named executive officer, and (d) all of Collateral's current executive officers, senior managers and directors as a group. This table is based upon information supplied by Collateral's directors, named executive officers, senior managers and principal stockholders and upon Section 13 filings with the SEC. Unless otherwise indicated, the individual stockholders named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws were applicable. Percentage ownership is based on 13,385,897 shares of common stock outstanding as April 8, 2002, and is calculated as required under SEC Rule 13d-3(d)(1) but includes all options (including shares exercisable after 60 days of April 8, 2002, as described below in the footnotes).

HOLDER                                                 NUMBER OF SECURITIES   PERCENT OF CLASS
------                                                 --------------------   ----------------
Schering AG/Schering Berlin Inc. ....................       1,584,676                     11.8%
  340 Changebridge Road
  Montville, New Jersey 07929
The Wellcome Trust...................................         987,500                      7.4%
  183 Euston Road
  London, England NW1 2BE
State of Wisconsin Investment Board..................       1,422,500                     10.6%
  P.O. Box 7842
  Madison, WI 53708

Jack Reich(1)........................................       1,656,818                     12.0%
Christopher J. Reinhard(2)...........................         909,357                      6.6%
Charles J. Aschauer(3)...............................          25,000                      0.2%
Tyler M. Dylan(4)....................................         268,689                      2.0%
John Warner(5).......................................          76,569                      0.6%
B. Mason Flemming, Jr.(6)............................          25,000                      0.2%
Jeffrey Friedman(7)..................................         184,429                      1.4%
H. Kirk Hammond(8)...................................       1,947,807                     14.4%
Ronald I. Simon(3)...................................          28,200                      0.2%
All directors, director nominees and executive
  officers as a group (10 persons)((1) - (9))........       3,313,791                     22.3%

---------------

(1) Includes 76,000 shares beneficially owned by the Jordan A. Reich Trust dated January 31, 1992, Mary P. Reich, as Trustee. Dr. Reich disclaims beneficial ownership of these shares. Also includes 402,850 option shares of which 291,391 option shares are exercisable within 60 days of April 8, 2002.

(2) Includes 38,000 shares beneficially owned by Griffin J. Reinhard, a minor son of Mr. Reinhard. Also includes 390,150 option shares of which 286,523 options are exercisable within 60 days of April 8, 2002.

(3) Includes 25,000 option shares beneficially owned by the Charles J. Aschauer, Jr. Trust dated August 6, 1994, Charles J. Aschauer, as Trustee which all are exercisable within 60 days of April 8, 2002.

(4) Includes 253,408 option shares of which 127,261 are exercisable within 60 days of April 8, 2002.

(5) Includes 75,000 option shares of which 34,061 are exercisable within 60 days of April 8, 2002.

(6) Includes 25,000 option shares of which 23,750 are exercisable within 60 days of April 8, 2002.

(7) Includes 180,252 option shares of which 104,414 are exercisable within 60 days of April 8, 2002.

(8) Includes 72,200 shares held in a family trust for the benefit of Dr. Hammond's children, 142,500 shares held in a trust for the benefit of Shura
    X. Hammond and 142,500 shares held in a trust for the benefit of Talisin T. Hammond. Dr. Hammond exercises shared voting and investment power with respect to all such shares. Dr. Hammond disclaims beneficial ownership of these shares. Also includes 149,100 option shares held by H. Kirk Hammond and 9,500 option shares held by Tamsin L. Kelly. Of these 158,600 total option shares, 147,766 are exercisable within 60 days of April 8, 2002.

(9) Includes 25,000 option shares all of which are exercisable within 60 days of April 8, 2002.

                             LEGAL AND TAX MATTERS

     The validity of the Schering AG ADSs (including the underlying Schering AG ordinary shares) offered by this proxy statement/prospectus will be passed upon for Schering AG by Horst Krueger, General Counsel of Schering AG. It is a condition to the completion of the merger that Collateral receive on the date the registration statement on Form F-4, of which this proxy statement/prospectus is a part, is filed and on the closing date of the merger, an opinion of its counsel Coudert Brothers LLP, in each case, with respect to the U.S. federal income tax treatment of the merger.

                                    EXPERTS

     BDO Deutsche Warentreuhand Aktiengesellschaft, Wirtschaftsprufungesellschaft and BDO International GmbH, Wirtschaftsprufungesellschaft audited Schering AG's consolidated financial statements as of December 31, 2001. Schering AG's Annual Report on Form 20-F includes these financial statements and the auditors' report thereon and are incorporated in this proxy statement/prospectus by reference. This proxy statement/prospectus incorporates such financial statements and report by reference relying on such report given on the authority of such firms as experts in accounting and auditing.

     The financial statements of Collateral appearing in Collateral's Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Collateral's ability to continue as a going concern as described in Note 1 to the financial statements) included therein and incorporated in this proxy statement/prospectus by reference. Such financial statements are incorporated by reference in this proxy statement/prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

     In view of the expected timing of the merger, Collateral does not expect to hold an annual meeting of stockholders in 2002. In the event the merger is not completed and Collateral does hold an annual meeting in 2002, you would continue to be entitled to attend and participate in the meeting if you are a stockholder as of the record date for that meeting. In accordance with federal securities laws, in order for proposals submitted by stockholders to be considered at the 2002 annual meeting of Collateral stockholders, such proposals must have been received by December 26, 2001. SEC rules establish standards as to which stockholder proposals are required to be included in a proxy statement for an annual meeting. Collateral will only consider proposals for inclusion in its proxy statement for an annual meeting that satisfy the requirements of applicable SEC rules.

                                 OTHER MATTERS

     As of the date of this proxy statement/prospectus, the Collateral board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus.

                                                                         ANNEX 1
                          AGREEMENT AND PLAN OF MERGER
                           DATED AS OF MARCH 19, 2002
                                     AMONG
                          SCHERING AKTIENGESELLSCHAFT,
                          EUROPEAN ACQUISITION COMPANY
                                      AND
                         COLLATERAL THERAPEUTICS, INC.

                               TABLE OF CONTENTS

                                   ARTICLE I

                                   THE MERGER

                                                                                   PAGE
                                                                                   ----
SECTION 1.01.        The Merger..................................................    1
SECTION 1.02.        Closing.....................................................    1
SECTION 1.03.        Effective Time..............................................    2
SECTION 1.04.        Effects of the Merger.......................................    2
SECTION 1.05.        Certificate of Incorporation and By-laws....................    2
SECTION 1.06.        Directors...................................................    2

ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
  CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
SECTION 2.01.        Effect on Capital Stock.....................................    2
SECTION 2.02.        Exchange of Certificates....................................    3

ARTICLE III
REPRESENTATIONS AND WARRANTIES
SECTION 3.01.        Representations and Warranties of the Company...............    5
SECTION 3.02.        Representations and Warranties of Parent and Sub............   16

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS
SECTION 4.01.        Conduct of Business.........................................   19
SECTION 4.02.        No Solicitation.............................................   21

ARTICLE V
ADDITIONAL AGREEMENTS
SECTION 5.01.        Preparation of the Form F-4 and the Proxy Statement; Company
                     Stockholders' Meeting.......................................   23
SECTION 5.02.        Letters of the Company's Accountants........................   24
SECTION 5.03.        Letters of Parent's Accountants.............................   24
SECTION 5.04.        Access to Information; Confidentiality......................   24
SECTION 5.05.        Commercially Reasonable Efforts.............................   25
SECTION 5.06.        Treatment of Equity Awards..................................   25
SECTION 5.07.        Indemnification, Exculpation and Insurance..................   26
SECTION 5.08.        Fees and Expenses...........................................   27
SECTION 5.09.        Public Announcements........................................   27
SECTION 5.10.        Affiliates..................................................   27
SECTION 5.11.        Stock Exchange Listing......................................   28
SECTION 5.12.        Tax Treatment...............................................   28
SECTION 5.13.        Stockholder Litigation......................................   28
SECTION 5.14.        Rights Agreement............................................   28
SECTION 5.15.        Stockholders Agreement Legend...............................   28
SECTION 5.16.        Transfer Taxes..............................................   28

                                     A-1-(i)

                                                                                   PAGE
                                                                                   ----
SECTION 5.17.        Further Assurances..........................................   28
SECTION 5.18.        Section 16 Matters..........................................   28
SECTION 5.19.        Parent ADSs.................................................   29

ARTICLE VI
CONDITIONS PRECEDENT
SECTION 6.01.        Conditions to Each Party's Obligation to Effect the
                     Merger......................................................   29
SECTION 6.02.        Conditions to Obligations of Parent and Sub.................   29
SECTION 6.03.        Conditions to Obligation of the Company.....................   30
SECTION 6.04.        Frustration of Closing Conditions...........................   30

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
SECTION 7.01.        Termination.................................................   30
SECTION 7.02.        Effect of Termination.......................................   31
SECTION 7.03.        Amendment...................................................   31
SECTION 7.04.        Extension; Waiver...........................................   31

ARTICLE VIII
GENERAL PROVISIONS
SECTION 8.01.        Nonsurvival of Representations and Warranties...............   31
SECTION 8.02.        Notices.....................................................   31
SECTION 8.03.        Definitions.................................................   32
SECTION 8.04.        Interpretation..............................................   33
SECTION 8.05.        Counterparts................................................   33
SECTION 8.06.        Entire Agreement; No Third-Party Beneficiaries..............   33
SECTION 8.07.        Governing Law...............................................   34
SECTION 8.08.        Assignment..................................................   34
SECTION 8.09.        Enforcement; Consent to Jurisdiction........................   34
SECTION 8.10.        Severability................................................   34

Annex I      Index of Defined Terms
Exhibit A    Form of Certificate of Incorporation of the Surviving
             Corporation
Exhibit B    Form of Affiliate Letter
Exhibit C-1  Form of Parent Tax Representation Letter
Exhibit C-2  Form of Company Tax Representation Letter

                                     A-1-(ii)

     AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of March 19, 2002, among SCHERING AKTIENGESELLSCHAFT, a stock corporation organized under the laws of the Federal Republic of Germany ("Parent"), EUROPEAN ACQUISITION COMPANY, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and COLLATERAL THERAPEUTICS, INC., a Delaware corporation (the "Company").

     WHEREAS the Supervisory Board and the Executive Board of Parent and the respective Boards of Directors of Sub and the Company have each approved and declared advisable this Agreement and the merger of Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement (the "Merger"), whereby each issued and outstanding share of common stock, par value $.001 per share, of the Company ("Company Common Stock"), other than shares of Company Common Stock owned by Parent, Sub, the Company or Schering Berlin Inc. ("SBI"), will be converted into the right to receive the Merger Consideration (as defined in Section 2.01(c));

     WHEREAS the Supervisory Board and the Executive Board of Parent and the respective Boards of Directors of Sub and the Company have each determined that the Merger and the other transactions contemplated by this Agreement are consistent with, and in furtherance of, their respective business strategies and goals;

     WHEREAS simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Sub to enter into this Agreement, Parent and certain stockholders of the Company (the "Principal Stockholders") are entering into an agreement (the "Stockholders Agreement") pursuant to which, among other things, the Principal Stockholders have agreed to vote to adopt this Agreement, to approve the Merger and to take certain other actions in furtherance of the Merger upon the terms and subject to the conditions set forth in the Stockholders Agreement;

     WHEREAS for U.S. Federal income tax purposes, it is intended that (a) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder, (b) this Agreement will constitute a plan of reorganization, (c) Parent, Sub and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code and (d) the Company stockholders who will not be "five-percent transferee shareholders" as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(ii) or who enter into five-year gain recognition agreements in the form provided in Treasury Regulation Section 1.367(a)-8(b) ("Eligible Company Stockholders") and who exchange Company Common Stock solely for Parent ADSs (as defined in Section 2.01(c)) pursuant to the Merger will not recognize taxable gain with respect to the Merger pursuant to Section 367(a) of the Code (except with respect to any cash received in lieu of fractional Parent ADSs); and

     WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

     Section 1.02. Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties hereto (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions

                                      A-1-1
that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to by the parties hereto.

     Section 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties hereto shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

     Section 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

     Section 1.05. Certificate of Incorporation and By-laws. (a) The Certificate of Incorporation of the Surviving Corporation shall be amended at the Effective Time to be in the form of Exhibit A hereto and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The By-laws of Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     Section 1.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     Section 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or any shares of capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation ("Surviving Corporation Common Stock").

          (b) Cancelation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company, Parent or Sub shall automatically be canceled and shall cease to be outstanding, and no Parent ADSs or other consideration shall be delivered in exchange therefor; provided, however, that each share of Company Common Stock that is owned by SBI shall not be so canceled and shall remain outstanding as one fully paid and nonassessable share of Surviving Corporation Common Stock.

          (c) Conversion of Company Common Stock. Subject to Section 2.02(e), each issued and outstanding share (other than shares to be canceled or to remain outstanding in accordance with Section 2.01(b)) of Company Common Stock shall be converted into the right to receive 0.1847 (the "Exchange Ratio") American depositary shares (each a "Parent ADS") of Parent (each Parent ADS representing the right to receive one Ordinary Share, no par value, of Parent ("Parent Ordinary Share") and evidenced by one American depositary receipt ("Parent ADR") issued in accordance with the Deposit Agreement dated as of October 11, 2000, as amended from time to time (the "Deposit Agreement"), among Parent, Morgan Guaranty Trust Company of New York (the "Depositary"), as depositary, and all holders and beneficial owners from time to time of Parent ADRs) (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be

                                      A-1-2
     outstanding and shall automatically be canceled and shall cease to be outstanding, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) and any cash in lieu of fractional Parent ADSs to which such holder is entitled pursuant to Section 2.02(e), in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02(b), without interest.

          (d) Anti-Dilution Provisions. Notwithstanding the foregoing, in the event that Parent changes the number of Parent Ordinary Shares represented by each Parent ADS issued and outstanding prior to the Effective Time as a result of a reclassification, stock split, share combination, stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer or other similar transaction, the Exchange Ratio shall be appropriately adjusted to reflect such reclassification, stock split, share combination, stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer or other similar transaction. In addition, in the event Parent pays (or establishes a record date for payment of) any dividend on, or makes any other distribution in respect of, Parent Ordinary Shares (other than the regular dividend of (U)0.83 per Parent Ordinary Share), the Merger Consideration shall be appropriately adjusted to reflect such dividend or distribution (other than the regular dividend of (U)0.83 per Parent Ordinary Share).

     Section 2.02. Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, Parent shall deposit with a U.S. bank or trust company as may be designated by Parent (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, Parent ADRs representing Parent ADSs issuable pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock. Parent shall make available to the Exchange Agent from time to time as required after the Effective Time cash necessary to pay dividends and other distributions in accordance with Section 2.02(c) and to make payments in lieu of any fractional Parent ADSs in accordance with Section 2.02(e) (such cash, together with Parent ADSs representing the Merger Consideration, collectively, the "Exchange Fund").

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.01(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor that number of whole Parent ADSs which such holder has the right to receive pursuant to the provisions of this Article II, any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) and any cash in lieu of fractional Parent ADSs to which such holder is entitled pursuant to Section 2.02(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the proper amount of cash, if any, may be paid and the proper number of Parent ADSs may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment and issuance shall pay any transfer or other taxes required by reason of the payment of any cash and the issuance of Parent ADSs to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this
Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, any dividends or other distributions to which the holder of such Certificate is entitled pursuant to Section 2.02(c) and any cash in lieu of fractional Parent ADSs to which such holder is entitled pursuant to Section 2.02(e). No interest shall

                                      A-1-3
be paid or shall accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

     (c) Distributions with Respect to Unexchanged Shares. Any dividends or other distributions with respect to Parent ADSs with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent ADSs represented thereby, and any cash payment in lieu of fractional Parent ADSs shall be paid to any such holder pursuant to Section 2.02(e), in each case only upon the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the whole Parent ADSs issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent ADSs and the amount of any cash payable in lieu of a fractional Parent ADSs to which such holder is entitled pursuant to
Section 2.02(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole Parent ADSs.

     (d) No Further Ownership Rights in Company Common Stock. All Parent ADSs issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

     (e) No Fractional Shares. (i) No certificates or scrip representing fractional Parent ADSs shall be issued upon the surrender for exchange of Certificates, no dividend or other distribution of Parent shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to exercise any rights of a holder of Parent ADSs.

     (ii) Parent shall cause to be paid to each former holder of shares of Company Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price of a Parent Ordinary Share on the Closing Date, as such price is reported on the Xetra system, translated into US dollars at the Euro/$ reference exchange rate as of the Closing Date published by the European Central Bank and reported on Reuters (page ECB37) and at www.ecb.int.

     (iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates formerly representing Company Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates formerly representing Company Common Stock subject to and in accordance with the terms of
Section 2.02(c).

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration, any dividends or other distributions with respect to Parent ADSs and any cash in lieu of fractional Parent ADSs in accordance with this Article II.

     (g) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any Merger Consideration, any dividends or other distributions with respect thereto or any cash in lieu of fractional Parent ADSs, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration,

                                      A-1-4
any dividends or other distributions payable pursuant to Section 2.02(c) or any cash payable in lieu of fractional Parent ADSs pursuant to Section 2.02(e) would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration, dividends or other distributions in respect thereof or such cash shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interests of any person previously entitled thereto.

     (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund in investment grade securities, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be the property of, and shall be paid to, Parent.

     (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any unpaid dividends or other distributions in respect thereof and any cash in lieu of fractional Parent ADSs, in each case pursuant to this Agreement.

     (j) Withholding Rights. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, the Exchange Agent shall be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     Section 3.01. Representations and Warranties of the Company. Except as set forth in the disclosure schedule (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such disclosure schedule relates and such other sections or subsections of this Agreement to the extent a matter is disclosed in such a way as to make its relevance to the information called for by such other section or subsection reasonably apparent) delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub as follows:

          (a) Organization, Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted, except such governmental licenses, permits, authorizations and approvals as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent prior to the execution of this Agreement complete and correct copies of its Second Restated Certificate of Incorporation (the "Company Certificate") and Restated By-laws (the "Company By-laws"), in each case as amended to the date of this Agreement. The minute books of the Company contain a complete

                                      A-1-5
     and correct set of the minutes of all meetings and accurately reflect all other actions taken by the stockholders of the Company, the Board of Directors of the Company and all committees of the Board of Directors of the Company. Complete and correct copies of all such minute books have been provided by the Company to Parent prior to the execution of this Agreement.

          (b) Subsidiaries. The Company does not own any capital stock or other ownership interest in any person.

          (c) Capital Structure. The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock"). At the close of business on March 18, 2002, (i) 13,357,492 shares of Company Common Stock were issued and outstanding (including no restricted shares of Company Common Stock the restrictions in respect of which lapse solely on the basis of service of a Participant (as defined in Section 3.01(g)) to the Company), (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 3,404,352 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans (as defined in Section 5.06(a)) (of which 2,678,759 shares of Company Common Stock were subject to outstanding stock options or other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans (collectively, "Company Stock Options")), (iv) no shares of Preferred Stock were issued or outstanding and (v) 40,000 shares of Series A Junior Participating Preferred Stock were reserved for issuance in connection with the Rights (as defined in Section 5.14) issued pursuant to the Rights Agreement (as defined in Section 3.01(t)). Except as set forth above in this Section 3.01(c), at the close of business on March 18, 2002, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Except as set forth above in this
     Section 3.01(c), there are no outstanding stock appreciation rights, restricted shares, stock options, rights to receive shares of Company Common Stock on a deferred basis or other rights that are linked to the value of Company Common Stock granted under the Company Stock Plans or otherwise. Section 3.01(c) of the Company Disclosure Schedule sets forth a complete and accurate list, as of March 18, 2002, of all outstanding Company Stock Options granted under the Company Stock Plans or otherwise, the number of shares of Company Common Stock subject thereto, the grant dates, expiration dates, exercise prices and vesting schedules thereof and the names of the holders thereof. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and, to the Knowledge of the Company, will be delivered free and clear of all Liens (other than Liens created by or imposed upon the holders thereof) and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above in this Section 3.01(c) (including pursuant to the conversion or exercise of the securities referred to above), (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Company, (B) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or other ownership interest in, the Company and (C) any warrants, calls, options, "phantom" shares, stock appreciation rights, restricted shares, stock-based performance units, commitments, contracts, arrangements or undertakings or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock or other voting securities of, or other ownership interest in, or securities convertible into or exchangeable or exercisable for capital stock or other voting securities of, the Company, (ii) there are not any outstanding obligations of the Company to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities and (iii) the Company is not a party to any voting agreement with respect to the voting of any such securities.

          (d) Authority; Noncontravention. (i) The Company has all requisite corporate power and corporate authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval (as defined in Section 3.01(p)), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the

                                      A-1-6
     transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company subject, in the case of the Merger, to the receipt of the Company Stockholder Approval, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (A) approving this Agreement and the Stockholders Agreement, the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement,
     (B) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company, (C) recommending that the stockholders of the Company adopt this Agreement and (D) declaring that this Agreement is advisable.

          (ii) The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, "Liens") in or upon any of the properties or other assets of the Company under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (A) the Company Certificate or Company By-laws, (B) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise, license or similar authorization applicable to the Company or any of its properties or other assets or (C) subject to the governmental filings and other matters referred to in Section 3.01(d)(iii), any (1) statute, law, ordinance, rule or regulation or (2) order, writ, injunction, decree, judgment or stipulation, in each case applicable to the Company or any of its properties or other assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate have not had and would not reasonably be expected to (x) have a Company Material Adverse Effect, (y) impair the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Stockholders Agreement.

          (iii) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a "Governmental Entity") is required by or with respect to the Company in connection with the execution and delivery of this Agreement, the Stockholders Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement and the Stockholders Agreement, except for (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any applicable filings and approvals under similar foreign antitrust or competition laws and regulations, (B) the filing with the Securities and Exchange Commission (the "SEC") of (1) a proxy statement relating to the Company Stockholders' Meeting (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement") and (2) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Stockholders Agreement and the transactions contemplated by this Agreement or the Stockholders Agreement, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business and (D) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings

                                      A-1-7
     the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to (x) have a Company Material Adverse Effect, (y) impair the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Stockholders Agreement.

          (e) Company SEC Documents. The Company has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 2000 (collectively, the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents at the time it was filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") has been revised or superseded by a later-filed Filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including the related notes) included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and its results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except as set forth in the most recent financial statements included in the Filed Company SEC Documents, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, the Company had cash and cash equivalents and short-term investments, each as defined in the financial statements included in the Filed Company SEC Documents, in the aggregate amount of at least $4.7 million.

          (f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form F-4 to be filed with the SEC by Parent in connection with the issuance of Parent ADSs in the Merger (the "Form F-4") will, at the time the Form F-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

          (g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with or expressly permitted by this Agreement and except as disclosed in the Filed Company SEC Documents, since December 31, 2001, the Company has conducted its business only in the ordinary course consistent with past practice, and since such date there has not been (i) any Company Material Adverse Change,

                                      A-1-8

     (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, (iv)
     (A) any granting by the Company to any current or former director, officer or other employee of, or current or former independent contractor with respect to, the Company (each, a "Participant") of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business consistent with past practice, (B) any commitment, contingent or otherwise, by the Company to pay any bonus to any Participant (other than bonuses which have already been paid (which bonuses amounted to $256,875 and which bonuses have been specified in Section 3.01(g)(iv)(B) of the Company Disclosure Schedule),
     (C) any granting by the Company to any Participant of any severance, change of control or termination pay or benefits (or any increase in such pay or benefits), (D) any entry by the Company into, or any adoption or amendment of, (1) any individual employment, deferred compensation, consulting, severance, termination or indemnification agreement, arrangement or understanding with any Participant or (2) any agreement with any Participant the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement (all such agreements under this clause (D), collectively, "Benefit Agreements") or (E) any amendment to, or modification of, any Company Stock Option, (v) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect, (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP, (vii) any material tax election or any settlement or compromise of any material income tax liability or (viii) any disclosure by the Company or, to the Knowledge of the Company, by any of its employees of any confidential know-how (except by way of application for or issuance of a patent or pursuant to a confidentiality agreement) or any lapse or abandonment of any patent or patent application that is owned by the Company or with respect to which the Company has an obligation to maintain pursuant to a license or other agreement.

          (h) Litigation. Except as disclosed in the Filed Company SEC Documents, there is no investigation, suit, claim, action, proceeding or grievance pending or, to the Knowledge of the Company, threatened against the Company or specifically affecting the Company, any of its employees (in connection with their employment by the Company) or any of its products (it being understood that the foregoing does not include matters affecting the pharmaceutical or biotechnical industry in general), by any Governmental Entity or other person under any Legal Provision (as defined in Section 3.01(j)) or otherwise, that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, there are no facts, circumstances or conditions which could reasonably be expected to give rise to any liability of, or form the basis of an investigation, suit, claim, action, proceeding or grievance against, the Company or specifically affecting the Company, any of its employees (in connection with their employment by the Company) or any of its products (it being understood that the foregoing does not include matters affecting the pharmaceutical or biotechnical industry in general) relating to or arising under any applicable statutes, laws, ordinances, rules or regulations, which liability, investigation, suit, claim, action, proceeding or grievance, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; provided, however, that where this representation entails an evaluation of the validity or enforceability of a patent or patent application, or of whether any activity constitutes an infringement of a patent, then any such evaluation by the Company is subject to the normal risks and uncertainties inherent in such evaluations by patent counsel.

          (i) Contracts. Except as disclosed in the Filed Company SEC Documents, the Company is not a party to, and none of its properties or other assets are subject to, any contract or agreement that is of a

                                      A-1-9
     nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder. The Company is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license, whether oral or written, to which the Company is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents, the Company has not entered into any amendment to or modification of any license or any other material contract. The Company has not received written notice, or to its Knowledge, oral notice, of its failure to comply with the terms of any license or any other material contract to which it is a party. The Company has not entered into any contract, agreement, obligation, commitment, arrangement or understanding with any Affiliate of the Company that is currently in effect other than agreements that are disclosed in the Filed Company SEC Documents. The Company is not a party to or otherwise bound by any agreement or covenant not to compete or by any agreement or covenant restricting in any respect the development, marketing or distribution of the Company's products or services. To the Knowledge of the Company, the Company is not party to or otherwise bound by any agreement or covenant which would purport to limit in any respect the manner in which, or the localities in which, Parent conducts its business following the Effective Time. Section 3.01(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all contracts or agreements, to which the Company is a party relating to the research, development, distribution, supply, license, marketing or manufacturing by third parties of the Company's products or products licensed by the Company. The Company has made available to Parent complete and correct copies of all such contracts or agreements. None of such contracts and agreements grant an exclusive right (whether in the present or upon happening of an event) to such third parties for the research, development, distribution, supply, license, marketing or manufacturing of any such product.

          (j) Compliance with Laws. (i) The Company is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity applicable to it, its properties or other assets or its business or operations (collectively, "Legal Provisions"), except for instances of noncompliance that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities, including all authorizations under the Federal Food, Drug, and Cosmetic Act of 1938, as amended (the "FDCA"), and the regulations of the Federal Food and Drug Administration (the "FDA") promulgated thereunder, and under Environmental Laws (collectively, "Permits"), necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted. There has occurred no default under, or violation of, any such Permit, except individually or in the aggregate as has not had and would not reasonably be expected to have a Company Material Adverse Effect. The consummation of the Merger, in and of itself, would not cause the revocation or cancelation of any such Permit that individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect.

          (ii) Except for those matters disclosed in the Filed Company SEC Documents and those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect, (A) the Company is, and has been, in compliance with all Environmental Laws; (B) during the period of ownership or operation by the Company of any of its currently or previously owned or operated properties, there have been no Releases of Hazardous Material in, on, under or affecting such properties or any surrounding sites; (C) prior to the period of ownership or operation by the Company of any of its currently or previously owned or operated properties, to the Knowledge of the Company, there were no Releases of Hazardous Material in, on, under or affecting any such properties or any surrounding sites; (D) there is no investigation, suit, claim, action, proceeding or grievance pending, or to the Knowledge of the Company, threatened against the Company or specifically

                                      A-1-10
     affecting the Company, any of its employees (in connection with their employment by the Company), any of its products or any of its owned or leased real property (it being understood that the foregoing does not include matters affecting the pharmaceutical or biotechnical industry in general) relating to or arising under Environmental Laws, and the Company has not received any notice of, or entered into or assumed by contract or operation of law, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws; and
     (E) to the Knowledge of the Company, there are no facts, circumstances or conditions which could reasonably be expected to give rise to any liability of, or form the basis of an investigation, suit, claim, action, proceeding or grievance against the Company or specifically affecting the Company, any of its employees (in connection with their employment by the Company), any of its products or any of its owned or leased real property (it being understood that the foregoing does not include matters affecting the pharmaceutical or biotechnical industry in general) relating to or arising under any Environmental Law which liability, investigation, suit, claim, action, proceeding or grievance, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. The term "Environmental Laws" means all Legal Provisions relating in any way to the environment, preservation or reclamation of natural resources, the presence, management, Release or threat of Release of, or exposure to, Hazardous Materials, or to human health and safety. The term "Hazardous Material" means any chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any Environmental Law. The term "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

          (k) Absence of Changes in Benefit Plans; Labor Relations. Except as disclosed in the Filed Company SEC Documents, since the date of the most recent audited financial statements included in the Filed Company SEC Documents, there has not been any adoption or amendment (other than an amendment required by law) by the Company of any Benefit Plan (as defined in Section 3.01(l)) or any plan or arrangement which would constitute a Benefit Plan if adopted or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Benefit Plan, or any change in the manner in which contributions to any Benefit Plan are made or the basis on which such contributions are determined. Except as disclosed in the Filed Company SEC Documents, there exist no currently binding Benefit Agreements. Since January 1, 2000, the Company has not encountered any labor union organizing activity or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

          (l) ERISA Compliance. (i) Section 3.01(l)(i) of the Company Disclosure Schedule contains a complete and correct list of each benefit, employment, personal services, collective bargaining (or other similar labor), compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change of control, severance, vacation, time-off, perquisite or other similar agreement, plan, policy or other arrangement (and any amendments thereto), excluding any Benefit Agreement,
     (A) covering one or more Participants, and maintained by the Company or (B) with respect to which the Company has or could have any liability (each, a "Benefit Plan"). The Company has made available to Parent complete and correct copies of (A) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof) and each Benefit Agreement, (B) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the "IRS") with respect to each Benefit Plan (if any such report was required), (C) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (D) each trust agreement and insurance or group annuity contract relating to any Benefit Plan.

          (ii) Each Benefit Plan, the Company, its officers and those with discretion relating to any Benefit Plan's assets or administration have at all times complied with the applicable requirements of all applicable laws, including the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the regulations promulgated thereunder, except where the failure to comply, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, and, each Benefit Plan has, at all times in order to obtain pension related taxation

                                      A-1-11
     advantages, complied, in all material respects, with the Code, and the regulations promulgated thereunder. To the Knowledge of the Company, neither the Company nor any Affiliate of the Company has, or could reasonably be expected to incur, any unfunded liabilities in relation to any Benefit Plan or any Participant (other than liabilities relating to claims for welfare benefits in the normal course), and all payments, benefits, contributions and premiums relating to each Benefit Plan have been timely paid or made in accordance with the terms of such Benefit Plan and the terms of all applicable laws.

          (iii) (A) No Benefit Agreement or Benefit Plan (1) provides for defined benefit pension benefits, or deferred compensation, (2) provides any benefits (other than on a self-pay basis or pursuant to the terms of a Benefit Agreement) following termination of service or employment, (3) is a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA), is subject to Title IV of ERISA, or is a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA or other applicable employee benefit legislation), (4) is a collective bargaining or similar labor agreement, (5) covers any Participant who resides or works outside the United States and (B) no Participant (1) is represented by any union,
     (2) is currently receiving any disability benefits, (3) has entered into or is covered by any Benefit Agreement or any other individual agreement or arrangement with the Company or any of its Affiliates or stockholders, (4) has received any loan from the Company or any Affiliate of the Company which has an outstanding balance, (5) has a right (x) to take more than four weeks of vacation per year or (y) to receive from the Company or any Affiliate of the Company base annual salary in excess of $80,000, a guaranteed bonus, or a target or discretionary bonus (with respect to any single year) in excess of $25,000, (6) has received from the Company or any Affiliate of the Company, and neither the Company nor any Affiliate of the Company has agreed to provide to any Participant, any discretionary severance or any severance under any formal or informal policy or practice,
     (7) has received or could reasonably be expected to receive any payment or benefit from the Company or any Affiliate of the Company which would not be deductible to such entity or (8) is, or at any time will become, entitled to any payment, benefit or right, or any increased and/or accelerated payment, benefit or right, as a result of (x) such Participant's termination of employment with, or services to, the Company or any Affiliate of the Company or any successor to the Company or (y) the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

          (m) Taxes. (i) The Company has filed or has caused to be filed all tax returns and reports required to be filed by it and all such returns and reports are complete and accurate in all material respects. The Company has paid or caused to be paid all taxes shown to be due on such returns and reports, and the most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve (excluding any reserves for deferred taxes) for all taxes payable by the Company for all taxable periods and portions thereof accrued through the date of such financial statements.

          (ii) No deficiencies, audit examinations, refund litigation, proposed adjustments or matters in controversy for any taxes have been proposed, asserted or assessed in writing against the Company. The Federal income tax returns of the Company have not been examined by or settled with the IRS for any taxable years of the Company. All assessments for taxes due and owing by the Company with respect to completed and settled examinations or concluded litigation have been paid. There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes.

          (iii) The Company will not be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued in a prior taxable period but was not recognized for tax purposes in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or similar provisions of Federal, state, local or other domestic or foreign tax law.

          (iv) The Company has not taken or agreed to take any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to (A) prevent the Merger from

                                      A-1-12
     qualifying as a reorganization within the meaning of Section 368(a) of the Code or (B) cause the Eligible Company Stockholders who exchange Company Common Stock solely for Parent ADSs pursuant to the Merger to recognize taxable gain with respect to the Merger pursuant to Section 367(a) of the Code (except with respect to any cash received in lieu of fractional Parent
     ADSs).

          (v) The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (vi) As used in this Agreement, "taxes" shall include all (A) Federal, state, local and foreign income, property, sales, excise, withholding and other taxes and similar governmental charges, including any interest, penalties and additions with respect thereto, (B) liability for the payment of any amounts of the type described in clause (A) as a result of being a member of a consolidated, combined or similar group and (C) liability as a result of any tax sharing or similar contractual agreement.

          (n) Title to Properties. (i) The Company has good and marketable title to, or valid leasehold interests in, all real properties owned or leased by the Company except for such as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate would not materially interfere with its ability to conduct its business as presently conducted. All such properties, other than properties in which the Company has a leasehold interest, are free and clear of all Liens, except for Liens that individually or in the aggregate would not materially interfere with the ability of the Company to conduct its business as presently conducted.

          (ii) The Company has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such noncompliance or failure to be in full force and effect that individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company is in occupancy and possession under all such leases. The Company has not received any notice from any third party of a fact that could reasonably be expected to be detrimental to the continued occupancy and possession by the Company under all leases to which it is a party and under which it is in occupancy.

          (o) Intellectual Property. (i) To the Knowledge of the Company, the Company owns, or is validly licensed or otherwise has the right to use (without any obligation to make any fixed or contingent payments, including royalty payments (except as provided in Section 3.01(o)(v) of the Company Disclosure Schedule)) all patents, patent applications, trademarks, trademark applications, trademark rights, trade names, trade name rights, domain names, service marks, service mark rights, copyrights, copyright applications, software, technical know-how and other proprietary intellectual property rights and computer programs (collectively, "Intellectual Property Rights") which are material (A) to the conduct of the business of the Company as it is currently conducted and (B) to the research, development, use, manufacture and sale of any Pharmaceutical Product (as defined in Section 3.01(u)) (but only to the extent that any Pharmaceutical Product is researched, developed, used manufactured or sold currently by the Company) free and clear of all Liens. To the extent that this representation entails an evaluation of the validity or enforceability of a patent or patent application, or of whether any activity constitutes an infringement of a patent, then any such evaluation by the Company is subject to the normal risks and uncertainties inherent in such evaluations by patent counsel.

          (ii) To the Knowledge of the Company, no person or persons are infringing the rights of the Company with respect to any Intellectual Property Right in a manner which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. To the extent that this representation entails an evaluation of the validity or enforceability of a patent or patent application, or of whether any activity constitutes an infringement of a patent, then any such evaluation

                                      A-1-13
     by the Company is subject to the normal risks and uncertainties inherent in such evaluations by patent counsel.

          (iii) Section 3.01(o)(iii) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and correct list (by category) of all patents, trademarks and applications therefor owned by or licensed to the Company. All such patents, trademarks and applications therefor listed in Section 3.01(o)(iii) of the Company Disclosure Schedule are owned by or validly licensed to the Company (without any obligation to make any fixed or contingent payments, including royalty payments (except as provided in Section 3.01(o)(v) of the Company Disclosure Schedule)) free and clear of all Liens. The patent applications listed in Section 3.01(o)(iii) of the Company Disclosure Schedule are pending and have not been abandoned, and have been and continue to be prosecuted by registered patent counsel. The Company has no Knowledge of any fact, circumstance or condition that could reasonably be expected to prevent any pending patent application from being granted to the extent such pending patent application is material to the Company's business; provided, however, that where this statement entails an evaluation of the validity or enforceability of a patent or patent application, or of whether any activity constitutes an infringement of a patent, then any such evaluation by the Company is subject to the normal risks and uncertainties inherent in such evaluations by patent counsel. All patents, trademarks and applications therefor owned by or licensed to the Company have been duly registered and/or filed with or issued by each appropriate Governmental Entity in the jurisdiction indicated in Section 3.01(o)(iii) of the Company Disclosure Schedule, all necessary affidavits of continuing use have been filed and all necessary maintenance fees have been timely paid to continue all such rights in effect. None of the patents listed in Section 3.01(o)(iii) of the Company Disclosure Schedule has expired or has been declared invalid, in whole or in part, by any Governmental Entity. There are no ongoing interferences, oppositions, reissues, reexaminations or adverse proceedings involving any of the patents or patent applications listed in Section 3.01(o)(iii) of the Company Disclosure Schedule, including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency. To the Knowledge of the Company, there are no published patents, patent applications, articles or other prior art references that could materially affect the validity of any patent listed in Section 3.01(o)(iii) of the Company Disclosure Schedule; provided, however, that where this statement entails an evaluation of the validity or enforceability of a patent or patent application, or of whether any activity constitutes an infringement of a patent, then any such evaluation by the Company is subject to the normal risks and uncertainties inherent in such evaluations by patent counsel. To the Knowledge of the Company, there are no patents owned by third parties (other than patents licensed by the Company) that are considered likely to prevent the conduct of the Company's business as it is currently being conducted; provided, however, that where this statement entails an evaluation of the validity or enforceability of a patent or patent application, or of whether any activity constitutes an infringement of a patent, then any such evaluation by the Company is subject to the normal risks and uncertainties inherent in such evaluations by patent counsel. The inventions described in the patents and patent applications listed in Section 3.01(o)(iii) of the Company Disclosure Schedule have been assigned or are obligated to be assigned to the Company or to a licensor of the Company, and are subject to no contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligation to assign such invention(s) to the Company or to a licensor of the Company.

          (iv) Section 3.01(o)(iv) of the Company Disclosure Schedule sets forth a complete and correct list of all options and licenses relating to Intellectual Property Rights granted to the Company, other than software licenses for generally available software, or granted by the Company to any other person.

          (v) None of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement will (A) entitle any third party to any royalty or other payment under any Intellectual Property Right of the Company or (B) accelerate the time of any royalty or other payment or trigger any royalty or other payment, increase the amount of any royalty or other payment or trigger any other material obligation under any Intellectual Property Right of the Company.
     Section 3.01(o)(v) of the Company Disclosure Schedule sets forth a complete and correct list of all royalty and other payments

                                      A-1-14
     payable by the Company pursuant to agreements with third parties, or to the Knowledge of the Company, to any third party in any other circumstance, for the use of Intellectual Property Rights licensed by or used by the Company in connection with the research, development, use, manufacture or sale of any Pharmaceutical Product.

          (p) Voting Requirements. The affirmative vote at the Company Stockholders' Meeting of holders of a majority of the outstanding shares of Company Common Stock to adopt this Agreement (the "Company Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement. Each Principal Stockholder is the record owner of, or is the trustee of a trust that is the record holder of, the number of Subject Shares (as such term is defined in the Stockholders Agreement) set forth beside the name of such Stockholder on Schedule A to the Stockholders Agreement. As of the date of this Agreement, the Subject Shares represent in the aggregate not less than 26.67% of the outstanding shares of Company Common Stock.

          (q) State Takeover Statutes. The Board of Directors of the Company has unanimously approved the terms of this Agreement and the Stockholders Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement, and such approval constitutes approval of the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement by the Board of Directors of the Company under the provisions of Section 203 of the DGCL and represents all the action necessary to ensure that the restrictions on "business combinations" (as defined in such Section 203) contained in such
     Section 203 do not apply to Parent in connection with the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement. No other state takeover statute or similar statute or regulation applies or purports to apply to this Agreement, the Stockholders Agreement, the Merger or the other transactions contemplated by this Agreement and the Stockholders Agreement.

          (r) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than Bear, Stearns & Co. Inc., the fees, commissions and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement and the Stockholders Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and correct copies of all agreements under which any such fees, commissions or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees, commissions or expenses are payable.

          (s) Opinion of Financial Advisor. The Company has received the opinion of Bear, Stearns & Co. Inc. dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the public stockholders of the Company (other than Parent and its Affiliates), a signed copy of which opinion has been or promptly will be delivered to Parent.

          (t) Rights Agreement. The Company has taken all actions necessary to cause the Rights Agreement dated as of September 19, 2001, between the Company and American Stock Transfer & Trust Company, as rights agent (the "Rights Agreement") to be amended to (i) render the Rights Agreement inapplicable to this Agreement, the Stockholders Agreement, the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement, (ii) ensure that (A) none of Parent, Sub or any other subsidiary of Parent is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement and (B) a Distribution Date, a Triggering Event or a Shares Acquisition Date (as such terms are defined in the Rights Agreement) does not occur, in either case of clauses (A) and (B), solely by reason of the execution of this Agreement or the Stockholders Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement and the Stockholders Agreement and (iii) provide that the Final Expiration Date (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time.

          (u) Regulatory Compliance. (i) The Company has never manufactured, shipped or marketed, and does not currently manufacture, ship or market, any product subject to the FDCA and the FDA

                                      A-1-15
     regulations thereunder (each such product, a "Pharmaceutical Product") for clinical trials or sales. The Company has not engaged in and is not currently engaging in any activities which are subject to the FDCA and the FDA regulations thereunder. The Company has not made any filings with the FDA or equivalent state or foreign regulatory agency, including any biologics license application, new drug application or investigational new drug application.

          (ii) Neither the Company nor any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a) or any similar Legal Provision or authorized by 21 U.S.C. Section 335a(b) or any similar Legal Provision. The Company has not employed any individual or entity (and, to the Knowledge of the Company, has not used a contractor or consultant) that has been debarred by the FDA (or subject to a similar sanction by any foreign regulatory equivalent of the FDA) or that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of any foreign regulatory equivalent of the FDA) in the conduct of the preclinical or clinical studies of any Pharmaceutical Product.

          (v) Insurance. Section 3.01(v) of the Company Disclosure Schedule sets forth a complete and correct list of all material insurance policies (including policies providing property, casualty, liability, workers compensation, theft, bond and surety arrangements) to which the Company is a party, named insured or otherwise the beneficiary of coverage, and describes all self-insurance arrangements of the Company, if any. Each such insurance policy is in full force and effect and the Company is not in violation of or in default under (nor does, to the Knowledge of the Company, there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under or give rise to a right of termination or modification under) any such insurance policy, except for such violations or defaults that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.02. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

          (a) Organization, Standing and Corporate Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and corporate authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company prior to the execution of this Agreement complete and correct copies of its Articles of Association and the Certificate of Incorporation and By- laws of Sub, in each case as amended to the date of this Agreement.

          (b) Capital Structure. (i) At the close of business on March 18, 2002, (A) 198,000,000 Parent Ordinary Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (B) no Parent Ordinary Shares were held by Parent in its treasury or by subsidiaries of Parent, (C) no Parent Ordinary Shares were reserved for issuance upon conversion of outstanding convertible bonds and option debenture bonds and (D) less than 3,000,000 Parent Ordinary Shares were subject to outstanding options to purchase Parent Ordinary Shares or Parent ADSs.

          (ii) The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $.001 per share, all of which are validly issued, fully paid and nonassessable and are owned by Parent free and clear of any Lien.

          (c) Authority; Noncontravention. (i) Each of Parent and Sub has all requisite corporate power and corporate authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. Parent has the requisite corporate power and corporate authority to enter into the Stockholders Agreement and to consummate the transactions contemplated by the Stockholders

                                      A-1-16

     Agreement. The execution and delivery of this Agreement and the Stockholders Agreement by Parent and Sub, as applicable, and the consummation by Parent and Sub, as applicable, of the transactions contemplated by this Agreement and the Stockholders Agreement have been duly authorized by all necessary corporate action on the respective parts of Parent and Sub, as applicable, subject, in the case of the issuance by Parent of Parent ADSs in connection with the Merger, to (A) obtaining the requisite authorization (x) to repurchase Parent Ordinary Shares and (y) to exclude any subscription rights of existing holders of Parent Ordinary Shares by the affirmative vote of holders of not less than a majority of Parent Ordinary Shares voting in person or by proxy (the "Parent Shareholder Approval") at a duly convened general meeting of the shareholders of Parent (the "Parent Shareholders' Meeting"), (B) the absence of a pending lawsuit, filed by a holder of Parent Ordinary Shares with the requisite Governmental Entity in the Federal Republic of Germany within the period prescribed therefor in accordance with applicable law, relating to an objection of record of such shareholder with respect to the authorization described in clause (A) above and (C) completing such repurchase of Parent Ordinary Shares through a series of transactions (the "Parent Share Authorization"). Other than the Parent Share Authorization, no other corporate proceedings on the part of Parent or Sub, as applicable, are necessary to authorize this Agreement or the Stockholders Agreement or to consummate the transactions contemplated by this Agreement and the Stockholders Agreement. Subject to obtaining the Parent Share Authorization, the Parent Ordinary Shares represented by the Parent ADSs to be issued pursuant to this Agreement shall have been duly authorized and validly issued and shall be fully paid and nonassessable and shall have been, on or prior to the Closing Date, duly and validly deposited with the Depositary. Subject to obtaining the Parent Share Authorization, the Parent ADSs to be issued pursuant to the transactions contemplated by this Agreement shall, when issued, be duly authorized, validly issued, fully paid and nonassessable and shall entitle the holder thereof to all rights of a Holder (as defined in the Deposit Agreement). Each of this Agreement and the Stockholders Agreement has been duly executed and delivered by Parent and Sub, as applicable, and, assuming the due authorization, execution and delivery by each of the other parties thereto, constitutes a legal, valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms.

          (ii) Subject to obtaining the Parent Share Authorization and to the making of all notices or submissions to the requisite Governmental Entities in the Federal Republic of Germany in connection with the Parent Share Authorization, the execution and delivery of this Agreement and the Stockholders Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement and compliance with the provisions of this Agreement and the Stockholders Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (A) the Articles of Association of Parent or the Certificate of Incorporation or By-laws of Sub, (B) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise, license or similar authorization applicable to Parent or Sub or any of their respective properties or other assets or (C) subject to the governmental filings and other matters referred to in
     Section 3.02(c)(iii), any (1) statute, law, ordinance, rule or regulation or (2) order, writ, injunction, decree, judgment or stipulation, in each case applicable to Parent or Sub or any of their respective properties or other assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate have not had and would not reasonably be expected to (x) have a Parent Material Adverse Effect (y) impair the ability of Parent to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Stockholders Agreement.

          (iii) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and the Stockholders Agreement or the

                                      A-1-17
     consummation of the Merger or the other transactions contemplated by this Agreement and the Stockholders Agreement, except for (A) the filing of a premerger notification and report form by Parent under the HSR Act, and any applicable filings and approvals under similar foreign antitrust or competition laws and regulations, (B) the filing with the SEC of (1) the Form F-4 and (2) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the Stockholders Agreement and the transactions contemplated by this Agreement and the Stockholders Agreement, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other jurisdictions in which Parent or Sub are qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws, (D) such filings with and approvals of the New York Stock Exchange, Inc. (the "NYSE") to permit the Parent ADSs issuable to stockholders of the Company as contemplated by this Agreement to be listed on the NYSE, (E) the making of all notices or submissions to, and the obtaining of all registrations of, the requisite Governmental Entities in the Federal Republic of Germany and the Frankfurt Stock Exchange in connection with the Parent Share Authorization and (F) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, has not had and would not reasonably be expected to (x) have a Parent Material Adverse Effect, (y) impair the ability of Parent to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Stockholders Agreement.

          (d) Parent SEC Documents. Parent has filed or furnished, as applicable, all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC required to be filed or furnished by it since September 27, 2000 (collectively, the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents at the time it was filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later-filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (e) Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Form F-4 will, at the time the Form F-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form F-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. No representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference in the Form F-4 based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form F-4.

          (f) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

          (g) Tax Matters. Neither Parent, Sub nor any Affiliate of Parent has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or

                                      A-1-18

     (ii) cause the Eligible Company Stockholders who exchange Company Common Stock solely for Parent ADSs pursuant to the Merger to recognize taxable gain with respect to the Merger pursuant to Section 367(a) of the Code (except with respect to any cash received in lieu of fractional Parent
     ADSs).

          (h) Absence of Certain Changes or Events. Except for liabilities incurred in connection with or expressly permitted by this Agreement and except as disclosed in the Parent SEC Documents filed and publicly available prior to the date of this Agreement, since December 31, 2001, there has not been any Parent Material Adverse Change.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 4.01. Conduct of Business. (a) Conduct of Business by the Company. Except as set forth in Section 4.01(a) of the Company Disclosure Schedule, as otherwise expressly permitted by this Agreement or as consented to in writing by Parent, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, the Company shall carry on its business in the ordinary course consistent with past practice (including in respect of research and development activities and programs) and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.01(a) of the Company Disclosure Schedule, as otherwise expressly permitted by this Agreement or as consented to in writing by Parent, such consent not to be unreasonably withheld or delayed, the Company shall not:

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property), in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any "phantom" stock, "phantom" stock rights, stock appreciation rights, stock options, restricted shares, stock based performance units or any similar awards (other than the issuance of shares of Company Common Stock (A) upon the exercise of Company Stock Options outstanding on the date of this Agreement and (B) pursuant to the Company's Employee Stock Purchase Plan, in each case in accordance with their terms on the date of this Agreement);

          (iii) amend or propose to amend the Company Certificate or the Company By-laws;

          (iv) directly or indirectly acquire by merging or consolidating with, or by purchasing assets of, or by any other manner, any person or division, business or equity interest of any person, except for purchases of materials or supplies or other routine purchases in the ordinary course of business consistent with past practice;

          (v) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or other assets or any interests therein (including securitizations);

          (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreement

                                      A-1-19
     to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, (B) make any loans, advances or capital contributions to, or investments in, any other person or (C) repay, redeem or otherwise retire, or make any other payment in respect of, any indebtedness for borrowed money, other than as required by its terms as in effect on the date of this Agreement;

          (vii) make or agree to make any new capital expenditure or expenditures;

          (viii) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or litigation (whether or not commenced prior to the date of this Agreement), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents (for amounts not in excess of the amounts so disclosed, reflected or reserved) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice but in all cases subject to clause (vi)(C) above, (B) waive or assign any claims or rights of substantial value or (C) waive any benefits of, agree to modify in any respect or terminate any confidentiality, standstill or similar agreement to which the Company is a party or of which the Company is a beneficiary;

          (ix) modify or amend in any material respect or terminate or take any action which would result in a breach of any material contract or agreement to which the Company is a party or waive, release or assign any material rights or claims thereunder; provided that the Company shall not modify or amend in any respect or terminate or take any action which would result in a breach of any contract relating to any Intellectual Property Rights of the Company;

          (x) enter into any contracts, agreements, binding arrangements or understandings relating to the research, development, distribution, supply, license, marketing or manufacturing by third parties of the Company's products or products licensed by the Company other than pursuant to any such contracts, agreements, arrangements or understandings currently in place (that have been disclosed in writing to Parent prior to the date of this Agreement) in accordance with their terms as of the date of this Agreement;

          (xi) except as required to comply with applicable law, (A) establish, adopt, enter into, terminate or amend in any material respect (1) any Benefit Plan (or any plan or arrangement which would constitute a Benefit Plan if in effect as of the date of this Agreement) or (2) any other agreement, plan or policy involving the Company and any Participants, (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus to, any Participant, (C) accrue or pay any benefit or amount not required under any Benefit Plan or Benefit Agreement, (D) accrue or provide any severance, change of control or termination pay or benefits to any Participant or increase in any manner any such pay or benefits, (E) enter into, renew, extend, amend or terminate any Benefit Agreement or any agreement which would constitute a Benefit Agreement if in effect on the date of this Agreement, (F) grant any awards under any Benefit Plan (including the grant of stock options, "phantom" stock, stock appreciation rights, "phantom" stock rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Benefit Plans or agreements or awards made thereunder),
     (G) amend or modify any Company Stock Option, (H) take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan or Benefit Agreement other than as provided in such Benefit Plan or Benefit Agreement in accordance with their respective terms as of the date of this Agreement, provided any such provision has been identified in Section 4.01(a)(xi)(H) of the Company Disclosure Schedule,
     (I) take any action to accelerate the vesting of payment of any compensation or benefit under any Benefit Plan or Benefit Agreement or (J) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Benefit Plan or change the manner in which contributions to any Benefit Plan are made or the basis on which such contributions are determined;

                                      A-1-20

          (xii) enter into any agreement of a nature that would be required to be filed as an exhibit to Form 10-K under the Exchange Act;

     (xiii) form any subsidiary of the Company;

          (xiv) revalue any material assets of the Company or, except as required by GAAP, make any change in accounting methods, principles or practices;

          (xv) call or hold any meeting of stockholders of the Company other than in connection with the election of members of the Board of Directors of the Company or other routine matters in the ordinary course of business consistent with past practice or for the purpose of the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement; or

          (xvi) authorize any of, or commit, propose or agree to take any of, the foregoing actions.

     (b) Other Actions. Except as may be expressly permitted by this Agreement, the Company, Parent and Sub shall not voluntarily take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified by materiality becoming untrue at the Effective Time, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect at the Effective Time or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied.

     (c) Advice of Changes; Filings. The Company and Parent shall promptly advise the other party orally and in writing of (i) any representation or warranty made by it (and, in the case of Parent, made by Sub) contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure of it (and, in the case of Parent, of Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any change or event having, or which could reasonably be expected to have, a material adverse effect on the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall promptly provide the other copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.

     (d) Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company shall (i) timely file all tax returns ("Post-Signing Returns") required to be filed by it, (ii) timely pay all taxes due and payable in respect of such Post-Signing Returns that are so filed, (iii) make a provision in the books and records and financial statements of any such entity in accordance with past practice for all taxes payable by such entity for which no Post-Signing Return is due prior to the Effective Time, (iv) not make any material tax election or settle or compromise any material tax liability, other than in connection with currently pending proceedings or other than in the ordinary course of business and (v) cause all existing tax sharing agreements and similar agreements to which the Company is a party to be terminated as of the Closing Date so that after such date the Company shall have no further rights or liabilities thereunder.

     SECTION 4.02. No Solicitation. (a) From and after the date of this Agreement, the Company shall not, nor shall it authorize or permit any of its directors, officers or other employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by it (collectively, the "Representatives") to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to, or which could reasonably be expected to, facilitate, any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, a Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal, in each case other than a Takeover Proposal made by Parent; provided, however, that at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company may, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company determines

                                      A-1-21
in good faith constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), and which was unsolicited and did not otherwise result from a breach of this Section 4.02, and subject to compliance with Section 4.02(c) and (d), (x) furnish information with respect to the Company to the person making such Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement (which confidentiality agreement contains terms that are in no respect less favorable to the Company than the terms of the Confidentiality Agreement (as defined in Section 5.04)); provided that all such information is provided on a prior or substantially concurrent basis to Parent, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the first sentence of this Section 4.02(a) by any Representative of the Company, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be a breach of this Section 4.02(a) by the Company. As of the date of this Agreement, the Company shall have, and shall have caused each of its Representatives to have, (i) terminated all discussions or negotiations with all third parties regarding any Takeover Proposal and (ii) requested the prompt return or destruction of all confidential information relating to the Company previously furnished to any such third parties. For purposes of this Agreement, "Takeover Proposal" means any bona fide inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of a business that constitutes 20% or more of the net revenues, net income or the assets of the Company, or 20% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company pursuant to which any third party or the shareholders of any third party would own 20% or more of the Company or any resulting parent company of the Company, or any direct or indirect acquisition, purchase or transfer, in one transaction or a series of transactions, of any rights of the Company in or to the product[s] known as Ad5FGF-4 and any related Intellectual Property Rights or other assets or components of Ad5FGF-4, other than the transactions contemplated by this Agreement or the Stockholders Agreement. For purposes of this Agreement, "Superior Proposal" means any bona fide offer not solicited by the Company after the date of this Agreement made by a third party that if consummated would result in such third party (or its shareholders) owning, directly or indirectly, more than 35% of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in good faith (based on the advice of a financial advisor of nationally recognized reputation), taking into account such factors deemed appropriate by the Board of Directors of the Company, to be reasonably likely to obtain stockholder and other required approvals on a timely basis and to provide consideration to the holders of Company Common Stock with a greater value than the consideration payable in the Merger, taking into account any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise.

     (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw (or modify in a manner adverse to Parent or Sub) or propose publicly to withdraw (or modify in a manner adverse to Parent or Sub) the recommendation or declaration of advisability by the Board of Directors of the Company or any such committee of this Agreement or the Merger, or recommend, or propose publicly to recommend, the approval or adoption of any Takeover Proposal (other than a Takeover Proposal made by Parent) (each such action being referred to herein as an "Adverse Recommendation"), unless the Board of Directors of the Company determines in good faith, based on such factors deemed appropriate by it, after consulting with outside counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law, (ii) adopt or approve, or propose publicly to adopt or approve, any Takeover Proposal (other than a Takeover Proposal made by Parent), or withdraw its approval of the Merger or propose publicly to withdraw its approval of the Merger, (iii) cause or permit the Company to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, license agreement, partnership agreement or other similar agreement (each, an "Acquisition Agreement") constituting or related to, or which

                                      A-1-22
is intended to or could reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)) or (iv) agree or resolve to take any of the actions prohibited by clauses (i), (ii) or
(iii) of this sentence. Notwithstanding anything in this Section 4.02 to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company may, in response to a Superior Proposal that was unsolicited and that did not otherwise result from a breach of Section 4.02(a), cause the Company to terminate this Agreement pursuant to Section 7.01(f) and concurrently enter into an Acquisition Agreement; provided however, that the Company shall not terminate this Agreement pursuant to Section 7.01(f), and any purported termination pursuant to Section 7.01(f) shall be void and of no force or effect, unless the Company shall have complied with the provisions of this Section 4.02, including the notification provisions in this Section 4.02, and with all applicable requirements of Section 5.08(b) (including the payment of the Termination Fee (as defined in Section 5.08(b)) prior to or concurrently with such termination); and provided further, however, that the Company shall not exercise its rights to terminate this Agreement pursuant to
Section 7.01(f) until after the fifth Business Day following Parent's receipt of written notice (a "Notice of Superior Proposal") from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal, identifying the person making such Superior Proposal and stating that the Board of Directors of the Company intends to exercise its right to terminate this Agreement pursuant to Section 7.01(f) (it being understood and agreed that, prior to such termination taking effect, any amendment to the price or any other material term of a Superior Proposal shall require a new Notice of Superior Proposal and a new five Business Day period).

     (c) In addition to the obligations of the Company set forth in Sections 4.02(a) and 4.02(b), the Company shall immediately advise Parent orally and in writing of any request for information that the Company reasonably believes could lead to or contemplates a Takeover Proposal or of any Takeover Proposal, or any inquiry the Company reasonably believes could lead to any Takeover Proposal, the terms and conditions of such request, Takeover Proposal or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the person making such request, Takeover Proposal or inquiry. The Company shall keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and shall provide to Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Takeover Proposal or sent or provided by the Company to any third party in connection with any Takeover Proposal.

     (d) Nothing contained in this Section 4.02 shall prohibit the Company from
(i) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any required disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree to resolve to take, any action prohibited by Section 4.02(b)(i) or 4.02(b)(ii).

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.01. Preparation of the Form F-4 and the Proxy Statement; Company Stockholders' Meeting. (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and the Company shall file with the SEC the Proxy Statement and Parent shall file with the SEC the Form F-4, in which the Proxy Statement shall be included as a prospectus. Each of the Company and Parent shall use its commercially reasonable efforts to have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form F-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent ADSs

                                      A-1-23
in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Form F-4 shall be made by Parent, and no filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Proxy Statement shall be made by the Company, in each case without providing the other party the opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form F-4 or the Proxy Statement, so that (i) the Form F-4 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading or (ii) the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, as applicable, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Form F-4 or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff on the other hand, with respect to the Proxy Statement, the Form F-4 or the Merger.

     (b) The Company (i) shall, as soon as practicable following the date of this Agreement, establish a record date (which shall be as soon as practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders' Meeting") solely for the purpose of obtaining the Company Stockholder Approval and (ii) except as expressly permitted pursuant to Section 4.02(b), shall, through its Board of Directors, recommend to its stock holders the approval and adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement and use commercially reasonable efforts to solicit the Company Stockholder Approval. The Company agrees that its obligations pursuant to this
Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Takeover Proposal.

     SECTION 5.02. Letters of the Company's Accountants. The Company shall use its commercially reasonable efforts to cause to be delivered to Parent two letters from Ernst & Young LLP, the Company's independent public accountants, one dated a date within two business days before the date on which the Form F-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form F-4.

     SECTION 5.03. Letters of Parent's Accountants. Parent shall use its commercially reasonable efforts to cause to be delivered to the Company two letters from each of BDO Deutsche Warentreuhand Aktiengessellschaft and BDO International GmbH, Parent's independent public accountants, one from each dated a date within two business days before the date on which the Form F-4 shall become effective and one from each dated a date within two business days before the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form F-4.

     SECTION 5.04. Access to Information; Confidentiality. The Company shall afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably

                                      A-1-24
request. Except for disclosures expressly permitted by the terms of the Confidential Disclosure Agreement dated as of October 26, 2001, between Parent and the Company (as it may be amended from time to time, the "Confidentiality Agreement"), Parent shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other representatives and controlled Affiliates to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement. Neither Parent nor the Company shall be required to provide access to or disclose information where such access or disclosure would contravene any applicable law, rule, regulation, order or decree or would, with respect to any pending matter, result in a waiver of attorney-client privilege or the protections afforded attorney work-product. Parent and the Company shall use commercially reasonable efforts to obtain from third parties any consents or waivers of confidentiality restrictions with respect to any information being provided by it. No investigation pursuant to this Section 5.04 or information provided or received by any party hereto after the date hereof pursuant to this Agreement shall affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

     SECTION 5.05. Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement, including using commercially reasonable efforts to accomplish the following: (a) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (b) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid any suit, claim, action or proceeding by any Governmental Entity, (c) the obtaining of all necessary consents, approvals or waivers from third parties, (d) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Stockholders Agreement, or the consummation of the Merger or the other transactions contemplated by, and to carry out the purposes of, this Agreement and the Stockholders Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (e) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Stockholders Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (a) use its commercially reasonable efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Stockholders Agreement, the Merger or any of the other transactions contemplated by this Agreement or the Stockholders Agreement and
(b) if any state takeover statute or similar statute becomes applicable to this Agreement, the Stockholders Agreement, the Merger or any other transactions contemplated by this Agreement or the Stockholders Agreement, use its commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Stockholders Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Stockholders Agreement, the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement. Nothing in this Agreement shall be deemed to require Parent to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent or its subsidiaries or the Company.

     SECTION 5.06. Treatment of Equity Awards. (a) Neither Parent nor the Surviving Corporation shall assume any Company Stock Options in connection with the transactions contemplated by this Agreement. Accordingly, pursuant to the terms of the Company's 1995 Stock Option Plan and 1998 Stock Incentive Plan (collectively, and together with the Company's Employee Stock Purchase Plan, the "Company Stock Plans"), (i) each outstanding Company Stock Option (other than those granted under the Company's Employee Stock Purchase Plan) shall automatically accelerate so that each such Company Stock Option shall, immediately prior to the Effective Time, become fully exercisable for all of the shares of Company Common Stock at the time subject to such Company Stock Option and may be exercised by the holder thereof for any or all of such

                                      A-1-25
shares as fully-vested shares of Company Common Stock and (ii) upon the Effective Time, all outstanding Company Stock Options, to the extent not exercised prior to the Effective Time, shall terminate and shall cease to be outstanding.

     (b) As soon as practicable following the date of this Agreement, the Company shall (i) terminate, effective at the Effective Time, the Company Stock Plans and (ii) provide that there shall not be any additional purchase interval, as defined in the Company's Employee Stock Purchase Plan (each, a "Purchase Interval"), commencing following the date of this Agreement under the Company's Employee Stock Purchase Plan. If the Effective Time occurs on or before July 31, 2002, then, with respect to the Purchase Interval in effect as of the date of this Agreement, immediately prior to the Effective Time each then outstanding purchase right under the Company's Employee Stock Purchase Plan shall automatically be exercised, by applying the payroll deductions of each current participant in the Company's Employee Stock Purchase Plan for such Purchase Interval to the purchase of whole shares of Company Common Stock (subject to the provisions of the Company's Employee Stock Purchase Plan regarding the number of shares purchasable per participant) at a purchase price per share equal to 85% of the lower of (x) the fair market value per share of Company Common Stock on such participant's Entry Date (as defined in the Company's Employee Stock Purchase Plan) into the current offering period under the Company's Employee Stock Purchase Plan and (y) the fair market value per share of Company Common Stock immediately prior to the Effective Time.

     SECTION 5.07. Indemnification, Exculpation and Insurance. (a) All rights to indemnification and exculpation (including any rights related to the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company Certificate, the Company By-laws or any indemnification agreement between such directors or officers and the Company (in each case, as in effect on the date of this Agreement) shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

     (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all its properties and other assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.07.

     (c) For a period of six years from and after the Effective Time, Parent shall maintain in effect the Company's current directors' and officers' liability insurance covering acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Company's directors' and officers' liability insurance policy (a complete and correct copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date of this Agreement; provided, however, that Parent may substitute therefor policies of Parent or its subsidiaries containing terms with respect to coverage and amount no less favorable in any material respect to such directors and officers; provided further, however, that in satisfying its obligation under this Section 5.07(c) Parent shall not be obligated to pay aggregate premiums for insurance under this Section 5.07(c) in excess of 150% of the amount of the aggregate premiums paid by the Company in calendar year 2001 for such purpose (which calendar year 2001 aggregate premiums the Company hereby represent and warrant to be $222,000); it being understood and agreed that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 150% amount. Notwithstanding anything in this Section 5.07(c) to the contrary, Parent's obligation to provide directors' and officers' liability insurance coverage under this Section 5.07(c) shall cease immediately upon such time, if any, as Parent shall have assumed the obligations of the Surviving Corporation under Section 5.07(a), regardless of whether any such time occurs within six years from and after the Effective Time.

     (d) The provisions of this Section 5.07 (i) are intended to be for the benefit of, and shall be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in

                                      A-1-26
substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

     SECTION 5.08. Fees and Expenses. (a) Except as provided in Section 5.08(b) and Section 5.16, all fees and expenses incurred in connection with this Agreement, the Stockholders Agreement, the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Parent and the Company shall bear and pay one-half of (i) the costs and expenses incurred in connection with filing, printing and mailing the Proxy Statement and the Form F-4 (including SEC filing fees) and (ii) the filing fees for the premerger notification and report forms under the HSR Act and any similar foreign antitrust or competition laws.

     (b) In the event that (i) (A) a Takeover Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) (but only if the Company Stockholders' Meeting has not been held by the date that is five Business Days prior to the date of such termination) or Section 7.01(b)(iii) and (C) within 15 months after such termination, the Company enters into any Acquisition Agreement with respect to, or consummates, any Takeover Proposal (solely for purposes of this Section 5.08(b)(i)(C), the term "Takeover Proposal" shall have the meaning set forth in the definition of Takeover Proposal contained in Section 4.02(a) except that all references to 20% shall be deemed references to 40%), (ii) this Agreement is terminated by the Company pursuant to Section 7.01(f) or (iii) this Agreement is terminated by Parent pursuant to Section 7.01(e), then the Company shall pay to Parent a fee equal to $7.0 million (the "Termination Fee") by wire transfer of same day funds to an account designated by Parent (x) in the case of a termination by the Company pursuant to Section 7.01(f), concurrently with such termination, (y) in the case of a termination by Parent pursuant to Section 7.01(e), within two Business Days after such termination and (z) in the case of a payment as a result of any event referred to in Section 5.08(b)(i)(C), upon the first to occur of such events.

     (c) The Company acknowledges and agrees that the agreements contained in
Section 5.08(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 5.08(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment on the amount of the Termination Fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

     SECTION 5.09. Public Announcements. Promptly after the date of this Agreement, Parent and Company shall develop a joint communications plan and each party hereto shall use commercially reasonable efforts to ensure that all press releases and other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and the Stockholders Agreement shall be consistent with such joint communications plan. Parent and the Company shall consult with each other before issuing any press release or otherwise making any written public statement with respect to the transactions contemplated by this Agreement, including the Merger, and the Stockholders Agreement and shall not issue any such press release or make any such written public statement prior to such consultation, except as either party may determine is required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or national trading system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and the Stockholders Agreement shall be in the form heretofore agreed to by the parties.

     SECTION 5.10. Affiliates. The Company shall deliver to Parent at least 30 days prior to the Closing Date a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the

                                      A-1-27
stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 promulgated under the Securities Act and other applicable SEC rules and regulations. The Company shall use its commercially reasonable efforts to cause each such person to deliver to Parent at least 20 days prior to the Closing Date a written agreement substantially in the form attached as Exhibit B hereto.

     SECTION 5.11. Stock Exchange Listing. Parent shall use its commercially reasonable efforts to cause the Parent ADSs to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

     SECTION 5.12. Tax Treatment. Each of Parent and the Company shall use commercially reasonable efforts to permit the Company to obtain the opinion of counsel referred to in Section 6.03(c) and shall not take or fail to take actions that could reasonably be expected to prevent the receipt of such tax opinion.

     SECTION 5.13. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement or the Stockholders Agreement, and no such settlement shall be agreed to without Parent's prior written consent.

     SECTION 5.14. Rights Agreement. The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 3.01(t)) requested by Parent in order to render the rights (the "Rights") issued pursuant to the Rights Agreement to purchase Series A Junior Participating Preferred Stock of the Company, inapplicable to the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement. Except as provided above with respect to the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement, the Board of Directors of the Company shall not, without the prior written consent of Parent,
(a) amend the Rights Agreement or (b) take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights or any action to facilitate a Takeover Proposal (other than by Parent or its subsidiaries).

     SECTION 5.15. Stockholders Agreement Legend. The Company shall inscribe upon any Certificate representing Subject Shares tendered by a Stockholder (as such terms are defined in the Stockholders Agreement) in connection with any proposed transfer of any Subject Shares by such Stockholder in accordance with the Stockholders Agreement the following legend: "THE SHARES OF COMMON STOCK, PAR VALUE $.001 PER SHARE, OF COLLATERAL THERAPEUTICS, INC. REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT DATED AS OF March 19, 2002, AND ARE SUBJECT TO TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF COLLATERAL THERAPEUTICS, INC.".

     SECTION 5.16. Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Surviving Company.

     SECTION 5.17. Further Assurances. The Company shall deliver, or shall cause to be delivered, if required by the terms of any note, indenture, credit agreement, warrant or other financing instrument or preferred stock, as promptly as possible after the date of this Agreement but in no event less than 15 days prior to the Effective Time, any notice of the Merger or the transactions contemplated by this Agreement. The Company shall, with reasonable promptness, take such further actions and furnish such further information as Parent may reasonably request in accordance with applicable laws in order to carry out the transactions contemplated by this Agreement and the Stockholders Agreement.

     SECTION 5.18. Section 16 Matters. Prior to the Effective Time, Parent and the Company shall use commercially reasonable efforts to take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities in respect to Company Common Stock) resulting from the transactions contemplated by Article I, Article II or Section 5.06 of this Agreement by each individual who is subject to the reporting requirements of
Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

                                      A-1-28

     SECTION 5.19. Parent ADSs. Prior to the Effective Time, Parent shall use its commercially reasonable efforts to obtain the Parent Share Authorization.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.01.  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

          (b) NYSE Listing. The Parent ADSs issuable to the Company's stockholders as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (c) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and all applicable filings shall have been made and all applicable approvals shall have been obtained under similar foreign antitrust or competition laws and regulations.

          (d) No Injunctions. No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect, and there shall not be pending or threatened any suit, claim, action or proceeding by any Governmental Entity (i) preventing the consummation of the Merger or (ii) which otherwise has had or would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect as applicable, or to materially impair the benefits intended to be obtained by Parent in the Merger; provided, however, that each of the parties hereto shall have used its commercially reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

          (e) Form F-4. The Form F-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (f) Parent Share Authorization. The Parent Share Authorization shall have been obtained.

     SECTION 6.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (c) Repayment of Executive Loans. The outstanding Executive Loans identified in Section 3.01(i) of the Company Disclosure Schedule in the aggregate principal amount of $1.2 million

                                      A-1-29
     issued by the Company to certain of its executive officers shall have been repaid to the Company in full through the delivery by such executive officers to the Company of the aggregate number of shares of Company Common Stock set forth in Section 6.02(c) of the Company Disclosure Schedule.

     SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Sub contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

          (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

          (c) Tax Opinion. The Company shall have received from Coudert Brothers LLP, tax counsel to the Company, on the date on which the Form F-4 is filed with the SEC and on the Closing Date, an opinion, in each case dated as of such respective date and to the effect that (i) the Merger will qualify for U.S. Federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code, (ii) the Company, Parent and Sub will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code and (iii) no gain or loss will be recognized by the Company stockholders who exchange Company Common Stock solely for Parent ADSs pursuant to the Merger (except with respect to (x) any cash received in lieu of fractional Parent ADSs and (y) Company stockholders who are not Eligible Company Stockholders). The issuance of such opinion may be conditioned upon the receipt by such tax counsel of representation letters from each of Parent and the Company substantially in the form of Exhibits C-1 and C-2 to this Agreement.

     SECTION 6.04. Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to act in good faith or to comply with its obligations under Section 5.05.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

          (a) by mutual written consent of Parent, Sub and the Company;

          (b) by either Parent or the Company:

             (i) if the Merger shall not have been consummated on or before September 1, 2002; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

             (ii) if any Restraint having any of the effects set forth in
        Section 6.01(d) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate the Agreement pursuant to this Section 7.01(b)(ii) shall have used commercially reasonable efforts to prevent the entry of and to remove such Restraint;

                                      A-1-30

             (iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders' Meeting duly convened therefor or at any adjournment or postponement thereof; or

             (iv) if the Parent Shareholder Approval shall not have been obtained at the Parent Shareholders' Meeting duly convened therefor or at any adjournment or postponement thereof;

          (c) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (ii) has not been or is incapable of being cured by the Company within 30 calendar days following its receipt of written notice of such breach or failure to perform from Parent;

          (d) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (ii) has not been or is incapable of being cured by Parent within 30 calendar days following its receipt of written notice of such breach or failure to perform from the Company;

          (e) by Parent in the event an Adverse Recommendation has occurred; or

          (f) by the Company in accordance with the terms and subject to the conditions of Section 4.02(b).

     SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 3.01(r), the second sentence of Section 5.04, Section 5.08, this Section 7.02 and Article VIII, which provisions shall survive such termination, and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, including Section 4.02.

     SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto at any time before or after the receipt of Company Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by law requires further approval by the stockholders of the Company or the approval of the shareholders of Parent without such further approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, a party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.03, waive compliance of the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

     SECTION 8.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent

                                      A-1-31
by an internationally recognized overnight courier (providing proof of delivery) to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

     if to Parent or Sub, to:

       Schering Aktiengesellschaft
       Mullerstr. 178
       13353 Berlin, Germany

       Telecopy No.: 49-30-468-14086

       Attention: General Counsel

     with copies to:

       Schering Berlex Inc.
       340 Changebridge Road
       Montville, New Jersey 07045

       Telecopy No.: (973) 487-2712

       Attention: General Counsel

     and

       Cravath, Swaine & Moore
       Worldwide Plaza
       825 Eighth Avenue
       New York, New York 10019

       Telecopy No.: (212) 474-3700

       Attention: Mark I. Greene, Esq.

     if to the Company, to:

       Collateral Therapeutics, Inc.
       11622 El Camino Real
       San Diego, California 92130

       Telecopy No.: (858) 794-3460

       Attention: Tyler Dylan, Esq.

     with a copy to:

       Coudert Brothers LLP
       1114 Avenue of the Americas
       New York, New York 10036

       Telecopy No.: (212) 626-4120

       Attention: Jeffrey E. Cohen, Esq.

     SECTION 8.03.  Definitions.  For purposes of this Agreement:

          (a) an "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

          (b) "Business Day" means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in New York or in the Federal Republic of Germany;

                                      A-1-32

          (c) "Knowledge" of any person that is not an individual means, with respect to any matter in question, the actual knowledge of such person's executive officers and other officers having primary responsibility for such matter, in each case after due inquiry;

          (d) "Company Material Adverse Change" or "Company Material Adverse Effect" means any state of facts, change, development, effect, condition or occurrence that would reasonably be expected to be material and adverse to the (a) business, (b) assets, (c) properties, (d) condition (financial or otherwise) or (e) results of operations of the Company, other than any state of facts, change, development, effect, condition or occurrence (x) relating to the economy in general or the United States equity capital markets in general or (y) relating to the pharmaceutical or biotechnical industry in general and not specifically relating to the Company;

          (e) "Parent Material Adverse Change" or "Parent Material Adverse Effect" means any state of facts, change, development, effect, condition or occurrence that would reasonably be expected to be material and adverse to the (a) business, (b) assets, (c) properties, (d) condition (financial or otherwise) or (e) results of operations of Parent and its subsidiaries, taken as a whole , other than any state of facts, change, development, effect, condition or occurrence (x) relating to the economy in general or the United States or the German equity capital markets in general or (y) relating to Parent's and its subsidiaries' industries in general and not specifically relating to Parent;

          (f) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

          (g) a "subsidiary" of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

     SECTION 8.04. Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Terms used herein that are defined under GAAP are used herein as so defined.

     SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

     SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein), the Stockholders Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement, the Stockholders Agreement and the Confidentiality Agreement and
(b) except for the provisions of Article II

                                      A-1-33
and Section 5.07, are not intended to confer upon any person other than the parties hereto any rights or remedies.

     SECTION 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment in violation of this Section 8.08 shall be void. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective permitted successors and assigns.

     SECTION 8.09. Enforcement; Consent to Jurisdiction. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state court or any Federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Delaware state court or a Federal court located in the State of Delaware, (d) waives any right to trial by jury with respect to any action relating to this Agreement or any of the transactions contemplated by this Agreement in any Delaware state court or any Federal court located in the State of Delaware and (e) hereby unconditionally waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum. Parent hereby irrevocably appoints CT Corporation, 111 Eighth Avenue, New York, New York 10011 as its agent for service of process in connection with any action brought against it relating to this Agreement and the Stockholders Agreement.

     SECTION 8.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

                                      A-1-34

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          SCHERING AKTIENGESELLSCHAFT,

                                          by /s/ KLAUS POHLE
                                            ------------------------------------
                                            Name: Klaus Pohle
                                            Title: Vice Chairman

                                          by /s/ ILONA MURATI-LAEBE
                                            ------------------------------------
                                            Name: Ilona Murati-Laebe
                                            Title: Legal Counsel

                                          EUROPEAN ACQUISITION COMPANY,

                                          by /s/ HORST KRUEGER
                                            ------------------------------------
                                            Name: Horst Krueger
                                            Title: Director

                                          COLLATERAL THERAPEUTICS, INC.,

                                          by /s/ JACK W. REICH
                                            ------------------------------------
                                            Name: Jack W. Reich, Ph.D.
                                            Title: Chairman and Chief Executive
                                             Officer

                                      A-1-35

                                                                         ANNEX I
                                                         TO THE MERGER AGREEMENT

                             INDEX OF DEFINED TERMS

TERM
----
Acquisition Agreement.......................................  Section 4.02(b)
Adverse Recommendation......................................  Section 4.02(b)
Affiliate...................................................  Section 8.03(a)
Agreement...................................................  Preamble
Benefit Agreements..........................................  Section 3.01(g)
Benefit Plans...............................................  Section 3.01(l)
Business Day................................................  Section 8.03(b)
Certificate.................................................  Section 2.01(c)
Certificate of Merger.......................................  Section 1.03
Closing.....................................................  Section 1.02
Closing Date................................................  Section 1.02
Code........................................................  Preamble
Company.....................................................  Preamble
Company By-laws.............................................  Section 3.01(a)
Company Certificate.........................................  Section 3.01(a)
Company Common Stock........................................  Preamble
Company Disclosure Schedule.................................  Section 3.01
Company Material Adverse Change.............................  Section 8.03(d)
Company Material Adverse Effect.............................  Section 8.03(d)
Company SEC Documents.......................................  Section 3.01(e)
Company Stock Plans.........................................  Section 5.06(a)
Company Stockholder Approval................................  Section 3.01(p)
Company Stockholders' Meeting...............................  Section 5.01(b)
Company Stock Options.......................................  Section 3.01(c)
Confidentiality Agreement...................................  Section 5.04
Depositary..................................................  Section 2.01(c)
Deposit Agreement...........................................  Section 2.01(c)
DGCL........................................................  Section 1.01
Effective Time..............................................  Section 1.03
Eligible Company Stockholders...............................  Preamble
Environmental Laws..........................................  Section 3.01(j)
ERISA.......................................................  Section 3.01(l)
Exchange Act................................................  Section 3.01(d)
Exchange Agent..............................................  Section 2.02(a)
Exchange Fund...............................................  Section 2.02(a)
Exchange Ratio..............................................  Section 2.01(c)
FDA.........................................................  Section 3.01(j)
FDCA........................................................  Section 3.01(j)
Filed Company SEC Documents.................................  Section 3.01(e)
Form F-4....................................................  Section 3.01(f)

                                      A-1-36

TERM
----
GAAP........................................................  Section 3.01(e)
Governmental Entity.........................................  Section 3.01(d)
Hazardous Material..........................................  Section 3.01(j)
HSR Act.....................................................  Section 3.01(d)
Intellectual Property Rights................................  Section 3.01(o)
IRS.........................................................  Section 3.01(l)
Knowledge...................................................  Section 8.03(c)
Legal Provisions............................................  Section 3.01(j)
Liens.......................................................  Section 3.01(d)
Merger......................................................  Preamble
Merger Consideration........................................  Section 2.01(c)
Notice of Superior Proposal.................................  Section 4.02(b)
NYSE........................................................  Section 3.02(c)
Parent......................................................  Preamble
Parent ADR..................................................  Section 2.01(c)
Parent ADS..................................................  Section 2.01(c)
Parent Material Adverse Change..............................  Section 8.03(e)
Parent Material Adverse Effect..............................  Section 8.03(e)
Parent Ordinary Share.......................................  Section 2.01(c)
Parent SEC Documents........................................  Section 3.02(d)
Parent Share Authorization..................................  Section 3.02(c)
Parent Shareholder Approval.................................  Section 3.02(c)
Parent Shareholders' Meeting................................  Section 3.02(c)
Participant.................................................  Section 3.01(g)
Permits.....................................................  Section 3.01(j)
person......................................................  Section 8.03(f)
Pharmaceutical Product......................................  Section 3.01(u)
Post-Signing Returns........................................  Section 4.01(d)
Preferred Stock.............................................  Section 3.01(c)
Principal Stockholders......................................  Preamble
Proxy Statement.............................................  Section 3.01(d)
Purchase Interval...........................................  Section 5.06(b)
Release.....................................................  Section 3.01(j)
Representatives.............................................  Section 4.02(a)
Restraints..................................................  Section 6.01(d)
Rights......................................................  Section 5.14
Rights Agreement............................................  Section 3.01(t)
SBI.........................................................  Preamble
SEC.........................................................  Section 3.01(d)
Securities Act..............................................  Section 3.01(e)
Stockholders Agreement......................................  Preamble
Sub.........................................................  Preamble
subsidiary..................................................  Section 8.03(g)
Superior Proposal...........................................  Section 4.02(a)

                                      A-1-37

TERM
----
Surviving Corporation.......................................  Section 1.01
Surviving Corporation Common Stock..........................  Section 2.01(a)
Takeover Proposal...........................................  Section 4.02(a)
Taxes.......................................................  Section 3.01(m)
Termination Fee.............................................  Section 5.08(b)

                                      A-1-38

                                                                       EXHIBIT A
                                                         TO THE MERGER AGREEMENT

                  FORM OF CERTIFICATE OF INCORPORATION OF THE
                             SURVIVING CORPORATION

                                   ARTICLE I

                                      NAME

     The name of the corporation (which is hereinafter referred to as the
"Corporation") is           .

                                   ARTICLE II

                     REGISTERED OFFICE AND REGISTERED AGENT

     The address of the Corporation's registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name and address of the registered agent for service of process on the Corporation is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

                                  ARTICLE III

                BUSINESS OR PURPOSES TO BE CONDUCTED OR PROMOTED

     The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

                                 CAPITAL STOCK

     The total number of shares of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value of $.001 per share.

                                   ARTICLE V

                                  INCORPORATOR

     The name and mailing address of the incorporator is           .

                                   ARTICLE VI

                    BUSINESS AND AFFAIRS OF THE CORPORATION

     For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders, it is further provided that:

          (a) the number of directors of the Corporation shall be fixed by, or in the manner provided in, the By-laws of the Corporation;

          (b) in furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to make, alter, amend or repeal any by-law of the Corporation;

                                      A-1-39

          (c) in addition to the powers and authorities herein or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such things and acts as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Certificate of Incorporation and of the By-laws of the Corporation; and

          (d) unless and except to the extent that the By-laws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

                                  ARTICLE VII

                                INDEMNIFICATION

     (a) To the fullest extent that the General Corporation Law of the State of Delaware as it exists on the date hereof or as it may be hereafter amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     (b) In addition to any requirements of law and any other provision herein or in the terms of any class or series of capital stock having a preference over the common stock of the Corporation as to dividends or upon liquidation (and notwithstanding that a lesser percentage may be specified by law), the affirmative vote of the holders of 80% or more of the voting power of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required to amend, alter or repeal any provision of this Article.

                                      A-1-40

                                                                       EXHIBIT B
                                                         TO THE MERGER AGREEMENT

                            FORM OF AFFILIATE LETTER

Ladies and Gentlemen:

     The undersigned, a holder of shares of common stock, par value $.001 per share ("Company Common Stock"), of Collateral Therapeutics, Inc., a Delaware corporation (the "Company"), acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), by the Securities and Exchange Commission (the "SEC"), although nothing contained herein should be construed as an admission of either such fact. Pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement") dated as of March 19, 2002, among Schering Aktiengesellschaft, a stock corporation organized under the laws of the Federal Republic of Germany ("Parent"), European Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and the Company, Sub will be merged with and into the Company (the "Merger"), and in connection with the Merger, the undersigned is entitled to receive American depositary shares (each a "Parent ADS") of Parent (each Parent ADS representing the right to receive one Ordinary Share, no par value ("Parent Ordinary Share") and evidenced by one American depositary receipt ("Parent ADR") issued in accordance with the Deposit Agreement dated as of October 11, 2000, among Parent, Morgan Guaranty Trust Company of New York, as depositary, and all holders and beneficial owners from time to time of Parent ADRs).

     If in fact the undersigned were an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer the Parent ADSs received by the undersigned in exchange for any shares of Company Common Stock in connection with the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act. The undersigned understands that Parent will not be required to maintain the effectiveness of any registration statement under the Securities Act for the purposes of resale of Parent ADSs by the undersigned.

     The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the Parent ADSs received by the undersigned in exchange for shares of Company Common Stock in connection with the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of counsel reasonably satisfactory to Parent or as described in a "no-action" or interpretive letter from the Staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

     In the event of a sale or other disposition by the undersigned of Parent ADSs pursuant to Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto and the opinion of counsel or no-action letter referred to above. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any Parent ADSs disposed of by the undersigned, but that (provided such transfer is not prohibited by any other provision of this letter agreement) upon receipt of such evidence of compliance, Parent shall cause the transfer agent to effectuate the transfer of the Parent ADSs sold as indicated in such letter.

     Parent covenants that it will take all such actions as may be reasonably available to it to permit the sale or other disposition of Parent ADSs by the undersigned under Rule 145 in accordance with the terms thereof.

     The undersigned acknowledges and agrees that (i) the Parent ADSs issued to the undersigned will all be in certificated form and (ii) legends to the effect set forth below will be placed on certificates representing Parent ADSs received by the undersigned in connection with the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and

                                      A-1-41
substance reasonably satisfactory to Parent from counsel reasonably satisfactory to Parent to the effect that such legends are no longer required for purposes of the Securities Act.

          "The shares represented by this certificate were issued pursuant to a business combination in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

     The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent ADSs and
(ii) the receipt by Parent of this letter is an inducement to Parent's obligations to consummate the Merger.

     This Agreement shall only become effective as of the Effective Time (as defined in the Merger Agreement) of the Merger.

                                          Very truly yours,

Dated:

                                      A-1-42

                                                                         ANNEX I
                                                                    TO EXHIBIT B

[NAME]                                                                    [DATE]

     On           , the undersigned sold the securities of [Name of Parent]
("Parent") described below in the space provided for that purpose (the "Securities"). The Securities were received by the undersigned in connection with the merger of [Name of Sub], a Delaware corporation, with and into [Name of Company], a Delaware corporation.

     Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

     The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in
Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                          Very truly yours,

           [Space to be provided for description of the Securities.]

                                      A-1-43

                                                                     EXHIBIT C-1

                    FORM OF PARENT TAX REPRESENTATION LETTER

                             [LETTERHEAD OF PARENT]

                                                                          [DATE]

[TARGET'S COUNSEL]
[ADDRESS]

Ladies and Gentlemen:

     In connection with the opinion to be delivered pursuant to Section 6.03(c) of the Agreement and Plan of Merger dated as of March 19, 2002 (the "Merger Agreement"), among Schering Aktiengesellschaft, a stock corporation organized under the laws of the Federal Republic of Germany ("Parent"), European Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Collateral Therapeutics, Inc., a Delaware corporation ("Target"), whereby Sub will merge with and into Target (the "Merger") with Target becoming the "Surviving Corporation", and in connection with the filing with the Securities and Exchange Commission of the registration statement on Form F-4 in which the Proxy Statement will be included as a prospectus (the "Registration Statement"), each as amended or supplemented through the date hereof, the undersigned certifies and represents on behalf of Parent and Sub, after due inquiry and investigation, as follows (any capitalized term used but not defined herein shall have the meaning given to such term in the Merger Agreement):

          1. The Merger will be consummated in accordance with the Merger Agreement.

          2. The formula set forth in the Merger Agreement pursuant to which each issued and outstanding share of common stock, par value $0.001 per share, of Target (other than shares owned by Parent, Sub, SBI or Target) will be converted into 0.1847 American depositary shares of Parent (each a "Parent ADS") is the result of arm's length bargaining.

          3. Prior to the Merger, Parent will own all the outstanding stock of Sub. In the Merger, shares of Target stock representing at least 80 percent of the total combined voting power of all classes of Target stock entitled to vote and at least 80 percent of the total number of shares of all other classes of Target stock will be exchanged solely for Parent ADSs, and no shares of Target stock will be exchanged for any other consideration. The Parent ADSs for which Target stock will be exchanged in the Merger constitute "voting stock" within the meaning of Section 368(a)(1)(B) of the Code. Parent has no plan or intention to sell, transfer or dispose of any stock of the Surviving Corporation or to cause the Surviving Corporation to issue additional shares of its stock, except for any plan or intention to contribute stock of the Surviving Corporation to a direct or indirect, wholly-owned subsidiary of Parent.

          4. If cash payments are made to holders of Target stock in lieu of fractional Parent ADSs that would otherwise be issued to such holders in the Merger, such payments will be made for the purpose of saving Parent the expense and inconvenience of issuing and transferring fractional Parent ADSs and will not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to holders of Target stock in lieu of fractional Parent ADSs will not exceed one percent of the total consideration that will be issued in the Merger to Target stockholders in exchange for their shares of Target stock.

          5. Parent has no plan or intention to acquire or redeem any of the Parent ADSs issued in the Merger, either directly or through any transaction, agreement or arrangement with any other person, except for open-market purchases of Parent ADSs in a manner consistent with Revenue Ruling 99-58, 1992-2 C.B. 701. To the best knowledge of the management of Parent, no person related to Parent (as defined in Treasury Regulation
     Section 1.368-1(e)) has a plan or intention to acquire or redeem any of the Parent ADSs issued in the Merger, either directly or through any transaction, agreement or arrangement with any other person. For purposes of this representation letter, a person is considered to

                                      A-1-44
     own or acquire Parent ADSs owned or acquired (as the case may be) by a partnership in which such person is a partner in proportion to such person's interest in the partnership.

          6. Parent does not have any plan or intention to make any distributions after, but in connection with, the Merger to holders of Parent ADSs or other Parent stock (other than dividends made in the ordinary course of business).

          7. Neither Parent nor Sub (nor any other subsidiary of Parent (other than Schering Berlin Venture Corporation ("SB Venture") and SBI)) has acquired or, except as a result of the Merger, will acquire, or has owned in the past five years, any Target stock. At the time SB Venture acquired its Target stock, Parent and its subsidiaries did not have a plan to complete the Merger.

          8. Parent has no present plan or intention, following the merger, to liquidate the Surviving Corporation, merge the Surviving Corporation with or into another corporation in which the Surviving Corporation is not the survivor or sell or otherwise dispose of any of the stock of the Surviving Corporation, except for any plan or intention to contribute stock of the Surviving Corporation to a direct or indirect, wholly owned subsidiary of Parent. Parent has no present plan or intention, following the Merger, to cause the Surviving Corporation to sell or otherwise transfer all or substantially all of the operating assets held by the Surviving Corporation at the time of the Merger, except for transfers of assets to subsidiaries of the Surviving Corporation permitted under Section 368(a)(2)(C) of the Code or Treasury Regulation Section 1.368-2(k).

          9. Except as otherwise specifically contemplated under the Merger Agreement, Parent and Sub will pay their respective expenses, if any, incurred in connection with the Merger.

          10. In connection with the Merger and related transactions, Target stock (other than Target stock owned by Parent, Sub, SBI or Target) will be converted solely into Parent ADSs (except for cash paid in lieu of fractional Parent ADSs). Further, no expenses or other liabilities (whether fixed or contingent) of any holders of Target stock or, except as otherwise contemplated under the Merger Agreement, Target or any of its subsidiaries will be paid or assumed (directly or indirectly) by Parent or Sub.

          11. Following the Merger, Parent intends, directly or through subsidiaries, to continue the "historic business" of Target or to use a significant portion of the "historic business assets" of Target in a business (as such terms are defined in Treasury Regulation Section 1.368-1(d)).

          Neither Parent nor Sub is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          13. None of the compensation received by any stockholder-employee or stockholder-independent contractor of Target in respect of periods after the Effective Time (including pursuant to any consulting agreement) will represent separate consideration for, or will be allocable to, any of its Target stock. None of the Parent ADSs that will be received by any stockholder-employee or stockholder-independent contractor of Target in the Merger represents separately bargained-for consideration which is allocable to any employment agreement or arrangement. The compensation paid to any stockholder-employee or stockholder-independent contractor will be for services actually rendered and will be determined by bargaining at arm's length.

          14. There is no intercorporate indebtedness existing between Parent (or any of its subsidiaries, including Sub) and Target (or any of its subsidiaries) that was issued, acquired or will be settled at a discount. For purposes of this representation letter, advances of royalties by Parent to Target pursuant to the Amendment (as defined in the Merger Agreement) will not be considered indebtedness.

          15. Neither Parent nor Sub is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          16. Sub will have no liabilities assumed by Target, and will not transfer to Target any assets subject to liabilities, in the Merger (other than liabilities incurred by Sub in the ordinary course of business).

                                      A-1-45

          17. Sub is a corporation newly formed for the purpose of participating in the Merger, and at no time prior to the Merger has it had assets (other than nominal assets contributed upon the formation of Sub, which assets will be held by the Surviving Corporation following the Merger) or business operations.

          18. No warrants, options or similar interests in Parent have been issued or, to the best knowledge of the management of Parent, acquired with the principal purpose of avoiding the general rule contained in Section 367(a)(1) of the Code. 19. No funds will be supplied, directly or indirectly, by Parent to pay dissenting shareholders of Target, nor will Parent directly or indirectly reimburse Target for any payments to dissenters.

          20. Parent will not take any position on any U.S. Federal, state or local income or franchise tax return, or take any other U.S. tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by any such applicable state or local income or franchise tax law. Parent will cause Target to comply with the reporting requirements set forth in Treasury Regulation Section 1.367(a)-3(c)(6).

          21. No more than 50% of the total voting power and no more than 50% of the total value of all Parent stock outstanding immediately after the Merger will be owned, in the aggregate and taking into account the rules set forth in Treasury Regulation Section 1.367(a)-3(c)(4), by U.S. persons that are either officers or directors of Target or that are five-percent target shareholders (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(iii)) of Target.

          22. In connection with the Merger, the Parent ADSs received in the Merger by holders of Target stock in exchange for their Target stock will not represent more than 50% of the total voting power or more than 50% of the total value of all Parent stock outstanding immediately after the Merger.

          23. At the Effective Time, the market capitalization of Parent will be at least equal to the market capitalization of Target, in each case, taking into account the application of Treasury Regulation Section 1.367(a)-3(c)(3)(iii)(B).

          24. Parent or one or more of its qualified subsidiaries or qualified partnerships (as defined in Treasury Regulations 1.367(a)-3(c)(5)(vii) or (viii)) has been engaged in the active conduct of a trade or business (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(3)) outside the United States (the "Parent Business") throughout the 36-month period ending at the Effective Time. Parent has no plan or intention to substantially dispose of or discontinue (including by way of disposal) the active conduct of the Parent Business after the Merger.

          25. The Merger is being undertaken for purposes of enhancing the business of Parent and for other good and valid business purposes of Parent.

          26. The undersigned is authorized to make all the representations set forth herein on behalf of Parent and Sub.

                                          Very truly yours,

                                          [PARENT],

                                          by
                                          --------------------------------------
                                             Name:
                                             Title:

                                      A-1-46

                                                                     EXHIBIT C-2

                             (LETTERHEAD OF TARGET)

                   FORM OF COMPANY TAX REPRESENTATION LETTER

[          ], 2002

Coudert Brothers, LLP
1114 Avenue of the Americas
New York, NY 10036

     Re:  Agreement and Plan of Merger among
         Schering Aktiengesellschaft,
         European Acquisition Company and
         Collateral Therapeutics, Inc.

Ladies and Gentlemen:

     In connection with the opinion to be delivered pursuant to Section 6.03(c) of the Agreement and Plan of Merger dated as of March 19, 2002 (the "Merger Agreement"), among Schering Aktiengesellschaft, a stock corporation organized under the laws of the Federal Republic of Germany, European Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Collateral Therapeutics, Inc., a Delaware corporation ("Target"), whereby Sub will merge with and into Target (the "Merger") with Target becoming the "Surviving Corporation," and in connection with the filing with the Securities and Exchange Commission of the registration statement on Form F-4 in which the Proxy Statement will be included as a prospectus (the "Registration Statement"), each as amended or supplemented through the date hereof, the undersigned certifies and represents on behalf of the Target, after due inquiry and investigation, as follows (any capitalized term used but not defined herein shall have the meaning given to such term in the Merger Agreement):

          1. The Merger will be consummated in accordance with the Merger Agreement.

          2. The formula set forth in the Merger Agreement pursuant to which each issued and outstanding share of common stock, par value $0.001 per share, of Target (other than shares owned by Parent, Sub, SBI or Target) will be converted into 0.1847 American depositary shares of Parent (each a "Parent ADS") is the result of arm's length bargaining.

          3. In the Merger, shares of the Target stock representing at least 80 percent of the total combined voting power of all classes of Target stock entitled to vote and at least 80 percent of the total number of shares of all other classes of Target stock will be exchanged solely for Parent ADSs, and no shares of Target stock will be exchanged for any other consideration.

          4. At the Effective Time, the Company will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets held immediately prior to the Effective Time. For the purposes of this paragraph 4, amounts used by the Company to pay Merger expenses or dissenting shareholders of Target, amounts paid by the Company to redeem stock, securities, warrants or options of the Company as part of any overall plan of which the Merger is a part, and amounts distributed by the Company to stockholders of the Company (except dividends made in the ordinary course of business) as part of any overall plan of which the Merger is a part, in each case will be treated as constituting assets of the Company immediately prior to the Effective Time. In the last two years, there has been no share repurchase or share buy back program of the Company, any spin-off or other irregular distribution by the Company or, other than in the ordinary course of business, any significant debt repayment by the Company.

          5. If cash payments are received by the holders of Target stock in lieu of fractional Parent ADSs that would otherwise be issued to such holders in the Merger, such payments will be received for the purpose of saving the expense and inconvenience of issuing and transferring fractional Parent ADSs and

                                      A-1-47
     will not represent separately bargained for consideration. The total cash consideration that will be received in the Merger by holders of Target stock in lieu of fractional Parent ADSs will not exceed one percent of the total consideration that will be issued in the Merger to Target Stockholders in exchange for their shares of Target stock.

          6. The ratio for the exchange of Shares for Parent ADSs in the Merger was negotiated through arm's length bargaining, and Bear Stearns has opined that Parent ADSs to be received by the Target's shareholder's in exchange for their Shares constitute fair consideration therefor.

          7. Other than in the ordinary course of business, Target has made no transfer of any of its assets (including any distribution of assets with respect to, or in redemption of, Target stock) in contemplation of or in connection with the Merger.

          8. At the time of the Merger, Target will have no outstanding equity interests other than [Company Common Stock]. At the time of the Merger, except as specified in, or disclosed in a schedule or exhibit to, Section 3.01(c) of the Merger Agreement, Target will have no outstanding stock appreciation rights, restricted shares, stock options, convertible debt securities, rights to receive shares of Target stock on a deferred basis or any other type of right outstanding pursuant to which any person could acquire shares of Target's capital stock or other equity interest in Target.

          9. Except as otherwise specifically contemplated under the Merger Agreement, the Target will pay its respective expenses, if any, incurred in connection with the Merger and will pay dissenting shareholders of Target out of its own funds. No funds will be supplied, directly or indirectly, by Parent to pay dissenting shareholders of Target, nor will Parent directly or indirectly reimburse Target for any payments to dissenters.

          10. In connection with the Merger and related transactions, Target stock (other than Target stock owned by Parent, Sub, SBI or Target) will be converted solely into Parent ADSs (except for cash paid in lieu of fractional Parent ADSs). Further, no expenses or other liabilities (whether fixed or contingent) of any holders of Target stock or, except as otherwise contemplated under the Merger Agreement, Target or any of its subsidiaries will be paid or assumed (directly or indirectly) by Parent or Sub.

          11. The Target is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          12. None of the compensation received by any stockholder-employee or stockholder-independent contractor of Target in respect of periods after the Effective Time (including pursuant to any consulting agreement) will represent separate consideration for, or will be allocable to, any of its Target stock. None of the Parent ADSs that will be received by any stockholder-employee or stockholder-independent contractor or Target in the Merger represents separately bargained-for consideration which is allocable to any employment agreement or arrangement. The compensation paid to any stockholder-employee or stockholder-independent contractor will be for services actually rendered and will be determined by bargaining at arm's length.

          13. There is no intercorporate indebtedness existing between Parent (or any of its subsidiaries, including Sub) and Target (or any of its subsidiaries) that was issued, acquired or will be settled at a discount. For purposes of this representation letter, advances of royalties by Parent to Target pursuant to the Amendment (as defined in the Merger Agreement) will not be considered indebtedness.

          14. Neither Parent nor Sub is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          15. The Target will assume no liabilities of the Sub, nor will the Sub transfer to Target any assets subject to liabilities, in the Merger (other than liabilities incurred by Sub in the ordinary course of business).

          16. No U.S. persons that are either officers or directors of Target or that are five-percent shareholders (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(iii)) of Target shall

                                      A-1-48
     own more than 50% of the total voting power or more than 50% of the total value of all Parent stock outstanding immediately after the Merger taking into account the rules set forth in Treasury Regulation Section 1.367(a)-(3)(c)(4).

          17. In connection with the Merger, the Parent ADSs received in the Merger by holders of the Target stock in exchange for their stock will not represent more than 50% of the total voting power or more than 50% of the total value of all Parent stock outstanding immediately after the Merger.

          18. The Merger is being undertaken for purposes of enhancing the business of Target and for other good and valid business purposes of Target.

          19. The undersigned is authorized to make all representations set forth herein on behalf of the Target.

                                          Very truly yours,

                                          [Name]
                                          [Title]

                                      A-1-49

                                                                         ANNEX 2

          STOCKHOLDERS AGREEMENT dated as of March 19, 2002 (this "Agreement"), among SCHERING AKTIENGESELLSCHAFT, a stock corporation organized under the laws of the Federal Republic of Germany ("Parent"), and the individuals and other parties listed on Schedule A attached hereto (each, a "Stockholder" and, collectively, the "Stockholders").

     WHEREAS Parent, European Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Collateral Therapeutics, Inc., a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"; terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Sub with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement (the "Merger");

     WHEREAS each Stockholder is the record and beneficial owner of the number of shares of capital stock of the Company set forth beside such Stockholder's name on Schedule A hereto (such shares of capital stock of the Company, together with any other shares of capital stock of the Company or other voting securities of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement (including through the exercise of any warrants, stock options or similar instruments), being collectively referred to herein as such Stockholder's "Subject Shares"); and

     WHEREAS as a condition to its willingness to enter into the Merger Agreement, Parent has required that each Stockholder enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     SECTION 1. Representations and Warranties of Each Stockholder. Each Stockholder hereby, severally and not jointly, represents and warrants to Parent as follows:

          (a) Authority; Execution and Delivery; Enforceability. Such Stockholder has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated by this Agreement and compliance by such Stockholder with the provisions of this Agreement have been duly authorized by all necessary trust or other action on the part of such Stockholder and no other trust or other proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of such Stockholder under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the trust documents of such Stockholder, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise, license or similar authorization applicable to such Stockholder or any of its properties or other assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) order, writ, injunction, decree, judgment or stipulation, in each case applicable to such Stockholder or any of its

                                      A-2-1
     properties or other assets. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated by this Agreement or compliance by such Stockholder with the provisions of this Agreement, except for filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement. If such Stockholder is married and such Stockholder's Subject Shares constitute community property or otherwise need spousal or other approval in order for this Agreement to be legal, valid and binding, this Agreement has been duly approved, executed and delivered by, and constitutes a legal, valid and binding obligation of, such Stockholder's spouse, enforceable against such spouse in accordance with its terms. No trust of which such Stockholder is a trustee requires the consent of any beneficiary or other person to the execution and delivery of this Agreement or to the consummation by such trust of the transactions contemplated by this Agreement or compliance by such trust with the provisions of this Agreement.

          (b) The Subject Shares. Such Stockholder is the record and beneficial owner of, or is the trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Subject Shares set forth beside the name of such Stockholder on Schedule A hereto, free and clear of any Liens. Such Stockholder does not own, of record or beneficially, any shares of capital stock or other voting securities of the Company other than the Subject Shares set forth beside the name of such Stockholder on Schedule A hereto. Such Stockholder has the sole right to vote and Transfer (as defined in Section 3(c)) the Subject Shares set forth beside the name of such Stockholder on Schedule A hereto and such Subject Shares possess the total number of votes set forth on Schedule A hereto, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or the Transfer of such Subject Shares, except as set forth in Section 3 of this Agreement. Such Stockholder further represents that any proxies heretofore given in respect of such Stockholder's Subject Shares are revocable, and represents and declares that all such proxies are hereby revoked.

          (c) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement or the Merger Agreement based upon arrangements made by or on behalf of such Stockholder.

     SECTION 2. Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder as follows: Parent has the requisite corporate power and corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement and compliance by Parent with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.

     This Agreement has been duly executed and delivered by Parent and constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Articles of Association of Parent, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise, license or similar authorization applicable to Parent or any of its properties or other assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) order, writ, injunction, decree, judgment or stipulation,
                                      A-2-2
in each case applicable to Parent or any of its properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate would not prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated by this Agreement or compliance by Parent with the provisions of this Agreement, except for (1) filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement and (2) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made individually or in the aggregate would not prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

     SECTION 3. Covenants of Each Stockholder. Each Stockholder, severally and not jointly, covenants and agrees as follows:

          (a) At any meeting of the stockholders of the Company called to vote upon the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement, or at any adjournment or postponement thereof, or in any other circumstances upon which a vote, consent, adoption or other approval (including by written consent solicitation) is sought, such Stockholder shall vote (or cause to be voted) all the Subject Shares of such Stockholder in favor of, and shall consent to (or cause to be consented to), the adoption of the Merger Agreement and the approval of the terms thereof and of the Merger and each of the other transactions contemplated by the Merger Agreement.

          (b) (i) At any meeting of the stockholders of the Company or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent, adoption or other approval (including by written consent solicitation) is sought, such Stockholder shall vote (or cause to be voted) all the Subject Shares of such Stockholder against, and shall not consent to (and shall cause the Subject Shares of such Stockholder not to be consented to), any of the following (or any agreement to enter into, effect, facilitate or support any of the following): (A) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, business combination, sale of substantial assets, joint venture, binding share exchange, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal or (B) any amendment of the Company's Second Restated Certificate of Incorporation or Restated By-laws or other proposal, action or transaction involving the Company or any of its stockholders, which amendment or other proposal, action or transaction would, or could reasonably be expected to, prevent, impede, interfere with, hinder, frustrate, delay or nullify the Merger Agreement, the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or the consummation of the transactions contemplated by this Agreement, or change in any manner the voting rights of the Company Common Stock (collectively, "Frustrating Transactions").

          (ii) Such Stockholder shall, within five Business Days of a request from Parent, irrevocably grant to, and appoint, Parent and individuals designated by Parent in such request, or any of them, and any individual designated in writing by any of them, and each of them individually, as such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote the Subject Shares of such Stockholder, or grant a consent or approval in respect of the Subject Shares of such Stockholder, in a manner consistent with this Section 3. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement (including this agreement to execute and deliver such irrevocable proxy). Such Stockholder hereby affirms, and shall affirm in such irrevocable proxy, that such irrevocable proxy is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder hereby further affirms, and shall affirm in such irrevocable proxy, that such irrevocable proxy is coupled with an interest and may under no circumstances be revoked other than by termination of this Agreement in accordance with it terms. Such irrevocable proxy shall provide that such
                                      A-2-3

     Stockholder ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue thereof, that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL and that such irrevocable proxy shall automatically terminate upon the termination of this Agreement in accordance with its terms.

          (c) Other than as expressly permitted by this Agreement, such Stockholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift, bequest, appointment or otherwise) (collectively, "Transfer"), or consent to or permit any Transfer of, any Subject Shares or any interest therein, or enter into any contract, option or other arrangement (including any profit sharing arrangements) with respect to the Transfer of any Subject Shares or any interest therein, to any person (other than, if the transactions contemplated by the Merger Agreement are consummated, by operation of law in the Merger), (ii) enter into any voting arrangement with respect to any Subject Shares, whether by proxy, voting agreement or otherwise or (iii) take any action which would, or could reasonably be expected to, result in a diminution of the voting power represented by any Subject Shares, and shall not commit or agree to take any of the foregoing actions.

          (d) Such Stockholder shall not, nor shall such Stockholder authorize or permit any of its affiliates (other than the Company) or any of its or their directors, officers, employees, partners, investment bankers, attorneys or other advisors or representatives to, directly or indirectly,
     (i) solicit, initiate or encourage, or take any other action to facilitate, any inquiries with respect to a potential Takeover Proposal or Frustrating Transaction or the submission of any Takeover Proposal or Frustrating Transaction, (ii) enter into any agreement with respect to any Takeover Proposal or Frustrating Transaction or (iii) except as expressly permitted by Section 9, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, or assist or participate in any effort or attempt by any person with respect to, any Takeover Proposal or Frustrating Transaction. Such Stockholder promptly shall advise Parent orally and in writing of any Takeover Proposal or Frustrating Transaction or inquiry made to such Stockholder with respect to or that could reasonably be expected to lead to a Takeover Proposal or Frustrating Transaction, the identity of the person making or initiating any such Takeover Proposal, Frustrating Transaction or inquiry and the material terms of any such Takeover Proposal, Frustrating Transaction or inquiry. Such Stockholder shall keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such Takeover Proposal, Frustrating Transaction or inquiry.

          (e) Such Stockholder shall not, nor shall such Stockholder authorize or permit any of its affiliates (other than the Company) or any of its or their directors, officers, employees, partners, investment bankers, attorneys or other advisors or representatives to, issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement, the Merger or any of the other transactions contemplated by this Agreement or the Merger Agreement without the prior written consent of Parent, except as may be required by applicable law.

          (f) Such Stockholder hereby waives any rights of appraisal, or rights to dissent from the Merger, that such Stockholder may have, and agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company (or any of its respective successors) relating to the negotiation, execution and delivery of this Agreement or the Merger Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Merger Agreement.

          (g) (i) In the event that the Merger Agreement shall have been terminated under circumstances where Parent is or may become entitled to receive the Termination Fee, such Stockholder shall pay to Parent on demand an amount equal to all profit (determined in accordance with Section 3(g)(ii)) of such Stockholder from the consummation of any Takeover Proposal that is consummated, or with respect to which an Acquisition Agreement was entered into, within 15 months after such termination. Any payment of profit under this Section 3(g)(i) shall be paid in the same form as the consideration received

                                      A-2-4
     from the Takeover Proposal (and, if the consideration so received was in more than one form, in the same proportion as the forms of consideration so received).

          (ii) For purposes of Section 3(g)(i), the profit of any Stockholder from any Takeover Proposal shall equal (A) the aggregate consideration received by such Stockholder pursuant to such Takeover Proposal, valuing any non-cash consideration (including any residual interest in the Company) at its fair market value as of the date of such consummation plus (B) the fair market value, as of the date of disposition, of all Subject Shares of such Stockholder disposed of after the termination of the Merger Agreement and prior to the date of such consummation less (C) the aggregate consideration that would have been issuable or payable to such Stockholder if he or she had received the Merger Consideration pursuant to the Merger Agreement as executed on the date hereof, valuing each Parent ADS at its fair market value as of the date of first public announcement by the Company of its intention to terminate the Merger Agreement as if the Merger had been consummated on the date of such public announcement.

          (iii) In the event that (A) prior to the Effective Time, a Takeover Proposal shall have been made and (B) the Effective Time of the Merger shall have occurred and Parent for any reason shall have increased the amount of Merger Consideration payable over that set forth in the Merger Agreement as executed on the date hereof (on a per share basis, the "Original Merger Consideration"), such Stockholder shall pay to Parent on demand an amount equal to the product of (1) the number of Subject Shares of such Stockholder and (2) the excess of (x) the per share cash consideration or the per share fair market value of any non-cash consideration, as the case may be, received by such Stockholder as a result of the Merger determined as of the Effective Time of the Merger, over (y) the fair market value of the Original Merger Consideration determined as of the date of the first increase in the amount of the Original Merger Consideration. Any payment under this Section 3(g)(iii) shall be paid in the same form as the Merger Consideration received by such Stockholder as a result of the Merger (and, if the consideration so received was in more than one form, in the same proportion as the forms of consideration so received).

          (iv) For purposes of this Section 3(g), the fair market value of any non-cash consideration consisting of:

             (A) securities listed on a national securities exchange or traded on the Nasdaq National Market of The Nasdaq Stock Market, Inc. ("Nasdaq National Market") shall be equal to the average closing price per share of such security as reported on such exchange or Nasdaq National Market for the five trading days prior to the date of determination; and

             (B) consideration which is other than cash or securities of the type specified in clause (A) of this Section 3(g)(iv) shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within 10 Business Days of the event requiring selection of such banking firm; provided, however, that if the parties are unable to agree within two Business Days after the date of such event as to the investment banking firm, then Parent, on the one hand, and the Stockholders, on the other hand, shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make such determination; provided further, that the fees and expenses of such investment banking firm shall be borne equally by Parent, on the one hand, and the Stockholders, on the other hand. The determination of investment banking firm shall be binding upon the parties.

          (v) Any payment of profit under Section 3(g)(i) or of amounts under
     Section 3(g)(iii) shall (A) if payable in cash, be paid by wire transfer of same day funds to an account designated by Parent and (B) if payable through a transfer of securities, be paid through delivery of such securities, suitably endorsed for transfer.

     SECTION 4. Further Assurances. Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectuating the matters covered by this Agreement. No

                                      A-2-5

Stockholder shall commit or agree to take any action inconsistent with the transactions contemplated by this Agreement or the transactions contemplated by the Merger Agreement.

     SECTION 5. Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including such Stockholder's heirs, guardians, administrators or successors, and each Stockholder further agrees to take all actions necessary to effectuate the foregoing. In the event of any stock split, stock dividend, reclassification, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the capital stock of the Company, or the acquisition of additional shares of capital stock of the Company or other voting securities of the Company by any Stockholder (including through the exercise of any warrants, stock options or similar instruments), the number of Subject Shares and the total number of votes possessed thereby, in each case, set forth beside the name of such Stockholder on Schedule A hereto shall be adjusted appropriately. This Agreement and the representations, warranties, covenants, agreements and obligations hereunder shall attach to any additional shares of capital stock of the Company or other voting securities of the Company issued to or acquired by any Stockholder (including through the exercise of any warrants, stock options or similar instruments).

     SECTION 6. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that Parent may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of any of its obligations under this Agreement. Any purported assignment in violation of this Section 6 shall be void. Subject to the preceding sentences of this Section 6, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns.

     SECTION 7. Termination. This Agreement shall terminate upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms. Notwithstanding the foregoing, Section 3(g) shall survive the consummation of the Merger or the termination of the Merger Agreement. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement.

     SECTION 8. General Provisions. (a) Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of Parent and each of the Stockholders affected thereby.

     (b) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 8.02 of the Merger Agreement and to the Stockholders at their respective addresses set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

     (c) Interpretation. When a reference is made in this Agreement to a Section, Subsection or Schedule, such reference shall be to a Section or Subsection of, or a Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

                                      A-2-6

References to a person are also to its permitted successors and assigns. Terms used herein that are defined under GAAP are used herein as so defined.

     (d) Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties. The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by each of the parties thereto.

     (e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies.

     (f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     (g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

     SECTION 9. Stockholder Capacity. No person executing this Agreement who is or becomes during the term of this Agreement an officer or director of the Company makes (or shall be deemed to have made) any agreement or understanding herein in his or her capacity as such officer or director. Without limiting the generality of the foregoing, each Stockholder signs solely in his capacity as the record and beneficial owner of such Stockholder's Subject Shares and nothing herein, including the provisions of Section 3(d), shall limit or affect any action taken by a Stockholder in his capacity as an officer or director of the Company to the extent such action is specifically permitted by the Merger Agreement.

     SECTION 10. Enforcement. The parties hereto agree that irreparable damage would occur and the parties would not have adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state court or any Federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any Federal court located in the State of Delaware in the event any dispute arises out of or under or relates to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Delaware state court or a Federal court located in the State of Delaware, (d) waives any right to trial by jury with respect to any action relating to this Agreement or any of the transactions contemplated by this Agreement in any Delaware state court or any Federal court located in the State of Delaware and (e) hereby unconditionally waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum. Parent hereby irrevocably appoints CT Corporation, 111 Eighth Avenue, New York, New York 10011 as its agent for service of process in connection with any action brought against it relating to this Agreement and the Merger Agreement.

                                      A-2-7

     IN WITNESS WHEREOF, Parent has caused this Agreement to be signed by its officer thereunto duly authorized and each Stockholder has signed this Agreement, all as of the date first written above.

                                          SCHERING AKTIENGESELLSCHAFT,

                                          by         /s/ KLAUS POHLE
                                            ------------------------------------
                                            Name: Klaus Pohle
                                            Title:  Vice Chairman

                                          by     /s/ ILONA MURATI-LAEBE
                                            ------------------------------------
                                            Name: Ilona Murati-Laebe
                                            Title:  Legal Counsel

                                          Jack W. Reich,

                                          by        /s/ JACK W. REICH
                                            ------------------------------------
                                            Name: Jack W. Reich

                                          Mary P. Reich,

                                          by        /s/ MARY P. REICH
                                            ------------------------------------
                                            Name: Mary P. Reich

                                          Mary P. Reich, as Trustee of
                                          the Jordan A. Reich Trust
                                          Agreement dated 1/31/92,

                                          by        /s/ MARY P. REICH
                                            ------------------------------------
                                            Name: Mary P. Reich

                                      A-2-8

                                          Christopher J. Reinhard,

                                          by   /s/ CHRISTOPHER J. REINHARD
                                             -----------------------------------
                                            Name: Christopher J. Reinhard

                                          Maureen Reinhard,

                                          by      /s/ MAUREEN REINHARD
                                            ------------------------------------
                                            Name: Maureen Reinhard

                                          H. Kirk Hammond,

                                          by       /s/ H. KIRK HAMMOND
                                            ------------------------------------
                                            Name: H. Kirk Hammond

                                          Tamsin L. Kelly,

                                          by       /s/ TAMSIN L. KELLY
                                            ------------------------------------
                                            Name: Tamsin L. Kelly

                                          Tamsin L. Kelly and H. Kirk
                                          Hammond, as trustees of the
                                          Hammond 1997 Children's Trust --
                                          N U/T/A dated 8/22/97,

                                          by       /s/ TAMSIN L. KELLY
                                            ------------------------------------
                                            Name: Tamsin L. Kelly

                                          by       /s/ H. KIRK HAMMOND
                                            ------------------------------------
                                            Name: H. Kirk Hammond

                                      A-2-9

                                          Tamsin L. Kelly and H. Kirk
                                          Hammond, as trustees of the
                                          Talisin T. Hammond Trust -- N
                                          U/T/A dated 8/22/97,

                                          by       /s/ TAMSIN L. KELLY
                                            ------------------------------------
                                            Name: Tamsin L. Kelly

                                          by       /s/ H. KIRK HAMMOND
                                            ------------------------------------
                                            Name: H. Kirk Hammond

                                          Tamsin L. Kelly and H. Kirk
                                          Hammond, as trustees of the
                                          Shura X. Hammond Trust -- N
                                          U/T/A dated 8/22/97,

                                          by       /s/ TAMSIN L. KELLY
                                            ------------------------------------
                                            Name: Tamsin L. Kelly

                                          by       /s/ H. KIRK HAMMOND
                                            ------------------------------------
                                            Name: H. Kirk Hammond

                                      A-2-10

                                                                      SCHEDULE A

                                               NUMBER AND CLASS
NAME AND ADDRESS                                  OF SUBJECT        TOTAL NUMBER
OF STOCKHOLDER                                   SHARES OWNED         OF VOTES
----------------                               -----------------    ------------
Jack Reich and Mary Reich                              1,177,968     1,177,968
  P.O. Box 1890
  16139 Rambla de las Flores
  Rancho Santa Fe, CA 92067
Mary P. Reich, as Trustee of                              76,000        76,000
the Jordan A. Reich Trust
Agreement dated 1/31/92
  P.O. Box 1890
  16139 Rambla de las Flores
  Rancho Santa Fe, CA 92067
Christopher Reinhard and                                 519,207       519,207
Maureen Reinhard                               (including 38,000
  P.O. Box 3181                                   shares held by
  14715 Caminito Barbuda                             minor child)
  Rancho Santa Fe, CA 92067
H. Kirk Hammond and                                    1,432,007     1,432,007
Tamsin L. Kelly
  9537 La Jolla Farms Rd
  La Jolla, CA 92037
Tamsin L. Kelly and H. Kirk                               72,200        72,200
Hammond, as Trustees of the
Hammond 1997 Children's Trust -- N
U/T/A dated 8/22/97
  9537 La Jolla Farms Rd
  La Jolla, CA 92037
Tamsin L. Kelly and H. Kirk                              142,500       142,500
Hammond, as Trustees of the
Talisin T. Hammond Trust -- N
U/T/A dated 8/22/97
  9537 La Jolla Farms Rd
  La Jolla, CA 92037
Tamsin L. Kelly and H. Kirk                              142,500       142,500
Hammond, as Trustees of the
Shura X. Hammond Trust -- N U/T/A
dated 8/22/97
  9537 La Jolla Farms Rd
  La Jolla, CA 92037

                                      A-2-11

                                                                         ANNEX 3

                    [LETTERHEAD OF BEAR, STEARNS & CO. INC.]

March 19, 2002

The Board of Directors
Collateral Therapeutics, Inc.
11622 El Camino Real
San Diego, California 92130

Gentlemen:

     We understand that Collateral Therapeutics, Inc. ("Collateral"), Schering Aktiengesellschaft ("Schering") and European Acquisition Company, a wholly owned subsidiary of Schering ("Sub"), are considering entering into an Agreement and Plan of Merger (the "Merger Agreement") dated March 19, 2002, pursuant to which Sub shall be merged with and into Collateral (the "Merger") and whereby each issued and outstanding share of Collateral common stock, par value $.001 per share, other than shares of Collateral common stock owned by Schering, Sub, Collateral or Schering Berlin Inc. ("SBI"), will be converted into the right to receive 0.1847 American depositary shares (each a "Schering ADS") of Schering (each Schering ADS representing the right to receive one Ordinary Share of Schering and evidenced by one American depositary receipt ("Schering ADR")) (the "Merger Consideration"). In connection with the Merger, Schering and certain stockholders of Collateral (the "Principal Stockholders") will enter into an agreement (the "Stockholders Agreement") pursuant to which, among other things, the Principal Stockholders will agree to vote to adopt the Merger Agreement, to approve the Merger and to take certain other actions in furtherance of the Merger. In a separate agreement, Schering and Collateral will enter into the first amendment dated March 19, 2002 (the "Amendment to the Collaboration Agreement") to their Collaboration, License and Royalty Agreement dated May 6, 1996 (the "Collaboration Agreement") pursuant to which Collateral will agree to a reduction in the level of royalties payable by Schering pursuant to the Collaboration Agreement in exchange for an up-front cash payment of $12 million. You have provided us with copies of the Merger Agreement, the Stockholders Agreement and the Amendment to the Collaboration Agreement, all of which are in substantially final form.

     You have asked us to render our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the stockholders of Collateral, excluding Schering and its affiliates.

     In the course of performing our review and analyses for rendering this opinion, we have:

     - reviewed a draft dated March 19, 2002 of the Merger Agreement;

     - reviewed Collateral's Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 1998 through 2000, its Quarterly Report on Form 10-Q for the period ended September 30, 2001, a draft dated March 15, 2002 of Collateral's Annual Report on Form 10-K for the year ended December 31, 2001 and its Reports on Form 8-K for the three years ended the date hereof;

     - reviewed certain operating and financial information, including projections, provided to us by management relating to Collateral's business and prospects;

     - met with certain members of Collateral's senior management to discuss Collateral's business, operations, historical and projected financial results and future prospects including the range of expected future performance of Collateral's two lead products assuming commercial launch (the "Collateral Projections");

     - reviewed Schering's Annual Reports to Shareholders and Annual Reports on Form 20-F for the years ended December 31, 2000 and 2001, which included financial information for the years ended December 31, 1998 through 2001, and its Reports on Form 6-K through the date hereof;

                                      A-3-1

Collateral Therapeutics, Inc.
March 19, 2002
Page  2

     - reviewed publicly available financial projections for Schering included in Wall Street equity research reports (the "Schering Analysts' Projections");

     - held discussions with certain members of Schering's senior management regarding Schering's business, operations, historical and projected financial results and future prospects;

     - reviewed the historical prices, trading multiples and trading volumes of the common shares (including, in the case of Schering, the ADSs) of Collateral and Schering;

     - reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Collateral and Schering;

     - performed discounted cash flow analyses based on the Collateral Projections furnished to us;

     - reviewed the pro forma financial results, financial condition and capitalization of Schering based on the Schering Analysts' Projections and giving effect to the Merger; and

     - conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In arriving at our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the projections, provided to us by Collateral. With respect to the Collateral Projections, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Collateral as to the expected future performance of Collateral. With respect to Schering we relied on the forward looking statements included in Schering's 2001 Annual Report. We have not assumed any responsibility for the independent verification of any such information or of the projections provided to us, including the Schering Analysts' Projections, and we have further relied upon the assurances of the senior management of Collateral that they are unaware of any facts that would make the information and projections provided to us incomplete or misleading.

     In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Collateral and Schering, nor have we been furnished with any such appraisals. We have assumed that the Merger will qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. We have assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Merger Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Collateral or Schering.

     We do not express any opinion as to the price or range of prices at which the shares of common stock of Collateral and Schering ADSs may trade subsequent to the announcement of the Merger or as to the price or range of prices at which Schering ADSs may trade subsequent to the consummation of the Merger. We do not express any opinion as to the fairness of the Stockholders Agreement or the Amendment to the Collaboration Agreement.

     We have acted as a financial advisor to Collateral in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. Bear Stearns has been previously engaged by Collateral to provide certain investment banking and financial advisory services for which we received customary fees. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Collateral and/or Schering for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

     It is understood that this letter is intended for the benefit and use of the Board of Directors of Collateral and does not constitute a recommendation to the Board of Directors of Collateral or any holders of Collateral

                                      A-3-2

Collateral Therapeutics, Inc.
March 19, 2002
Page  3

common stock as to how to vote in connection with the Merger. This opinion does not address Collateral's underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Collateral or the effects of any other transaction in which Collateral might engage, nor does this opinion address the relative merits or effects of entering into the Amendment to the Collaboration Agreement or of the Principal Stockholders entering into the Stockholders Agreement. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement/prospectus to be distributed to the holders of Collateral common stock in connection with the Merger. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

     Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the stockholders of Collateral, excluding Schering and its affiliates.

                                          Very truly yours,

                                          BEAR, STEARNS & CO. INC.

                                          By: /s/ KEVIN CLARKE
                                            ------------------------------------
                                            Senior Managing Director

                                      A-3-3

PROXY

                         COLLATERAL THERAPEUTICS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints Jack W. Reich and Tyler M. Dylan, or either of them, as proxies, with full power of substitution, to vote all shares of common stock which the undersigned is entitled to vote at a Special Meeting of Stockholders of Collateral Therapeutics, Inc. to be held on July 2, 2002, or at any postponements or adjournments thereof, as specified on the other side, and to vote in his discretion on such other business as may properly come before the meeting and any adjournments thereof.



                        PLEASE PROMPTLY PLACE YOUR VOTE
                      (SEE REVERSE SIDE FOR INSTRUCTIONS)

-------------------------------------------------------------------------------

                         COLLATERAL THERAPEUTICS, INC.

PLEASE MARK YOUR VOTE IN THE BOX IN THE FOLLOWING MANNER USING DARK INK
ONLY. /X/

The Board of Directors recommends a vote FOR items 1 and 2.

1. Adoption of the Agreement and Plan of Merger, dated as of March 19, 2002, by and among Schering AG, European Acquisition Company and Collateral Therapeutics, Inc.

         For                     Against                       Abstain
     ---                     ---                           ---

2. Granting proxies discretionary authority.

               Grant                         Withhold
          ---                           ---

                                        ---------------------------------------
                                        Signature                       Date

                                        ---------------------------------------
                                        Signature (if held jointly)     Date

                                        Note: Please sign as name appears on
                                        this proxy. Joint Owners should each
                                        sign. When signing as attorney,
                                        executor, trustee or guardian, please
                                        give full title.

-------------------------------------------------------------------------------

                PART II:  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under German law, a corporation may indemnify its officers, and, under certain circumstances, German labor law requires a stock corporation to provide such indemnification. However, a corporation may not, as a general matter, indemnify members of the executive board or the supervisory board. A German stock corporation may, however, purchase directors and officers insurance. Such insurance may be subject to mandatory restrictions imposed by German law. In addition, German law may permit a corporation to indemnify a member of the executive board or the supervisory board for attorneys' fees incurred if such member is the successful party in a suit in a country like the United States, where winning parties are required to bear their own costs, if German law would have required the losing party to pay the member's attorneys' fees had the suit been brought in Germany.

     Schering AG has obtained customary liability insurance for members of its supervisory board and members of its executive board.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

     (a) See Exhibit Index.

     (b) Not applicable.

     (c) The opinion of Bear, Stearns & Co. Inc. is included as Annex 3 to the proxy statement/prospectus which is a part of this registration statement on Form F-4.

ITEM 22.  UNDERTAKINGS

     a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8 of Form 20-F at the start of any delayed offering or throughout a continuous offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes: (1) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (2) to arrange or provide for a facility in the United States for the purpose of responding to such requests. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant as duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Berlin, Germany on the 13th day of May, 2002.


                                          SCHERING AKTIENGESELLSCHAFT


                                          By: /s/ HORST KRUEGER

                                            ------------------------------------

                                            Name: Horst Krueger


                                            Title:   General Counsel



                                          By: /s/ SIGRUN KIEPERT

                                            ------------------------------------

                                            Name: Sigrun Kiepert


                                            Title:   Assistant


                               POWER OF ATTORNEY

     Each person whose signature appears below hereby authorizes Robert Chabora and John Nicholson, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including pre-effective and post-effective amendments and supplements, to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                                    TITLE                       DATE
                  ---------                                    -----                       ----



                      *                           Chairman of the Executive Board      May 13, 2002
---------------------------------------------
             Dr. Hubertus Erlen




                      *                            Vice Chairman of the Executive      May 13, 2002
---------------------------------------------    Board; Chief Financial Officer and
               Dr. Klaus Pohle                        Chief Accounting Officer




                      *                            Member of the Executive Board       May 13, 2002
---------------------------------------------
             Dr. Ulrich Kostlin




                      *                            Member of the Executive Board       May 13, 2002
---------------------------------------------
                Lutz Lingnau




                      *                            Member of the Executive Board       May 13, 2002
---------------------------------------------
              Dr. Gunter Stock




/s/ ROBERT CHABORA
---------------------------------------------
Name: Robert Chabora, Esq.
Title:  Attorney-in-fact




/s/ ROBERT CHABORA                                   Authorized Representative         May 13, 2002
---------------------------------------------           in the United States
Name: Robert Chabora, Esq.
Title:   Executive Vice President & General
         Counsel, Schering Berlin, Inc.

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  2.1     Agreement and Plan of Merger, dated as of March 19, 2002,
          among Schering Aktiengesellschaft, European Acquisition
          Company and Collateral Therapeutics, Inc. (included as Annex
          1 to the proxy statement/prospectus which is part of this
          registration statement on Form F-4).
  3.1     Schering AG Articles of Association (organizational
          document) (incorporated by reference to the Schering AG
          Annual Report on Form 20-F dated March 13, 2002).
  4.1     Deposit Agreement among Schering Aktiengesellschaft,
          JPMorgan Chase Bank (f.k.a. Morgan Guaranty Trust Company of
          New York), as depositary and the holders and beneficial
          owners from time to time of American Depositary Receipts
          evidencing American Depositary Shares representing ordinary shares of Schering Aktiengesellschaft (incorporated by
          reference to the Schering Aktiengesellschaft registration
          statement on Form F-6 dated September 27, 2000).
  5.1*    Opinion of Horst Krueger, General Counsel of Schering
          Aktiengesellschaft, as to the validity of the securities
          being issued.
  8.1*    Opinion of Coudert Brothers LLP as to certain tax matters.
 10.1     Stockholders Agreement dated as of March 19, 2002, among
          Schering Aktiengesellschaft and certain stockholders of
          Collateral Therapeutics, Inc. listed therein on Annex A
          (attached as Annex 2 to the proxy statement/prospectus which is part of this registration statement on Form F-4).
 10.2     Collaboration Amendment dated as March 19, 2002, among
          Schering Aktiengesellschaft and Collateral Therapeutics,
          Inc.
 21.1     Subsidiaries of Schering Aktiengesellschaft (incorporated by reference to Exhibit 8.1 to the Schering Aktiengesellschaft registration statement on Form 20-F dated March 13, 2002).
 23.1     Consent of BDO Deutsche Warentreuhand Aktiengesellschaft,
          Wirtschaftsprufungesellschaft.
 23.2     Consent of BDO International GmbH,
          Wirtschaftsprufungesellschaft.
 23.3     Consent of Ernst & Young LLP.
 23.4*    Consent of Horst Krueger (included in the opinion filed as
          Exhibit 5.1 to this registration statement on Form F-4 and incorporated herein by reference).
 23.5*    Consent of Coudert Brothers LLP (included in the opinion
          filed as Exhibit 8.1 to this registration statement on Form
          F-4 and incorporated herein by reference).
 24.1**   Power of Attorney (included on the signature page of this
          registration statement on Form F-4).


---------------


 *Previously filed as an exhibit to this registration statement.



**Previously included on the signature page to this registration statement.